    As filed with the Securities and Exchange Commission on October 22, 1997
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact name of registrant as specified in its charter)

                     TENNESSEE                                6712                                  62-0859007
          (State or other jurisdiction of              (Primary Standard                         (I.R.S. Employer
           incorporation or organization)                  Industrial                          Identification No.)
                                                  Classification Code Number)

                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
             (Address, including zip code, and telephone number of
                   registrant's principal executive offices)

                           E. JAMES HOUSE, JR, ESQ.,
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

               R. NASH NEYLAND, ESQ.                                                          GARLAND W. BINNS, JR.
               Wyatt, Tarrant & Combs                                                     Horne, Hollingsworth & Parker
           6075 Poplar Avenue, Suite 650                                                   401 West Capitol, Suite 501
              Memphis, Tennessee 38119                                                     Little Rock, Arkansas 72202
                   (901) 537-1000                                                                 (501) 376-4731

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box: [          ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed Maximum   Proposed Maximum
 Title of Each Class of Securities to be      Amount to be        Offering Price       Aggregate              Amount of
 Registered                                  Registered (1)        Per Unit (2)      Offering Price (2)    Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $5.00, par value per share,        491,000             $34.74         $17,057,340             $5,168.89
(and associated Preferred Share Rights)       Shares (with
                                           Preferred Share Rights)
----------------------------------------------------------------------------------------------------------------------------


(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the merger described herein.

(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the book value per share of the Common Stock of Security Bancshares, Inc. as of the latest practicable date prior to filing this Registration Statement.

                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           UNION PLANTERS CORPORATION
               CROSS REFERENCE OF ITEMS IN FORM S-4 TO PROSPECTUS

ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
---------------------------                                 ------------------------------
A.       INFORMATION ABOUT THE TRANSACTION
1.       Forepart of Registration Statement and             Facing Page, Cross Reference Sheet and
         Outside Front Cover Page of Prospectus             Outside Front Cover Page


2.       Inside Front and Outside Back Cover                Inside Front Cover and TABLE OF CONTENTS
         Pages of Prospectus

3.       Risk Factors, Ratio of Earnings to Fixed           *
         Charges and Other Information

4.       Terms of the Transaction                           SUMMARY and DESCRIPTION OF THE
                                                            TRANSACTION

5.       Pro Forma Financial Information                    SUMMARY

6.       Material Contracts with the Company                *
         Being Acquired

7.       Additional Information Required for                *
         Reoffering by Persons and Parties Deemed
         to be Underwriters

8.       Interests of Named Experts and Counsel             LEGAL OPINIONS and EXPERTS

9.       Disclosure of Commission Position on               *
         Indemnification for Securities Act
         Liabilities


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
---------------------------                                 ------------------------------
B.       INFORMATION ABOUT THE REGISTRANT

10.      Information with Respect to S-3                    INCORPORATION OF CERTAIN DOCUMENTS BY
         Registrants                                        REFERENCE, SUMMARY,  EFFECT OF THE
                                                            MERGER ON RIGHTS OF STOCKHOLDERS,
                                                            COMPARATIVE MARKET PRICES AND DIVIDENDS,
                                                            BUSINESS OF UPC, CERTAIN REGULATORY
                                                            CONSIDERATIONS, DESCRIPTION OF THE UPC
                                                            CAPITAL STOCK, and STOCKHOLDER PROPOSALS

11.      Incorporation of Certain Information by            INCORPORATION OF CERTAIN DOCUMENTS BY
         Reference                                          REFERENCE

12.      Information with Respect to S-2 or S-3             *
         Registrants

13.      Incorporation of Certain Information by            *
         Reference

14.      Information with Respect to Registrants            *
         Other Than S-3 or S-2 Registrants

C.       INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.      Information with Respect to S-3                    *
         Companies

16.      Information with Respect to S-2 or S-3             *
         Companies


ITEMS IN PART I OF FORM S-4                                 PROSPECTUS CAPTION OR LOCATION
---------------------------                                 ------------------------------
17.      Information with Respect to Companies              INCORPORATION OF CERTAIN DOCUMENTS BY
         Other Than S-3 or S-2 Companies                    REFERENCE, SUMMARY, DESCRIPTION OF
                                                            TRANSACTION, EFFECT OF THE MERGER ON THE
                                                            RIGHTS OF STOCKHOLDERS, COMPARATIVE
                                                            MARKET PRICES AND DIVIDENDS, BUSINESS OF
                                                            SBI, MANAGEMENT'S DISCUSSION AND
                                                            ANALYSIS OF FINANCIAL CONDITION AND
                                                            RESULTS OF OPERATION OF SBI
D.       VOTING AND MANAGEMENT INFORMATION

18.      Information if Proxies, Consents or                SPECIAL MEETING OF SBI STOCKHOLDERS,
         Authorizations are to be Solicited                 DESCRIPTION OF THE TRANSACTION, REASONS
                                                            FOR AND BACKGROUND OF THE MERGER,
                                                            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                                            OWNERS AND MANAGEMENT OF SBI and EFFECT
                                                            OF THE MERGER ON RIGHTS OF STOCKHOLDERS

19.      Information if Proxies, Consents or                *
         Authorizations are not to be Solicited
         or in an Exchange Offer



*        Omitted because the answer is negative or the item is inapplicable.

                        [SECURITY BANCSHARES, INC. LOGO]

                                                               October 29, 1997

TO THE STOCKHOLDERS OF SECURITY BANCSHARES, INC.:

         You are cordially invited to attend a special meeting of the stockholders (the "Special Meeting") of Security Bancshares, Inc. ("SBI") to be held at the main offices of Farmers & Merchants Bank, 110 S. Third, Des Arc, Arkansas 72040, at 2:00 p.m., local time, on Wednesday, December 10, 1997, notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Reorganization (the "Agreement") by and between SBI, Union Planters Corporation ("UPC") and its wholly-owned subsidiary Security Acquisition Corporation ("Acquisition") and a related Plan of Merger (the "Plan of Merger"). Acquisition has assigned all of its rights under the Agreement and the Plan of Merger to Union Planters Holding Corporation ("UP Holding"), which is also a wholly-owned subsidiary of UPC. Pursuant to the Agreement and Plan of Merger, as amended and assigned, SBI will merge (the "Merger") with UP Holding with UP Holding surviving the Merger and the two bank subsidiaries of SBI thereby becoming wholly-owned subsidiaries of UP Holding. Upon consummation of the Merger, each share of SBI common stock issued and outstanding (except for certain shares held by SBI or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into
3.5777 shares of UPC common stock (subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus). UPC will pay cash in lieu of issuing fractional shares of UPC common stock.

         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement and the proposed Merger, including a description of the conditions to consummation of the Merger, your right to dissent to the Merger and to receive in cash the "fair value" of your shares of SBI Common Stock, and the effects of the Merger on the rights of SBI stockholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER.

         Approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of SBI common stock entitled to be voted at the Special Meeting. Members of the SBI Board of Directors and management own or control approximately 90% of the outstanding shares of SBI common stock, and each has advised that they intend to vote "FOR" approval of the Agreement and the Plan of Merger, in which case the requisite stockholder approval will be achieved. Notwithstanding such fact, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously have returned your proxy card. However, stockholders wishing to exercise statutory dissenter's rights should review the information with respect thereto contained in the accompanying Proxy Statement/Prospectus before voting, in person or by proxy, at the Special Meeting. Certain specific steps must be taken to properly "perfect" statutory dissenters' rights and a vote "FOR" the Agreement and Plan of Merger will cause the dissenter's rights of such stockholder to be lost.

         ON BEHALF OF THE SBI BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

         We look forward to seeing you at the Special Meeting.

                                             Sincerely,

                                             /s/HENRY L. NICHOLS
                                             ---------------------
                                             Henry L. Nichols
                                             Chairman of the Board

                       [SECURITY BANCSHARES, INC. LOGO]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
           TO BE HELD AT 2:00 P.M. ON WEDNESDAY, DECEMBER 10, 1997

         NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the "Special Meeting") of Security Bancshares, Inc. ("SBI") will be held at the main offices of Farmers & Merchants Bank, 110 S. Third, Des Arc, Arkansas 72040, on Wednesday, December 10, 1997, at 2:00 p.m., local time, for the following purposes:

         1. MERGER. To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization dated as of August 20, 1997, as amended, (the "Agreement"), by and between SBI and Union Planters Corporation, a Tennessee corporation ("UPC") and the related Plan of Merger (the "Plan of Merger"), pursuant to which (i) SBI will merge (the "Merger") with and into Union Planters Holding Corporation ("UP Holding"), with UP Holding surviving the Merger, and (ii) each share of the $10.00 par value common stock of SBI ("SBI Common Stock") issued and outstanding at the effective time of the Merger (except for certain shares held by SBI or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into 3.5777 shares of the $5.00 par value common stock of UPC, and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment dependent upon, among other things, the net recovery received by SBI in connection with a defaulted loan made by a SBI bank subsidiary, and cash in lieu of issuing any fractional shares, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of each of the Agreement and the Plan of Merger, as amended, is set forth as Appendix A to the accompanying Proxy Statement/Prospectus and is incorporated by reference herein.

         2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.

         Only SBI stockholders of record at the close of business on October 13, 1997, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Adoption of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of SBI Common Stock entitled to be voted at the Special Meeting. Henry L. Nichols and other members of the management of SBI and its bank subsidiaries own or control approximately 90% of the outstanding shares of SBI Common Stock, and each has advised that they intend to vote "FOR" the Agreement and Plan of Merger. Assuming that occurs, then approval of the Agreement and Plan of Merger is assured. Notwithstanding such fact, your vote is important and SBI stockholders are urged to vote, in person or by proxy, at the Special Meeting.

         SBI stockholders have the right to dissent to the Merger and to receive the "fair value" of their shares of SBI Common Stock in cash, provided the proper steps are taken to properly "perfect" statutory dissenters' rights. Statutory dissenters' rights are more fully discussed in various sections of the accompanying Proxy Statement/Prospectus, and a copy of the Arkansas statutes governing statutory dissenters' rights is attached thereto as Appendix
D. SBI stockholders considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Agreement and Plan of Merger.

         THE BOARD OF DIRECTORS OF SECURITY BANCSHARES, INC. UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/ FAYE A. SMITH
                                      -------------------
                                      Faye A. Smith
                                      Secretary

Des Arc, Arkansas
October 29, 1997

                                   PROSPECTUS

                         Common Stock, $5.00 par value
                           Union Planters Corporation

                                PROXY STATEMENT

                     For Special Meeting of Stockholders of
                           Security Bancshares, Inc.

         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 491,000 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein), "UPC Common Stock"), which are issuable to the stockholders of Security Bancshares, Inc., a bank holding company organized and existing under the laws of the State of Arkansas ("SBI"), upon consummation of the proposed merger (the "Merger") of SBI with and into Union Planters Holding Corporation ("UP Holding"), a wholly-owned subsidiary of UPC. UP Holding will survive the Merger. The Merger will be consummated pursuant to the terms of the Agreement and Plan of Reorganization, dated as of August 20, 1997, as amended, (the "Agreement"), by and between UPC and SBI and the related Plan of Merger, as amended, (the "Plan of Merger").

         At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $10.00 per share, of SBI ("SBI Common Stock") will be converted into 3.5777 shares of UPC Common Stock, subject to certain possible adjustments described herein (the "Exchange Ratio").

         The Exchange Ratio is adjustable upward only if certain conditions are met concerning the collection of proceeds prior to Closing of the Merger from the sale of collateral taken upon the default of a loan made by a bank subsidiary of SBI. See "DESCRIPTION OF THE TRANSACTION -- Possible Adjustment of Exchange Ratio."

         This Prospectus also serves as the Proxy Statement of SBI, and is being furnished to the stockholders of SBI in connection with the solicitation of proxies by the Board of Directors of SBI for use at its special meeting of stockholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on Wednesday, December 10, 1997, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to stockholders of SBI on or about October 29, 1997.

                 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _______________


         THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               _______________


            The date of this Proxy Statement is October 29, 1997.

                             AVAILABLE INFORMATION

         UPC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, the shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The shares of SBI Common Stock are not traded on any exchange or system and SBI is not required to, and does not, file reports or any information with the SEC.

         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement with respect to SBI was supplied by SBI.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR SBI OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF UPC FOLLOWING THE CONSUMMATION OF THE VARIOUS ACQUISITIONS AND MERGERS DISCUSSED HEREIN (REFERRED TO HEREIN AS THE "OTHER PENDING ACQUISITIONS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THOSE ACQUISITIONS AND THE EXPECTED IMPACT OF THE ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE PENDING ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (IX) CHANGES OCCUR IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC AND SBI, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR

ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1996 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i),
                 (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

         (b) UPC's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1997;

         (c) UPC's Current Reports on Form 8-K dated January 16, 1997, April 17, 1997, July 17, 1997, August 12, 1997 and October 16,
                 1997;

         (d) The description of the current management and Board of Directors of UPC contained in the UPC Proxy Statement filed pursuant to Section 14(a) of the Exchange Act for UPC's Annual Meeting of Stockholders held on April 17, 1997;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.


         All documents filed by UPC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). In order to ensure timely delivery of the documents, any request should be made by December 1, 1997.

                               TABLE OF CONTENTS

                                                                                     PAGE

SUMMARY ............................................................................  6
     The Parties ...................................................................  6
     Meeting of Stockholders .......................................................  7
     The Merger ....................................................................  8
     Management After the Merger ................................................... 10
     Market Prices of Common Stock ................................................. 11
     Equivalent and Pro Forma Per Share Data ....................................... 11
     Selected Financial Data ....................................................... 13

SPECIAL MEETING OF SBI STOCKHOLDERS ................................................ 17
     Date, Place, Time, and Purpose ................................................ 17
     Record Date, Voting Rights, Required Vote and Revocability of Proxies ......... 17
     Solicitation of Proxies ....................................................... 18
     Dissenters' Rights ............................................................ 18
     Recommendation ................................................................ 18

DESCRIPTION OF TRANSACTION ......................................................... 18
     General ....................................................................... 18
     Possible Adjustment of Exchange Ratio ......................................... 19
     Background of and Reasons for the Merger ...................................... 19
     Effective Time of the Merger .................................................. 21
     Dissenters' Rights ............................................................ 21
     Distribution of UPC Stock Certificates ........................................ 22
     Conditions to Consummation of the Merger ...................................... 23
     Regulatory Approval ........................................................... 23
     Waiver, Amendment, and Termination ............................................ 24
     Conduct of Business Pending the Merger ........................................ 25
     Limitation on Negotiations .................................................... 26
     Management and Operations After the Merger .................................... 26
     Interests of Certain Persons in the Merger .................................... 26
     Certain Federal Income Tax Consequences ....................................... 27
     Accounting Treatment .......................................................... 28
     Expenses and Fees ............................................................. 28
     Resales of UPC Common Stock ................................................... 28

EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS ..................................... 29
     Anti-takeover Provisions Generally ............................................ 29
     Authorized Capital Stock ...................................................... 30
     Amendment of Charter and Bylaws ............................................... 31
     Classified Board of Directors and Absence of Cumulative Voting ................ 31
     Director Removal and Vacancies ................................................ 32
     Indemnification ............................................................... 32
     Special Meeting of Stockholders ............................................... 33
     Actions by Stockholders Without a Meeting ..................................... 33
     Business Combinations ......................................................... 33
     Dissenters' Rights of Appraisal ............................................... 35
     Stockholders' Rights to Examine Books and Records ............................. 35

     Dividends...................................................................... 36

COMPARATIVE MARKET PRICES AND DIVIDENDS ............................................ 36

BUSINESS OF UPC .................................................................... 37
     General ....................................................................... 37
     Recent Developments ........................................................... 38

BUSINESS OF SBI .................................................................... 39
     General........................................................................ 39
     Lending Activities............................................................. 39
     Property....................................................................... 39
     Competition.................................................................... 39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION OF SBI ................................ 40

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF SBI ............................................ 49

CERTAIN REGULATORY CONSIDERATIONS .................................................. 50
     General ....................................................................... 50
     Payment of Dividends .......................................................... 51
     Capital Adequacy .............................................................. 52
     Support of Subsidiary Institutions ............................................ 52
     Prompt Corrective Action ...................................................... 53

DESCRIPTION OF UPC CAPITAL STOCK ................................................... 54
     UPC Common Stock .............................................................. 54
     UPC Preferred Stock ........................................................... 55

OTHER MATTERS ...................................................................... 55

STOCKHOLDER PROPOSALS .............................................................. 55

EXPERTS ............................................................................ 55

OPINIONS ........................................................................... 56

INDEX TO APPENDICES................................................................. 63


     APPENDIX A - Agreement and Plan of Reorganization, as amended, between
                  Union Planters Corporation and Security Bancshares, Inc. dated as of August 20, 1997, together with the related Plan of Merger annexed thereto as Exhibit 1

     APPENDIX B - Audited Consolidated Financial Statements of Security
                  Bancshares, Inc. as of and for the years ended December 31, 1996 and 1995 (and notes thereto)

     APPENDIX C - Unaudited Interim Consolidated Financial Statements of
                  Security Bancshares, Inc. as of and for the six months ended June 30, 1997 (and notes thereto)

     APPENDIX D - Ark. Code Ann.ss.4-26-1007 of the Arkansas Business
                  Corporation Act, pertaining to applicable dissenters' rights provisions

                                    SUMMARY

         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SBI STOCKHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "SBI" REFER TO THOSE ENTITIES, RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES

         SBI. SBI, an Arkansas corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Through its two wholly-owned bank subsidiaries, Farmers & Merchants Bank, Des Arc, Arkansas ("Des Arc Bank") and Merchants & Farmers Bank, West Helena, Arkansas ("West Helena Bank"), SBI provides traditional deposit and lending services to individual and corporate customers. As of June 30, 1997, SBI had total consolidated assets of approximately $ 162.2 million, total consolidated deposits of approximately $ 134.8 million, and total consolidated stockholders' equity of approximately $ 16.9 million. The principal executive offices of SBI are located at 110 South Third, Des Arc, Arkansas 72040, and its telephone number at such address is (870) 256-4191. Additional information with respect to SBI and its bank subsidiaries is included elsewhere herein under various headings, including, but not limited to, "BUSINESS OF SBI" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF SBI," and in the audited consolidated financial statements (and notes thereto) of SBI for the years ended December 31, 1996 and 1995, and the unaudited consolidated financial statements (and notes thereto) of SBI as of and for the six months ended June 30, 1997, copies of which are attached hereto as Appendices B and C, respectively.

         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of June 30, 1997, UPC had total consolidated assets of approximately $14.8 billion, total consolidated loans of approximately $10.4 billion, total consolidated deposits of approximately $11.2 billion, and total consolidated stockholders' equity of approximately $1.4 billion.

         UPC currently conducts its business activities through its principal bank subsidiary, the $5.5 billion asset Union Planters National Bank ("UPNB"), founded in 1869 and headquartered in Memphis, Tennessee, and 32 other bank subsidiaries and one savings bank subsidiary located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky (collectively, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it currently operates and maintains approximately 432 banking offices and 564 automated teller machines ("ATMs"). UPC's total assets at June 30, 1997 are allocable by state (before consolidating adjustments) approximately as follows:
$9.7 billion in Tennessee; $2.3 billion in Mississippi; $1.2 billion in Missouri; $800 million in Arkansas; $609 million in Louisiana; $440 million in Alabama; and $113 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed 12 acquisitions in 1993, 13 in 1994, three in 1995 and seven in 1996, adding approximately $1.7 billion in total assets in 1993, $3.8 billion in 1994, $1.3 billion in 1995, and $4.2 billion in 1996. Thus far in 1997, UPC has acquired two financial institutions with aggregate total assets of approximately $167 million. Additionally, UPC has entered into definitive agreements to acquire four financial institutions, not including SBI, which had aggregate total assets of approximately $3.7 billion at June 30, 1997 (collectively these recently completed and pending acquisitions are referred to as the "Other Acquisitions"). For additional information, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program and UPC management's philosophy on that subject, see the caption "Acquisitions" (on page 6) and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1996, 1995, and 1994 (on pages 45 and 46) contained in UPC's Annual Report to Shareholders, which is Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1996, which Exhibit 13 is incorporated by reference herein to the extent indicated herein.

     UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and entities engaged in lines of business permissible for banks or bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, most likely would result in the issuance of additional shares of UPC Common Stock, may result in the incurrence of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the recently completed acquisitions as well as those which are currently pending, see "BUSINESS OF UPC -- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries, including UP Holding, is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and "BUSINESS OF UPC."

         UP HOLDING. UP Holding, a Tennessee corporation, is a wholly-owned subsidiary of UPC. UP Holding is a bank holding company itself which owns all of the common stock of UPNB and other permissible investments. The directors and officers of UP Holding are executive officers of UPC. Subsequent to the execution of the Agreement and Plan of Merger, Acquisition assigned all of its rights under the Agreement and Plan of Merger to UP Holding in order to better facilitate the mergers of the two bank subsidiaries of SBI with and into UPNB, as discussed in more detail herein. An amendment was then made to the Agreement and Plan of Merger to provide for the merger of SBI with and into UP Holding to properly reflect the intent of the parties as to the structure of the transaction. These amendments do not otherwise affect the Agreement or Plan of Merger.

MEETING OF STOCKHOLDERS

         This Proxy Statement is being furnished to the holders of SBI Common Stock in connection with the solicitation by the SBI Board of Directors of proxies for use at the Special Meeting at which SBI stockholders will be asked to vote upon (i) a proposal to adopt the Agreement and the Plan of Merger and
(ii) such other business as may properly come before the meeting. The Special Meeting will be held at the corporate office of SBI located at 110 South Third, Des Arc, Arkansas, at 2:00 p.m. local time, on Wednesday, December 10, 1997. See "SPECIAL MEETING OF SBI STOCKHOLDERS -- Date, Place, Time, and Purpose."

         SBI's Board of Directors has fixed the close of business on October 13, 1997, as the record date (the "SBI Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of SBI Common Stock on the SBI Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of SBI Common Stock is entitled to one vote. Stockholders who execute proxies retain the right to revoke them at any time prior to the proxies being voted at the Special Meeting. On the SBI Record Date, there were 136,289 shares of SBI Common Stock issued and outstanding. See "SPECIAL MEETING OF SBI STOCKHOLDERS -- Record Date, Voting Rights, Required Vote and Revocability of Proxies."

         Adoption of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of SBI Common Stock entitled to be voted at the Special Meeting. Directors and executive officers of SBI and its bank subsidiaries, and their affiliates ("SBI Management Group") are entitled to vote approximately 90% of the outstanding shares of SBI Common Stock. Henry L. Nichols is co-trustee of various trusts holding, in the aggregate, 113,407 shares of SBI Common Stock. The members of the SBI Management Group have advised that they intend to vote all shares of SBI Common Stock they own or control "FOR" approval of the Agreement and the Plan of Merger. Assuming this occurs, then the requisite SBI stockholder approval of the Merger is assured. Notwithstanding that fact, your vote is important and all SBI stockholders are urged to vote, in person or by proxy, at the Special Meeting. However, SBI stockholders wishing to exercise their statutory dissenter's rights should carefully review the sections of this Proxy
Statement describing the steps which must be taken to properly "perfect" dissenters' rights before determining whether, or how, to vote with respect to the Merger. See "SPECIAL MEETING OF SBI STOCKHOLDERS -- Record Date, Voting Rights, Required Vote and Revocability of Proxies, "REASONS FOR AND BACKGROUND OF THE MERGER" and "SECURITY OWNERSHIP FOR CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SBI."For information relative to dissenters' rights, see "--Dissenters' Rights," "DESCRIPTION OF TRANSACTION -- Dissenters' Rights" and Appendix D hereto, which is a copy of the Arkansas statutes governing dissenters' rights.

THE MERGER

         GENERAL. The Agreement provides for the acquisition of SBI by UPC pursuant to the merger of SBI with and into UP Holding, with UP Holding surviving the Merger and the two bank subsidiaries of SBI, Farmers and Merchants Bank, Des Arc, AR ("Des Arc Bank") and Merchants and Farmers Bank, West Helena, AR ("West Helena Bank") becoming wholly-owned subsidiaries of UP Holding. At the Effective Time, each share of SBI Common Stock then issued and outstanding (excluding shares held by SBI, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into 3.5777 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         The Exchange Ratio will be adjusted upward pursuant to the Agreement because SBI has recovered more than $500,000, net of expenses, from the sale of collateral taken upon the default of a loan made by an SBI bank subsidiary.
The amount by which the net recovery exceeded $500,000 is believed to be approximately $165,000. Assuming the net recovery is $165,000, then the Exchange Ratio would be adjusted from 3.5777 to 3.6016. SBI is reviewing its records to determine the actual amount of the net recovery, and believes that should there be any difference between the actual net recovery and $165,000, the difference will not be material. See "DESCRIPTION OF THE TRANSACTION -- Possible Adjustment of the Exchange Ratio."

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any SBI stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the market value of one share of UPC Common Stock at the Effective Time. The market value of one share of UPC Common Stock at the Effective Time shall be the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the trading day that the Effective Time occurs. See "DESCRIPTION OF TRANSACTION -- General."

         As of the SBI Record Date, SBI had 136,289 shares of SBI Common Stock issued and outstanding. Based upon an Exchange Ratio of 3.6016 (the 3.5777 Exchange Ratio plus a .02395 adjustment based on a $165,000 recovery) and no further adjustments to the Exchange Ratio, upon consummation of the Merger, UPC would issue approximately 490,858 shares of UPC Common Stock in the Merger. Accordingly, UPC would then have issued and outstanding approximately 68,525,158 shares of UPC Common Stock based on the number of shares of UPC Common Stock issued and outstanding on October 1, 1997 (and excluding shares to be issued pursuant to Other Pending Acquisitions and shares to be issued pursuant to the exercise of stock options and for other purposes). The actual adjustment factor to the Exchange Ratio may be more or less than .02395 as the actual net recovery on the loan may be more or less than $165,000, although SBI believes that any difference would be immaterial.

         REASONS FOR THE MERGER, RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF SBI. The Board of Directors of SBI believes that the Agreement, the Plan of Merger, and the Merger are in the best interests of SBI and its stockholders. THE SBI DIRECTORS UNANIMOUSLY RECOMMEND THAT SBI STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER. The Board of Directors of SBI believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of SBI and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. Furthermore, SBI stockholders will achieve liquidity in the investment in that the shares of UPC Common Stock to be received in the Merger will be listed for trading on the NYSE. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger" and "--Interests of Certain Persons in the Merger."

         In unanimously approving the Agreement and the Plan of Merger, SBI's directors also considered, among other things, SBI's and UPC's financial condition, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, legal advice concerning the proposed Merger, and their perception as to the fairness of the terms of the Merger to SBI stockholders based on their opinions and without obtaining a fairness opinion from an independent financial advisor. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger become effective with the Arkansas Secretary of State and the Tennessee Secretary of State. Unless otherwise agreed upon by SBI and UPC, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur in the first quarter of 1998. See

"DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY STOCKHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. SBI AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE FIRST QUARTER OF 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause Union Planters National Bank, Memphis, Tennessee, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of SBI Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of SBI Common Stock in lieu of the issuance of any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will SBI, UPC, or the Exchange Agent be liable to any holder of SBI Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Federal Reserve and the Arkansas State Bank Department ("Arkansas Department"). The mergers of the Des Arc Bank and the West Helena Bank into UPNB (the "Affiliate Bank Mergers") are subject to the prior approval of the Office of the Comptroller of the Currency ("OCC"). Applications for the prior approvals of the Federal Reserve, OCC and Arkansas Department are expected to be filed in November. There can be no assurance that such regulatory approvals will be obtained or as to the timing of any such approvals.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of SBI stockholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, receipt of an opinion of Price Waterhouse LLP that the merger qualifies as a pooling of interests, SBI continues to meet certain operating parameters, and certain other conditions. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "--Conditions to Consummation of the Merger."

         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Boards of Directors of SBI and UPC, or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, if the Merger is not consummated by June 30, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and SBI without the approval of SBI stockholders, whether before or after adoption of the Agreement and the Plan of Merger by SBI stockholders; provided, that after such adoption, there shall be made no amendment that modifies in any material respect the consideration to be received by SBI stockholders, without the approval of such SBI stockholders. See "DESCRIPTION OF TRANSACTION -- Waiver, Amendment, and Termination."

         DISSENTERS' RIGHTS. Pursuant to Section 4-26-1007 of the Arkansas Business Corporation Act ("ABCA"), the holders of SBI Common Stock have the right to dissent to the Merger and to receive in cash the fair value of their shares of SBI Common Stock if the Merger is actually consummated. A SBI stockholder exercising dissenters' rights must take certain specific actions in order to properly "perfect" his or her statutory dissenters' rights. Any SBI stockholder who considers exercising dissenters' rights with respect to the Merger should carefully review the sections of this Proxy Statement relative to dissenters' rights, as well as Appendix D hereto which is a copy of Section 4-26-1007 of the ABCA. See "DESCRIPTION OF TRANSACTION -- Dissenters' Rights" and Appendix D hereto.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of SBI's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of SBI generally. These interests relate to the payment of annual bonuses of up to $450,000 in the aggregate to certain officers of SBI and the eligibility of those employees of SBI who become employees of UPC for certain employee benefits under UPC employee benefit plans. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."

         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized by a SBI stockholder upon the exchange of such stockholder's shares of SBI Common Stock solely for shares of UPC Common Stock (including any associated UPC Rights). Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized with respect to cash received in lieu of fractional shares. Gain recognition, if any, will not be in excess of the amount of cash received. Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Wyatt, Tarrant & Combs, Memphis, Tennessee, as to the tax effect of the Merger. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL SBI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences."

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN STOCKHOLDERS' RIGHTS. At the Effective Time, SBI stockholders, whose rights are governed by SBI's Articles of Incorporation and Bylaws and by the ABCA, will automatically become UPC stockholders, and their rights as UPC stockholders will be governed by UPC's Restated Charter and Bylaws and the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC stockholders differ from the rights of SBI stockholders in certain important respects, including with respect to certain anti-takeover provisions provided for in UPC's Restated Charter and Bylaws. See "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

         LIMITATION ON NEGOTIATIONS. Pursuant to Section 6.3 of the Merger Agreement, SBI is prohibited from soliciting or knowingly encouraging any "Acquisition Proposal" (defined generally as any tender offer, exchange offer or other proposal for a merger, consolidation, acquisition of all the stock, assets or earning power of, or other business combination involving SBI). As protection against possible violation of this limitation, SBI has agreed to pay to UPC the sum of $1,150,000 in immediately available funds in the event and at the time that SBI enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. In addition, Henry L. Nichols joined in the Agreement in his individual capacity and as trustee or co-trustee of various trusts which own SBI Common Stock, agreeing not to sell or offer to sell SBI Common Stock except pursuant to the Agreement. These provisions would survive the termination of the Agreement under certain circumstances. See "DESCRIPTION OF TRANSACTION -- Limitation on Negotiations".

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business and to take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, SBI has agreed not to take certain actions relating to the operation of SBI pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, or, subject to certain exceptions, exchanging any shares of its capital stock, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares;
(iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC, modifying or adopting any employee benefit plans, including any employment contract. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger", and "--Interests of Certain Persons in the Merger".

MANAGEMENT AFTER THE MERGER

         At the Effective Time, SBI will be merged into UP Holding and UP Holding would be the surviving corporation. The directors and officers of UP Holding will remain its directors and officers after the Effective Time. It is also anticipated that immediately after the Effective Time both the Des Arc Bank and the West Helena Bank will be merged with and into UPNB. UPNB would survive those mergers and the main offices and branches of Des Arc Bank and West Helena Bank would become branches of UPNB.

MARKET PRICES OF COMMON STOCK

         The UPC Common Stock is listed on the NYSE under the symbol "UPC."It is anticipated that the shares of UPC Common Stock issuable in the Merger in exchange for SBI Common Stock would be approved for listing on the NYSE at or prior to the Effective Time of the Merger.

         On August 19, 1997, the business day prior to the date the Merger was initially publicly announced, the last reported sale price of the UPC Common Stock on the NYSE was $49.63 per share. On October 17, 1997, the last sale price of UPC Common Stock as reported on the NYSE was $60.25 per share.

         SBI Common Stock has never been listed or publicly traded on any securities exchange or actively traded in the over-the-counter market. Management of SBI is aware of only a very few transfers of SBI Common Stock since January 1, 1996. In most instances SBI is not aware of the prices at which the shares traded, but in recent transactions of which SBI management is aware, the price was $95.00 per share.

         In the Merger, SBI stockholders would receive at least 3.5777 shares of UPC Common Stock for each of their shares of SBI Common Stock; therefore, based on the closing price of UPC Common Stock on the NYSE on October 17, 1997, SBI stockholders would receive at least $215.55 worth of UPC Common Stock for each of their shares of SBI Common Stock. If the Exchange Ratio is adjusted to reflect a $165,000 net recovery on the loan, the Exchange Ratio would be adjusted by .02395 to 3.6016. See "DESCRIPTION OF THE TRANSACTION -- Possible Adjustment of Exchange Ratio."Based on the closing price of UPC Common Stock on the NYSE on October 17, 1997, if the Exchange Ratio were to be 3.6016, then SBI stockholders would receive $217 worth of UPC Common Stock for each of their shares of SBI Common Stock. However, SBI stockholders should clearly understand that the Exchange Ratio may not be adjusted by .02395. as the actual net recovery on the loan has not been determined as of the date of this Proxy Statement, and the actual value of the UPC Common Stock received as a result of the Merger may be more or less than $60.25 per share, its closing price on October 17, 1997. SEE "COMPARATIVE MARKET PRICES AND DIVIDENDS."

         There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated, or at any time thereafter.

EQUIVALENT AND PRO FORMA PER SHARE DATA

         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on (i) a historical basis for UPC and SBI; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger, the "Recently Completed Acquisitions" and the "Other Pending Acquisitions" (as defined under "BUSINESS OF UPC -- Recent Developments"); and
(iii) an equivalent pro forma basis per share of SBI Common Stock, giving effect to the Merger, the Recently Completed Acquisitions and the Other Pending Acquisitions. Pro forma data is not presented separately for SBI because it would not be significantly different from UPC's results. The UPC pro forma combined information and the SBI equivalent pro forma information give effect to the Merger, the Recently Completed Acquisitions and the Other Pending Acquisitions and reflect an Exchange Ratio of 3.5777. Any adjustment to the Exchange Ratio, as previously discussed, would be immaterial to the data presented. The Merger, the Recently Completed Acquisitions and the Other Pending Acquisitions, except for the acquisition of Sho-Me Financial Corp., have been or are expected to be accounted for using the pooling-of-interests method of accounting. The acquisition of Sho-Me Financial Corp. is expected to be accounted for using the purchase method of accounting. The pro forma information for 1996 and the six months ended June 30, 1997 reflect the acquisition of SBI, the recently Completed Acquisitions and the Other Pending Acquisitions as of January 1, 1996. The pro forma information for 1995 and 1994 reflect only the assumed acquisitions of Magna Bancorp and Capital Bancorp because the Merger, the Recently Completed Acquisitions and the Other Pending Acquisitions (excluding Magna Bancorp and Capital Bancorp) are not considered significant to UPC from a financial statement presentation standpoint. The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger, the Recently Completed Acquisitions or the Other Pending Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and SBI, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "--Selected Financial Data," and "BUSINESS OF UPC-- Recent Developments," and the financial statements (and notes thereto) of SBI attached hereto as Exhibits B and C.


                           UNION PLANTERS CORPORATION
                           SECURITY BANCSHARES, INC.
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


                                                                          SIX MONTHS ENDED    Years Ended December 31, (1)
                                                                             June 30,       -----------------------------
                                                                               1997          1996     1995          1994
                                                                            -----------     ------   ------        -------
  EARNINGS BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGES
       UPC
             Primary  . . . . . . . . . . . . . . .                             1.73        $1.95     $ 2.72        $1.52
             Fully Diluted  . . . . . . . . . . . .                             1.68         1.92       2.64         1.52
       SBI  . . . . . . . . . . . . . . . . . . . .                             6.76        13.90      13.24         8.10
       UPC pro forma (all Other Acquisitions,
             including SBI)
             Primary  . . . . . . . . . . . . . . .                             1.71         2.29       2.73         1.63
             Fully diluted  . . . . . . . . . . . .                             1.66         2.25       2.66         1.63

       SBI equivalent pro forma (UPC only) (1)
             Primary  . . . . . . . . . . . . . . .                             6.19         6.98       9.73         5.44
             Fully diluted  . . . . . . . . . . . .                             6.01         6.87       9.45         5.44
       SBI equivalent pro forma (all Other
          Acquisitions, including SBI) (1)
             Primary  . . . . . . . . . . . . . . .                             6.12         8.19       9.77         5.83
             Fully diluted  . . . . . . . . . . . .                             5.94         8.05       9.52         5.83
  CASH DIVIDENDS PER SHARE
       UPC  . . . . . . . . . . . . . . . . . . . .                             .695         1.08        .98          .88
       SBI  . . . . . . . . . . . . . . . . . . . .                               --           --         --           --
       SBI equivalent pro forma (1) . . . . . . . .                             2.49         3.86       3.51         3.15

                                                             June 30,   December 31,
                                                              1997         1996
                                                            ----------  ------------
  BOOK VALUE PER COMMON SHARE
     UPC  . . . . . . . . . . . . . . . . . . . .           $  20.69        $ 19.55
     SBI  . . . . . . . . . . . . . . . . . . . .             124.10         124.79


     UPC pro forma (all Other Acquisitions,
       including SBI)   . . . . . . . . .                      20.87          19.71
     SBI equivalent pro forma (UPC only) (1). . .              74.02          69.94
     SBI equivalent pro forma (all Other
           Acquisitions, including SBI) (1) . . .              74.67          70.52

----------
(1) The equivalent pro forma per share data for SBI is computed by multiplying UPC's pro forma information (UPC data for dividends per share) by an Exchange Ratio of 3.5777.


SELECTED FINANCIAL DATA

         The following tables present for both UPC and SBI, selected consolidated financial data for the five-year period ended December 31, 1996 and for the six-month periods ended June 30, 1997 and June 30, 1996, and for SBI, selected consolidated financial data for the five-year period ended December 31, 1996 and for the six-month periods ended June 30, 1997 and June 30, 1996. The information for UPC has been derived from the consolidated financial statements of UPC, including the audited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to UPC's 1996 Annual Report on Form 10-K for the year ended December 31, 1996 and UPC's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997 and June 30, 1996, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for SBI has been derived from the audited consolidated financial statements of SBI as of and for the year ended December 31, 1996 and 1995, and the unaudited interim financial statements of SBI as of and for the six months ended June 30, 1997, copies of which are attached to this Proxy Statement as Appendices B and C, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective managements of UPC and SBI, all adjustments (which include normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and SBI, respectively, have been included. With respect to UPC and SBI, results for the six months ended June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "BUSINESS OF UPC--Recent Developments" for information concerning UPC's Other Acquisitions as defined therein.

                   UNION PLANTERS CORPORATION AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                                     SIX MONTHS ENDED
                                                        JUNE 30,(1)                   YEARS ENDED DECEMBER 31,(1)
                                                    -------------------   ---------------------------------------------------
                                                      1997       1996       1996       1995       1994       1993      1992
                                                    --------   --------   --------   --------   --------   --------  --------
                                                                                (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
  Net Interest income                               $312,950   $299,542   $605,962   $535,997   $504,500   $439,290  $357,365
  Provision for losses on loans                       25,001     25,669     57,395     27,381      9,661     22,660    37,367
  Investment securities gains (losses)                     9         32      4,081        409    (22,515)     3,508    11,880
  Other noninterest income                           111,982    109,285    222,250    203,014    160,109    154,254   136,162
  Noninterest expense                                219,302    238,245    570,634    452,635    486,836    408,888   362,028
                                                    --------   --------   --------   --------   --------   --------  --------
  Earnings before income taxes,
    extraordinary item, and
    accounting changes                               180,638    144,945    204,264    259,404    145,597    165,504   106,012
  Applicable income taxes                             61,593     49,169     70,526     86,648     45,174     51,864    30,219
                                                    --------   --------   --------   --------   --------   --------  --------
  Earnings before extraordinary item and
    accounting changes                               119,045     95,776    133,738    172,756    100,423    113,640    75,793
  Extraordinary item and accounting
    changes, net of taxes                                 --         --         --         --         --        637     2,847
                                                    --------   --------   --------   --------   --------   --------  --------

  Net earnings                                      $119,045   $ 95,776   $133,738   $172,756   $100,423   $114,277  $ 78,640
                                                    ========   ========   ========   ========   ========   ========  ========

PER COMMON SHARE DATA(2)&(5)
  Primary
    Earnings before extraordinary item and
      accounting changes                            $   1.73   $   1.42   $   1.95   $   2.72   $   1.52   $   2.19  $   1.75
    Net earnings                                        1.73       1.42       1.95       2.72       1.52       2.20      1.75
  Fully diluted
    Earnings before extraordinary item and
      accounting changes                                1.68       1.38       1.92       2.64       1.52       2.14      1.73
    Net earnings                                        1.68       1.38       1.92       2.64       1.52       2.15      1.73
  Cash dividends                                       0.695       0.54       1.08       0.98       0.88       0.72      0.60
  Book value                                           20.69      19.19      19.55      18.52      15.42      14.80     14.08

(continued on following page)

                   UNION PLANTERS CORPORATION AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA

                                           SIX MONTHS ENDED
                                              JUNE 30,(1)                         YEARS ENDED DECEMBER 31,(1)
                                       ------------------------  ---------------------------------------------------------------
                                           1997         1996         1996         1995         1994         1993         1992
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                         (Dollars in thousands, except per share data)
BALANCE SHEET DATA (AT PERIOD END)
  Total assets                         $14,770,346  $15,273,145  $15,222,563  $14,383,222  $13,425,063  $11,866,609  $10,180,375
  Loans, net of unearned income         10,402,408    9,607,778   10,434,070    9,041,059    8,436,650    6,615,884    5,364,377
  Allowance for losses on loans            161,159      167,987      166,853      156,388      154,131      141,999      114,130
  Investment securities                  2,832,726    4,111,207    2,956,234    3,573,054    3,592,482    3,854,767    3,370,321
  Deposits                              11,238,399   11,593,444   11,490,262   11,074,722   10,702,569    9,879,780    8,714,306
  Short-term borrowings                    534,068    1,076,781      714,146      838,283      699,838      300,414      343,452
  Long-term debt(3)
    Parent company                         373,478      213,453      373,459      214,758      114,790      114,729       74,292
    Subsidiary banks                       943,582      869,525    1,035,257      811,819      693,002      463,055      202,847
  Total shareholders' equity             1,444,929    1,316,114    1,352,874    1,213,162    1,008,594      935,730      670,267
  Average assets                        14,877,498   15,138,068   15,274,782   13,661,748   13,105,179   11,565,505    9,475,049
  Average shareholders' equity           1,368,627    1,254,354    1,283,575    1,119,232    1,042,990      813,140      623,869
  Average shares outstanding
    (in thousands)
       Primary                              67,249       64,300       64,987       60,385       59,587       43,192       35,463
       Fully Diluted                        71,028       68,919       69,518       64,995       59,929       47,422       38,307
PROFITABILITY AND CAPITAL RATIOS
  Return on average assets                    1.61%        1.27%        0.88%        1.26%        0.77%        0.99%        0.83%
  Return on average common equity            18.12        15.93        10.61        16.16         9.76        14.92        13.15
  Net interest income
   (taxable-equivalent)/
    average earning assets(4)                 4.73         4.42         4.41         4.38         4.31         4.29         4.26
  Loans/deposits                             92.56        82.87        90.81        81.64        78.83        66.96        61.56
  Common and preferred dividend
    payout ratio                             40.75        33.53        50.64        32.74        40.99        28.34        32.95
  Equity/assets (period end)                  9.78         8.62         8.89         8.43         7.51         7.89         6.58
  Average shareholders' equity/
    average total assets                      9.20         8.29         8.40         8.19         7.96         7.03         6.58
  Leverage ratio                             10.64         8.34         9.61         8.08         7.53         7.62         6.36
  Tier 1 capital/risk-weighted assets        16.76        13.93        15.29        13.39        12.75        14.07        11.70
  Total capital/risk-weighted assets         19.86        17.09        18.32        16.68        14.97        16.51        13.64
ASSET QUALITY RATIOS(6)
  Allowance/period end loans                  1.80         1.98         1.86         1.92         1.98         2.27         2.20
  Nonperforming loans/total loans             0.61         0.74         0.74         0.56         0.44         0.65         1.16
  Allowance/nonperforming loans                295          268          253          344          444          346          189
  Nonperforming assets/loans and
    foreclosed properties                     0.80         0.87         0.92         0.67         0.58         0.96         1.83
  Provision/average loans                     0.56         0.60         0.66         0.34         0.14         0.37         0.74
  Net charge-offs/average loans               0.69         0.48         0.60         0.34         0.09         0.27         0.52

----------------------------------------------------------------
  (1) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in the 1996 Annual Report to Shareholders.
  (2) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests.
  (3) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
      (FHLB) advances, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness,Trust Preferred Securities, and notes payable with maturities greater than one year.
  (4) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.
  (5) Leader Financial Corporation (Leader) was organized as a holding company on March 18, 1993 in connection with the conversion of its principal subsidiary, Leader Federal Bank for Savings, from a federal mutual savings bank to a federally-chartered capital stock savings bank (See Note 2 to UPC's consolidated financial statements contained in the 1996 Annual Report to Shareholders). Accordingly, earnings per share for the year ended December 31, 1992 is calculated using only UPC's historical net earnings and the calculation of earnings per share for the year ended December 31, 1993 is based on UPC's historical net earnings for 1993 plus Leader's fourth quarter net earnings, since the stock conversion occurred on September 30, 1993.
  (6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                            SECURITY BANCSHARES, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                         SIX MONTHS ENDED
                                          JUNE 30,(1)(2)                                YEARS ENDED DECEMBER 31,(1)
                                       --------------------              --------------------------------------------------------
                                         1997        1996                  1996        1995        1994        1993        1992
                                       --------------------              --------------------------------------------------------
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net interest income                    $  3,367    $  2,913              $  6,078    $  5,558    $  5,115    $  5,144    $  2,861
Provision for loan losses                   168         110                   365         140         490         385          --
Investment securities gains (losses)        (21)        (19)                  (24)        (12)        (37)         11         181
Other noninterest income                    511         462                   881         796         778         849         434
Noninterest expense                       2,285       2,103                 4,131       4,148       4,264       4,438       2,097
                                       --------------------              --------------------------------------------------------
Earnings before income taxes              1,404       1,143                 2,439       2,054       1,102       1,181       1,379
Applicable income taxes                     491         355                   657         447         168         216         514
                                       --------------------              --------------------------------------------------------
Net earnings                           $    913    $    788              $  1,782    $  1,607    $    934    $    965    $    865
                                       ====================              ========================================================

PER COMMON SHARE DATA
Primary earnings per share             $   6.76    $   6.18              $  13.90    $  13.24    $   8.10    $   8.83    $   8.34
Book value                               124.10      114.97                124.79      114.73      100.05      105.05      106.00

BALANCE SHEET DATA
Total assets                           $162,173    $158,978              $167,073    $159,273    $133,635    $142,807    $136,243
Loans, net of unearned income           109,673     103,416                92,994      85,543      73,594      70,018      66,658
Allowance for losses on loans             1,322       1,220                 1,268       1,218       1,196       1,294       1,098
Investment Securities                    40,535      42,745                53,277      47,240      44,865      46,891      44,474
Deposits                                134,795     136,210               146,747     140,418     118,012     126,276     120,410
Total shareholder's equity               16,913      14,760                16,065      14,429      11,889      11,791      11,015
Average assets                          161,272     158,739               162,285     143,104     132,385     130,341      61,986
Average shareholder's equity             16,551      14,728                15,081      13,313      12,097      11,385       8,277
Average shares outstanding              135,078     127,589               128,174     121,327     115,256     109,292     103,674

PROFITABILITY AND CAPITAL RATIOS
Return on average assets                   1.13%       0.99%                 1.10%       1.12%       0.71%       0.74%       1.40%
Return on average common equity           11.03%      10.70%                11.82%      12.07%       7.72%       8.48%      10.45%
Efficiency ratio                          58.92%      62.31%                59.36%      65.28%      72.36%      74.05%      63.64%

Net interest income margin(3)              4.45%       4.62%                 4.07%       4.25%       4.42%       4.37%       5.09%
Loans/deposits                            81.36%      75.92%                63.37%      60.92%      62.36%      55.45%      55.36%
Equity/assets                             10.43%       9.28%                 9.62%       9.06%       8.90%       8.26%       8.08%
Average shareholder's equity/average
  assets                                  10.26%       9.28%                 9.29%       9.30%       9.14%       8.73%      13.35%
Leverage ratio                            10.54%       9.44%                 9.82%       9.91%       9.57%       9.05%       8.15%
Tier 1 Capital to risk-weighted assets    13.78%      12.47%                14.30%      13.70%      14.45%      13.79%      13.46%
Total Capital to risk-weighted assets     14.85%      13.49%                15.44%      14.88%      15.70%      15.05%      14.71%

ASSET QUALITY RATIOS
Allowance/period end loans, net of
  unearned income                          1.21%       1.18%                 1.36%       1.42%       1.63%       1.85%       1.65%
Nonperforming loans/total loans, net
  of unearned income                       2.40%       2.44%                 2.26%       2.14%       2.32%       1.07%       0.79%
Allowance/nonperforming loans                50%         48%                   60%         67%         70%        172%        208%
Nonperforming assets/loans and
  foreclosed properties                    2.42%       2.51%                 2.43%       2.27%       2.43%       1.10%       0.94%
Provision/average loans, net of
  unearned income                          0.35%       0.24%                 0.39%       0.17%       0.66%       0.56%         --
Net charge-offs/average loans, net of
   unearned income                         0.23%       0.24%                 0.33%       0.14%       0.79%       0.28%       0.57%


(1) Reference is made to "Principles of Consolidation" in Note 1 to the audited consolidated financial statements.
(2) Income amounts have been annualized for calculation of ratios, if applicable.
(3) Calculated as net interest income divided by average earning assets.

                      SPECIAL MEETING OF SBI STOCKHOLDERS

DATE, PLACE, TIME, AND PURPOSE

         This Proxy Statement is being furnished to the holders of SBI Common Stock in connection with the solicitation by the SBI Board of Directors of proxies for use at the Special Meeting, and at any and all adjournments or postponements thereof, at which SBI stockholders will be asked to vote upon a proposal to approve the adoption of the Agreement and the Plan of Merger. The Special Meeting will be held at the main offices of Farmers & Merchants Bank, 110 South Third, Des Arc, Arkansas, at 2:00 p.m., local time, on Wednesday, December 10, 1997. See "DESCRIPTION OF TRANSACTION."

RECORD DATE, VOTING RIGHTS, REQUIRED VOTE AND REVOCABILITY OF PROXIES

         The close of business on October 13, 1997, has been fixed as the SBI Record Date for determining holders of outstanding shares of SBI Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of SBI Common Stock of record on the books of SBI at the close of business on the SBI Record Date are entitled to notice of and to vote at the Special Meeting. As of the SBI Record Date, there were 136,289 shares of SBI Common Stock issued and outstanding held by 78 holders of record. Henry L. Nichols, Chairman of SBI's Board of Directors, is co-trustee of various trusts which hold, in the aggregate, 113,407 or approximately 83% of the outstanding shares of SBI Common Stock. Other members of the management group of SBI and its bank subsidiaries own or control another 7% of the outstanding shares of SBI Common Stock.

         Holders of SBI Common Stock are entitled to one vote on each matter considered and voted upon at the Special Meeting for each share of SBI Common Stock held of record as of the SBI Record Date. To hold a vote on any proposal, a quorum must be assembled, which requires that at least one-half of the shares of SBI Common Stock issued and outstanding and entitled to vote be present in person or represented by proxy. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal receiving the most such votes, will be counted. Adoption of the Agreement and the Plan of Merger requires an affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of SBI Common Stock entitled to be voted at the Special Meeting. As noted in the previous paragraph, Henry L. Nichols and other members of the management of SBI and its bank subsidiaries (the "SBI Management Group") collectively own or control approximately 90% of all outstanding shares of SBI Common Stock. The members of the SBI Management Group have advised that they intend to vote "FOR" approval of the Agreement and Plan of Merger. Assuming such occurs, then the requisite shareholder approval will be achieved. Notwithstanding that fact, all SBI stockholders are urged to vote, in person or by proxy, at the Special Meeting. SEE, "--DESCRIPTION OF TRANSACTION --Interests of Certain Persons in the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SBI."

         Shares of SBI Common Stock represented by properly executed proxies, if such proxies are received in time for exercise and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER AND, IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXY HOLDER WILL VOTE ANY PROXIES VOTED "AGAINST" ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER "FOR" A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         FAILURE BOTH TO RETURN THE PROXY CARD AND TO VOTE IN PERSON AT THE SPECIAL MEETING WILL HAVE THE EFFECT OF A VOTE CAST AGAINST THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER.

         A SBI stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of SBI, (ii) properly submitting to SBI a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Security Bancshares, Inc., 110 S. Third, Des Arc, Arkansas 72040; Attention: Faye A. Smith, Corporate Secretary.

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers, and employees of SBI by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. SBI may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of SBI Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting, and expenses related to the printing and mailing of this Proxy Statement, will be shared by UPC and SBI as provided in the Agreement. SBI does not intend to use the services of a proxy soliciting firm in connection with the solicitation of proxies for the Special Meeting. See "DESCRIPTION OF TRANSACTION --Expenses and Fees."

DISSENTERS' RIGHTS

         Holders of SBI Common Stock have the right to dissent to the Merger and, assuming the Merger is consummated, to receive in cash an amount determined to be the "fair value" of their shares of SBI Common Stock. In order to be entitled to fully exercise dissenters' rights, a SBI stockholder choosing to dissent (a "Dissenting Stockholder") must NOT vote for the Agreement and Plan of Merger and must take certain other procedural steps to "perfect" such Dissenting Stockholder's rights under the Arkansas dissenters' rights statutes. See "DESCRIPTION OF TRANSACTION --Dissenters' Rights" and Appendix D hereto, which is a copy of Section 4-26-1007 of the ABCA governing dissenters' rights.

RECOMMENDATION

         THE BOARD OF DIRECTORS OF SBI HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER IS IN THE BEST INTERESTS OF SBI AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT THE SBI STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER.

                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendix A to this Proxy Statement and incorporated herein by reference. All SBI stockholders are urge to read the Appendices in their entirety.

GENERAL

         The Agreement, as assigned and amended, provides for the acquisition of SBI by UPC pursuant to the merger of SBI with and into UP Holding. UP Holding is now, and immediately after the Effective Time will be, a wholly-owned subsidiary of UPC. At the Effective Time, each share of SBI Common Stock then issued and outstanding (excluding shares held by SBI, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for 3.5777 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio"). It is anticipated that immediately following the Merger, both the Des Arc Bank and the West Helena Bank will be merged with and into UPNB with UPNB as the surviving association. As a result thereof, the former main offices and branches of the Des Arc Bank and the West Helena Bank will become branches of UPNB.

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any SBI stockholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as selected by UPC) on the date the Effective Time occurs.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         The Exchange Ratio may be adjusted, in UPC's sole discretion, if SBI effects any stock split, reverse stock split, stock dividend or similar change in the number of outstanding shares of any of its capital stock, or should there be more than 136,289 shares of SBI Common Stock outstanding prior to the Effective Time. Any such adjustment elected by UPC must be made in good faith and be fair and reasonable in giving effect to such change in SBI's capital account. SBI has agreed not to: (1) issue, sell, pledge or encumber any shares of SBI Common Stock or any other capital stock of SBI; or (2) adjust, split, combine or reclassify any capital stock of SBI.

         In addition, the Agreement provides that the Exchange Ratio may be adjusted upward if, prior to the Effective Time, SBI recovers more than $500,000, net of expenses, from the sale of collateral taken by a SBI bank subsidiary upon default of a loan previously made. Should the net recovery exceed $500,000, then the excess amount would be divided by $50.538, and the quotient thereof would be divided by the number of outstanding shares of SBI Common Stock to determine how much the Exchange Ratio would be adjusted. On October 29, 1997, SBI sold the collateral for $750,000. Based on current information, which is being reviewed, it is believed that SBI incurred approximately $85,000 of expenses related to such loan. Assuming that to be the case, then SBI's net recovery over $500,000 would be $165,000. If the net recovery ultimately proves to be $165,000, the Exchange Ratio would be adjusted by .02395 to 3.6016. ($165,000 / $50.538 = 3,265 / 136,289 = .02395 and 3.5777
+ .02395 = 3.6016). The expenses associated with carrying the collateral and its sale are being reviewed to determine the actual amount that the net recovery exceeds $500,000. SBI does not expect the actual net recovery to materially differ from $165,000.

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER. On April 21, 1997, management of SBI contacted their attorney, Garland W. Binns, Jr., regarding a tax-free exchange of the outstanding stock of SBI with a publicly traded bank holding company. Subsequent thereto, on May 16, 1997, Garland W. Binns, Jr. called Jackson W. Moore, the President of UPC to discuss possible transaction in which shares of SBI Common Stock could be exchanged for shares of UPC Common Stock in a tax-free transaction. Mr. Moore reviewed information publicly available regarding SBI and had several additional telephone conversations with Mr. Binns regarding a potential transaction, how such a transaction could be structured, and financial terms. Based upon these conversations UPC presented a draft reorganization agreement to Mr. Binns in July, 1997. UPC received comments on this draft and negotiations continued between Mr. Binns and UPC over the actual terms of the transaction. During this time Mr. Binns kept Mr. Nichols and the SBI Board advised regarding the proposed terms and conditions.

         On August 20, 1997, the Board of Directors of SBI met to consider the UPC offer. The Board of Directors of SBI determined that the proposed acquisition by UPC represented a desirable economic and strategic alternative for SBI and its stockholders. Various factors were considered in reaching this conclusion including, among other things, the indicated and potential long term value of the stock consideration to be received in the Merger, prevailing economic, market and monetary conditions, the future financial and operating prospects of UPC and SBI, and the fact that the shares of UPC Common Stock to be received by SBI stockholders in the Merger would be NYSE listed and freely tradeable, thereby providing liquidity for the SBI stockholders. Based on the fact that the financial terms of the Agreement would provide SBI stockholders with over $150 worth of UPC Common Stock for each of their shares of SBI Common Stock, based on the range in which UPC Common Stock was trading at that time on the NYSE, and other considerations, the SBI Board of Directors decided not to engage an investment banker or financial adviser to opine as to fairness of the terms of the Agreement from a financial point of view. The SBI Board of Directors unanimously approved and adopted the Agreement and the Plan of Merger at the August 20, 1997 Board meeting.

         SBI'S REASONS FOR THE MERGER. The terms of the Agreement, including the consideration to be paid to SBI stockholders, were the result of arm's length negotiations between the representatives of UPC and SBI. Among the factors considered by the Board of Directors of SBI in deciding to approve, adopt and recommend the Agreement, the Plan of Merger and the transactions contemplated thereby were:

         (a) the consideration to be paid to SBI stockholders in relation to the book value, earnings per share and dividend rates of SBI Common Stock and UPC Common Stock;

         (b) information concerning the financial condition, results of operations, capital levels, asset quality and prospects of SBI and UPC;

         (c) the short-term and long-term impact the Merger will have on the UPC consolidated results of operations, including anticipated cost savings resulting from consolidations in certain areas;

         (d)     the general structure of the transaction;

         (e)     the compatibility of management and business philosophy;

         (f) the likelihood of receiving the requisite regulatory approvals in a timely manner;

         (g) the general tax-free nature of the Merger to stockholders of SBI;

         (h) the ability of the combined enterprise to compete in relevant banking and non-banking markets;

         (i) industry and economic conditions, including trends in the consolidation of the financial services industry;

         (j) the impact of the Merger on the depositors, employees, customers of and communities served by SBI through expanded consumer lending and retail banking products and services; and

         (k) the fact that the UPC Common Stock to be received in the merger is listed and freely tradeable on the NYSE giving SBI stockholders liquidity in their investment.

         In adopting the Agreement and the Plan of Merger and approving the transactions contemplated thereby, SBI's Board of Directors was aware that the Agreement contains certain provisions prohibiting SBI from soliciting other offers to acquire SBI (see "--Conduct of Business Pending the Merger"). The SBI Board of Directors was also aware that such provision was specifically bargained for and insisted upon by UPC as an inducement to enter into the Agreement, and that the obligations of the SBI Board of Directors under the Agreement to recommend that SBI stockholders adopt the Agreement and the Plan of Merger and to use its reasonable efforts to obtain such adoption were explicitly made subject to the fiduciary duties of the SBI Board of Directors as advised by counsel to SBI. Accordingly, the Agreement expressly permits the SBI Board of Directors, in the exercise of its fiduciary duties, to withdraw or change its recommendation of the Agreement and the Plan of the Merger and to suspend or terminate its efforts to obtain stockholder adoption of the Agreement and the Plan of Merger at the Special Meeting (in such circumstances, however, UPC may still be entitled to significant fees) and Henry L. Nichols would be prevented from selling, or allowing to be sold, any shares of SBI Common Stock he owns personally or controls as a trustee or co-trustee until after December 31, 1998.

         The foregoing discussion of the information and factors considered by SBI's Board of Directors is not intended to be exhaustive but includes all material factors considered by SBI's Board of Directors. In reaching its determination to approve the Merger, SBI's Board of Directors did not assign any relative or specific weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated thereby, and considering, among other things, the matters discussed above, SBI's Board of Directors unanimously approved the Agreement, the Plan of Merger and the transactions contemplated thereby, as being in the best interests of SBI and its stockholders.

SBI'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SBI STOCKHOLDERS VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER.

         UPC'S REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the Merger, the UPC Board of Directors considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board of Directors considered the following additional material factors:

                 (a) a review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of SBI on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which SBI operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of UPC's due diligence review of SBI; and

                 (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in the general vicinity of SBI's core markets.


EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger reflecting the Merger becomes effective with the Secretary of State of Arkansas and the Secretary of State of Tennessee. No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. SBI and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the first quarter of 1998. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either SBI or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by June 30, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination or an extension is necessary to satisfy any regulatory approval waiting requirements. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS

         Any stockholder of SBI entitled to vote on the Agreement and Plan of Merger has the right to receive in cash, the "fair market value" of his or her shares of SBI Common Stock upon compliance with Section 4-26-1007 of the ABCA (the "Dissenters' Rights Statute") a copy of which is attached hereto as Appendix D. A SBI stockholder may not dissent as to less than all of the shares which he or she beneficially owns. A nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary.

         Any SBI stockholder wishing to exercise dissenters' rights ("Dissenting Stockholder") may enforce his or her dissenters' rights either (i) by voting against the Agreement (either personally or by proxy) or (ii) by giving notice in writing (the "Objection Notice") to the Corporate Secretary of SBI at, or prior to the Special Meeting, that he or she dissents from the Merger. Within 10 days after the Special Meeting authorizing the Merger is concluded, the Dissenting Stockholder must deliver written demand for payment (the "Demand Letter") to SBI, which Demand Letter must state the number and the class of shares owned by the Dissenting Stockholder. Any Dissenting Stockholder failing to make the demand shall be bound by the terms of the Agreement and Plan of Merger. Consequently, any SBI stockholder desiring to exercise his or her dissenters' rights and rights to payment for his or her shares of SBI Common Stock is urged to consult his or her legal advisers before attempting to exercise such rights.

         If the Agreement and Plan of Merger should be approved by the SBI stockholders and the Merger should be consummated, each SBI stockholder who voted against the Merger or who properly filed an Objection Notice and who timely delivered a Demand Letter to SBI will be notified within ten days after consummation of the Merger by UP Holding (as the Resulting Corporation) that the Merger was consummated and offering to pay the fair market value of the Dissenting Stockholder's shares.

         Any Dissenting Stockholder may accept the amount offered by UP Holding, in lieu of pursuing the appraisal remedy described below, by delivering to UP Holding, within the following 30 days, written acceptance of UP Holding's offer.

         If, within such 30-day period the Dissenting Stockholder shall not have accepted UP Holding's offer, the value of the shares held by such Dissenting Stockholder shall be determined as of the date prior to the date of the Special Meeting upon the filing of a petition by the Dissenting Stockholder(s) in the Pulaski County Circuit Court. Such petition must be filed within sixty (60) days after the expiration of the thirty (30) day offer period, or the right to a court determined fair value would be lost.
Dissenting Stockholders would be entitled to the payment, in cash, of the fair value of the shares, as determined by the court, together with interest thereon to the date of judgment, upon surrender to UP Holding of the certificates representing SBI Common Stock owned by the Dissenting Stockholder.

         The foregoing summary of the applicable provisions of the Dissenters' Rights Statute is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such Section, a copy of which is attached to this Proxy Statement as Appendix D. FAILURE TO COMPLY WITH THESE PROCEDURES WILL CAUSE THE SBI STOCKHOLDER TO LOSE HIS OR HER DISSENTERS' RIGHTS TO RECEIVE CASH PAYMENT FOR SHARES OF SBI COMMON STOCK. CONSEQUENTLY, ANY SBI STOCKHOLDER WHO DESIRES TO EXERCISE HIS OR HER RIGHTS TO PAYMENT FOR HIS OR HER SHARES IS URGED TO CONSULT HIS OR HER LEGAL ADVISER BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

         For a discussion of certain federal income tax consequences in connection with exercising dissenters' rights, see "DESCRIPTION OF THE MERGER-- Certain Federal Income Tax Consequences."

DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and SBI will cause UPNB, acting in its capacity as Exchange Agent, to mail to the former stockholders of SBI a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of SBI Common Stock for certificates representing shares of UPC Common Stock.

         SBI STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of Certificates for SBI Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of SBI Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of SBI Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of SBI Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered SBI Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such SBI Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate.

         At the Effective Time, the stock transfer books of SBI will be closed to holders of SBI Common Stock immediately prior to the Effective Time and there will be no transfer of shares of SBI Common Stock on SBI's stock transfer books. If Certificates representing shares of SBI Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the stockholders of SBI of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger as and to the extent required by the law or by the provisions of any governing instrument, (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt of a written opinion of counsel from Wyatt, Tarrant & Combs as to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of SBI and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of SBI and UPC as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on SBI or UPC; (ix) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction; (x) receipt by UPC of agreements from each affiliate of SBI; and (xi) satisfaction of certain other conditions, including the receipt of certain legal opinions and various certificates from the officers of SBI and UPC. See "-- Regulatory Approvals" and "--Waiver, Amendment, and Termination."

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before June 30, 1998, the Agreement may be terminated and the Merger abandoned by a vote of a majority of the Board of Directors of either SBI or UPC. See "--Waiver, Amendment, and Termination."

REGULATORY APPROVAL

         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF SUCH APPROVALS. APPLICATIONS FOR THE APPROVALS DESCRIBED BELOW ARE EXPECTED TO BE SUBMITTED TO THE APPROPRIATE REGULATORY AUTHORITIES IN NOVEMBER, 1997.

         It is a condition to the consummation of the Merger that UPC and SBI shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement, without the imposition of any condition which in the reasonable judgment of the Board of Directors of UPC would so materially adversely impact the financial or economic benefits of the transactions contemplated by the Agreement that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into the Agreement. There can be no assurance that such approvals will not contain terms, conditions or requirements which cause such approvals to fail to satisfy such condition to the consummation of the Merger.

         SBI and UPC are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act and by the Arkansas Department. However, since it is contemplated that immediately after the Effective Time the bank subsidiaries of SBI (Des Arc Bank and West Helena Bank) will be merged into UPNB with UPNB surviving these "Affiliate Bank Mergers," it is expected that the Federal Reserve will waive the obligation of UPC to file an application for prior approval to acquire SBI. Instead, Federal Reserve approval of the Merger would be granted subject to the receipt of the approval of the Office of the Comptroller of the Currency ("OCC") to the Affiliate Bank Mergers. UPNB, as the national bank surviving the Affiliate Bank Mergers must file an application with the OCC for prior approval to consummate the Affiliate Bank Mergers. In evaluating the Affiliate Bank Mergers, the OCC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the OCC from approving the Affiliate Bank Mergers if
(i) they would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) their effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if they would result in a restraint of trade in any other manner, unless the OCC should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Affiliate Bank Mergers, and therefore the Merger may not be consummated until the 30th day (which the OCC may reduce to 15 days) following the date of the OCC approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

         UPC has not yet filed a request for a waiver from the application process with the Federal Reserve, nor has it filed the applicable applications with the OCC for approval to consummate the Affiliate Bank Mergers. It is anticipated that all required notices and applications will be filed with the appropriate regulatory authorities in November, 1997.

WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after SBI stockholder adoption of the Agreement and the Plan of Merger has been obtained; provided, that after any such adoption by the holders of SBI Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the holders of SBI Common Stock without the further approval of such stockholders. In addition, prior to or at the Effective Time, either SBI or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of SBI or UPC, as the case may be.

         The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of SBI and UPC; (ii) by the Board of Directors of SBI or UPC (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if the Merger is not consummated by June 30, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate, (d) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the stockholders of SBI fail to vote their approval of the matters submitted for the approval by such stockholders at the Special Meeting, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied, fulfilled, or waived by the appropriate party by June 30, 1998 (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement).

         If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive as will, in certain circumstances, the provisions of
Section 6.3 of the Agreement limiting SBI's ability to negotiate or enter into an agreement to be acquired by any institution other than UPC until at least December 31, 1998 without having to pay $1,150,000 to UPC. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Option Agreement will be governed by its own terms as to its termination. See "--Expenses and Fees" and "--Limitation on Negotiations."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, SBI has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement each of SBI and its subsidiaries will (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code (see "--Certain Federal Income Tax Consequences"), or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

         In addition, SBI has agreed that, except as specifically contemplated by the Agreement or other documents or instruments executed in connection with the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, SBI will not, except with the prior written consent of the chief executive officer, president, or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the Charter, Bylaws, or other governing instruments of SBI or any SBI subsidiary (each a "SBI company" and together, the "SBI companies"); (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SBI company to another SBI company) in excess of an aggregate of $100,000 (for the SBI companies on a consolidated basis) except in the ordinary course of business of the SBI subsidiaries consistent with past practices (which shall include, for SBI subsidiaries that are depository institutions, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of any SBI company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, advances from the Federal Reserve Board or Federal Home Loan Bank, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by SBI); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SBI company, or declare or pay any dividend or make any other distribution in respect of any SBI capital stock; (iv) issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SBI Common Stock, or any other capital stock of any SBI company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any SBI company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SBI Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any SBI subsidiary other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of U.S. Treasury securities, U.S. Government agency securities, municipal bands, local tax exempt securities, or other securities which in any case have maturities of five years or less, which purchases are consistent with past practices, or Federal Home Loan Bank stock, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned SBI subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; or (vii) grant any increase in compensation or benefits to the employees or officers of any SBI company, except in accordance with past practices as previously disclosed to UPC by SBI or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and previously disclosed to UPC by SBI, provided, however, that the Board of Directors of SBI may pay bonuses of up to $450,000 in the aggregate and SBI is to establish and fully fund a rabbi trust or similar arrangement in order to set aside funds sufficient to satisfy all obligations of SBI and its bank subsidiaries under deferred compensation arrangements currently in place (see "--Interests of Certain Persons in the Merger); enter into or amend any severance agreements with officers of any SBI company; or grant any material increase in fees or other increases in compensation or other benefits to directors of any SBI company except in accordance with past practices as previously disclosed to UPC by SBI.

         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC or its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement without imposition of a condition or restriction of the type referred to in the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code (see "--Certain Federal Income Tax Consequences"), or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

LIMITATION ON NEGOTIATIONS

         Section 6.3 of the Agreement provides that SBI shall not solicit or knowingly encourage any Acquisition Proposal by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of the Board of Directors of SBI, as advised by legal counsel, SBI is prohibited from furnishing any non-public information that it is not legally obligated to furnish, negotiating with respect to or entering into any agreement with respect to, any Acquisition Proposal. SBI must promptly notify UPC immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, SBI has agreed to pay to UPC the sum of $1,150,000 in immediately available funds in the event and at the time that SBI enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. The limitation would survive termination of the Merger Agreement in certain circumstances, and remain active until December 31, 1998. This provision for the $1,150,000 fee may have the effect, or may have had the effect, of discouraging competing offers to acquire or merge with SBI. Henry L. Nichols, Chairman of SBI's Board of Directors, also joined in the Agreement in his individual capacity as and co-trustee of various trusts which own, in the aggregate, approximately 83% of the outstanding shares of SBI Common Stock, agreeing that he would not sell, offer to sell or allow the sale of any shares of SBI Common Stock, other than pursuant to the Agreement. This provision would remain in effect until December 31, 1998, except in certain circumstances. This provision may have, or may have had, the effect of discouraging competing offers to acquire or merge with SBI.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present management team or Board of Directors of UPC or UP Holding. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."UP Holding's directors and executive officers are all officers of UPC.

         UPNB will be the survivor of the Affiliate Bank Mergers, which are to be consummated virtually simultaneously with the Merger. As a result of the Affiliate Bank Mergers, the main office and branches of Des Arc Bank and West Helena Bank will become branches of UPNB. The directors and executive officers of UPNB will not be affected by the Affiliate Bank Mergers.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of SBI's management and SBI's Board of Directors have interests in the Merger that are in addition to any interests they may have as stockholders of SBI generally. As more fully described below, these interests relate to, among other things, provisions in the Agreement regarding bonuses and eligibility for certain employee benefits at UPC for employees who continue to be employed by UPNB after the Merger.

         BONUSES. Pursuant to Section 6.2(g) of the Agreement, the Board of Directors of SBI may pay bonuses in 1997 to employees, including officers, of SBI and its bank subsidiaries up to $450,000 in the aggregate. It is anticipated that most, if not all, of the bonuses would be paid to Sherod S. White, James Thomason, L.A. Richmond and William Simmons. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF SBI."

         OTHER MATTERS RELATING TO SBI EMPLOYEE BENEFIT PLANS. The Agreement also provides that, after the Effective Time, UPC will provide to officers and employees of the SBI companies who, at or after the Effective Time, become officers or employees of a UPC company, employee benefits under UPC employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC companies to their similarly situated officers and employees. For purposes of participation, but not vesting and benefit accrual, under such employee benefit plans, the service of the employees of SBI prior to the Effective Time shall be treated as service with a UPC company participating in such employee benefit plans.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SBI STOCKHOLDERS. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SBI STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, AND CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SBI STOCKHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

         A federal income tax ruling with respect to this transaction has not been, and will not be, requested from the Internal Revenue Service ("IRS"). Instead, Wyatt, Tarrant & Combs, counsel to UPC, has rendered an opinion ("Tax Opinion") to UPC concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that, based upon the assumption that the Merger is consummated in accordance with Arkansas and Tennessee law and the Agreement and in conformity with certain factual representations made by the managements of SBI and UPC, the transaction will have the following federal income tax consequences:

         (a) The Merger will constitute a reorganization within the meaning of Section 368(a).

         (b) SBI, UPC and UP Holding will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (c) No gain or loss will be recognized by SBI as a result of the Merger.

         (d) No gain or loss will be recognized by UPC or UP Holding as a result of the Merger.

         (e) The tax basis of the assets of SBI received by UP Holding in the Merger will be the same as the tax basis of those assets of SBI immediately prior to the transaction.

         (f) The holding period of the assets of SBI received by UP Holding in the Merger will include the period during which such assets were held by SBI.

         (g) No gain or loss will be recognized by a SBI stockholder upon the receipt of UPC Common Stock (including any associated UPC Rights) solely in exchange for his or her shares of SBI Common Stock.

         (h) The tax basis of the UPC Common Stock received by a SBI stockholder in the transaction will be the same as the tax basis of the SBI Common Stock surrendered in exchange therefor less the basis allocated to any fractional share of UPC Common Stock settled by cash payment.

         (i) The holding period of the UPC Common Stock received by a SBI stockholder (including the holding period of any fractional share interest) will include the holding period of the SBI Common Stock surrendered in exchange therefor, provided the SBI Common Stock was held as a capital asset on the date of the exchange.

         (j) The payment of cash in lieu of fractional shares of UPC Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by UPC. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares of UPC Common Stock redeemed as provided in Section 302(a). Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

         (k) A SBI stockholder who perfects dissenters' rights and who receives payment of the fair market value of his shares of SBI Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

         The Tax Opinion does not address any state, local, or other tax consequences of the Merger. The Tax Opinion does not bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the Tax Opinion will be subject to certain assumptions and qualifications and will be based on the truth and accuracy of certain representations made by the management of SBI and UPC, as to, among other things, the fact that there is no plan or intention by any of the stockholders of SBI who own 5% or more of the outstanding SBI Common Stock, and to the best of the knowledge of the management of SBI, the remaining SBI stockholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of UPC Common Stock that they will receive in the Merger that will reduce on the part of the SBI stockholders such stockholders' ownership of UPC Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than 50% of the aggregate value of all of the stock of SBI outstanding immediately prior to the Merger.

         A successful IRS challenge to the "reorganization" status of the Merger would result in a SBI stockholder recognizing gain or loss with respect to each share of SBI Common Stock surrendered equal to the difference between the stockholder's adjusted tax basis in such share and the fair market value, as of the Effective Time of the Merger, of the UPC Common Stock received in exchange therefor. In such event, a SBI stockholder's aggregate basis in the UPC Common Stock received would equal its fair market value and his or her holding period for such UPC Common Stock would begin the day after the Merger.

ACCOUNTING TREATMENT

         Consummation of the Merger is conditioned upon the eligibility of the Merger to be accounted for as a pooling of interests. Under the pooling of interests method of accounting, the recorded amounts of the assets and liabilities of SBI would be carried forward at their previously recorded amounts. Since the Merger is not considered significant to UPC from a financial statement presentation standpoint, the operating results will be included in UPC's results from the Effective Time forward.

         In order for the Merger to qualify for pooling of interests accounting treatment, substantially all (90% or more) of the outstanding shares of SBI Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify for pooling of interests accounting treatment.

         For information concerning certain conditions to be imposed on the exchange of SBI Common Stock for UPC Common Stock in the Merger by persons deemed to be "affiliates" of SBI and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in the transactions contemplated by the Agreement, including fees and expenses of its own consultants, accountants, and counsel, except that UPC will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing and mailing costs related thereto.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to stockholders of SBI in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of SBI Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time, will be freely transferable upon consummation of the Merger by those stockholders of SBI not deemed to be "Affiliates" of SBI or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with SBI or UPC at the time of the Special Meeting (generally, executive officers, directors and 10% stockholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the Rule, during the one year following the Effective Time, Affiliates of SBI or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of SBI who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of SBI or UPC.

         SBI has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of SBI to execute and deliver to UPC not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any SBI Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger, except (i) in compliance with the Securities Act and the rules and regulations thereunder and (ii) in any case, until such time as financial results covering at least 30 days of post-merger combined business operations of UPC and SBI shall have been published. The stock certificates representing shares of UPC Common Stock issued in the Merger to persons who qualify as an Affiliate of SBI will bear a legend summarizing the foregoing restrictions. See "--Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the Merger, holders of SBI Common Stock will be exchanging their shares of an Arkansas corporation governed by the ABCA and SBI's Articles and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter of Incorporation, as amended (the "Charter"), and Bylaws. Certain significant differences exist between the rights of SBI stockholders and those of UPC stockholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of UPC's Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the ABCA and the TBCA as well as to UPC's Charter and Bylaws and SBI's Certificate and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of UPC's Charter and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Charter and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "--Limitations on Director Liability," "-- Indemnification, "--Special Meeting of Stockholders," "--Actions by
Stockholders Without a Meeting," "--Stockholder Nominations and Proposals" and "--Business Combinations" are referred to herein as the "Protective
Provisions." In general, one purpose of the Protective Provisions is to assist UPC's Board of Directors in playing a role if any group or person attempts to acquire control of UPC, so that the Board of Directors of UPC can further protect the interests of UPC and its stockholders as appropriate under the circumstances, including, if the Board of Directors of UPC determines that a sale of control is in their best interests, by enhancing the Board of Directors of UPC's ability to maximize the value to be received by the stockholders upon such a sale.

         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's stockholders to replace the Board of Directors or management, even if a majority of the stockholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

         UPC. UPC's Charter authorizes the issuance of up to (i) 100,000,000 shares of UPC Common Stock, of which 68,034,300 shares were issued and outstanding as of October 1, 1997, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock"), of which no shares of UPC Series A Preferred Stock, and 2,289,594 shares of UPC Series E Preferred Stock were issued and outstanding as of October 1, 1997. UPC's Board of Directors may authorize the issuance of additional shares of UPC Common Stock without further action by UPC's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC's capital stock may be listed.

         Similarly, with certain exceptions, UPC's Board of Directors may issue, without any further action by the stockholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights as specified in UPC's Charter. In providing for the issuance of such shares, UPC's Board of Directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC capital stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional shares of UPC Common Stock or Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board of Directors adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each stockholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquirer) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a stockholder of UPC, including the right to vote or receive dividends.

         SBI. SBI's Articles authorize the issuance of up to 200,000 shares of SBI Common Stock, of which 136,289 shares were issued and outstanding as of the SBI Record Date. SBI's Board of Directors may authorize the issuance of additional authorized shares of SBI Common Stock without further action by SBI's stockholders, unless such action is required in a particular case by applicable laws or regulations.

AMENDMENT OF CHARTER AND BYLAWS

         UPC. The Charter of UPC provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the board of directors may place on its submission of the amendment to the stockholders. The Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter or repeal the article of the Charter relating to business combinations.

         The Board of Directors may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's stockholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the stockholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         SBI. The ABCA provides that an Arkansas corporation's Articles may be amended or repealed by the affirmative vote of two-thirds of the shares entitled to vote thereon at a duly constituted meeting of stockholders called for such purpose. SBI's Articles provide the same.

         SBI's Articles provide that the Board of Directors has the power to make, amend, alter, change, add to or repeal the Bylaws of SBI. Any adoption, amendment, or repeal of the Bylaws of SBI by the Board of Directors must be approved by a majority of the Board of Directors. Bylaws may also be amended by the majority vote of the stockholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The Charter of UPC provides that UPC's Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's stockholders to change a majority of the members of the Board. The purpose of dividing UPC's Board of Directors into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on UPC's Board of Directors at all times, and to permit UPC's management to plan for the future for a reasonable time. However, by potentially delaying the time within which an acquirer could obtain working control of the Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Charter of UPC, each stockholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on UPC's Board of Directors.

         SBI. SBI's Articles do not contain a provision similar to the provision in the Bylaws of UPC that requires that the Board of Directors shall be divided into three classes serving staggered three-year terms, with the term of one class of directors to expire each year. Pursuant to the ABCA, each stockholder is entitled to one vote for each share of SBI Common Stock held and is also entitled to cumulative voting rights in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the stockholders only upon the affirmative vote of the holders of two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority stockholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that stockholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the board of directors may be filled by the board of directors or stockholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of stockholders at which directors are elected.

         SBI. The ABCA provides that the stockholders of a corporation may remove a director or the entire board, with or without cause. Directors may be removed by the holders of a majority of the shares then entitled to vote in the election of such directors; provided, however, that if less than the entire board is removed, no one of the directors may be removed if the votes cast against removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding, because he is or was a director, against liability incurred in the proceeding if (i) he conducted himself in good faith; (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his good faith belief that he or she has met the Standard of Conduct and an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by Part 5 of the TBCA.

         A director may also apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         SBI. SBI's Articles provides that each person who is or is made a party or is threatened to be made a party to, or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that he or she was a director or an officer of SBI or is or was serving at the request of SBI as an officer or director of another corporation, including, without limitation, any subsidiary, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the allegations are based on his or her action in an official capacity as a director or officer, will be indemnified and held harmless by SBI to the fullest extent authorized by the ABCA, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid in the settlement) reasonably incurred or suffered; provided, that such indemnification shall only apply in connection with proceedings initiated by the indemnitee if such proceeding was authorized by the Board of Directors of SBI.

SPECIAL MEETING OF STOCKHOLDERS

         UPC. UPC's Bylaws provide that special meetings of stockholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         SBI. The ABCA provides that special meetings of stockholders may be called by the President, the Board, the holders of not less than one-tenth of all the shares entitled to vote at the meeting or by such other persons as may be authorized by a corporation's articles of incorporation or bylaws. SBI's Bylaws provide that special meetings of stockholders of SBI may be called by the Chairman of the Board, the President, the Secretary, the Board of Directors or three or more shareholders owning at least 25% of the outstanding SBI Common Stock.

ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         UPC. The Charter and Bylaws of UPC provide that any action required or permitted to be taken by UPC stockholders at a duly called meeting of stockholders may be effected by the unanimous written consent of the stockholders entitled to vote on such action.

         SBI. Although SBI's Articles do not address actions without a meeting, the ABCA contains provisions substantially similar to the Charter and Bylaws of UPC.

BUSINESS COMBINATIONS

         UPC. The Charter of UPC requires the affirmative vote of the holders of two-thirds of UPC's outstanding Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC company.

         The requirement of a supermajority vote of stockholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's stockholders to prevent a transaction favored by the majority of the stockholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which imposes certain restrictions on business combinations, including, but not limited to, combinations with interested stockholders similar to those described above.

         The Tennessee Business Combination Act generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested stockholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested stockholder, unless the business combination or the transaction pursuant to which the interested stockholder became such was approved by the UPC Board of Directors before the interested stockholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The Tennessee Business Combination Act also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional stockholder approval is required when a stockholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the stockholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested stockholder on or before the date such stockholder became an interested stockholder, or for seeking to enforce or implement the provisions of the Tennessee Business Combination Act or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquirer would not thereby obtain the ability to replace a majority of the UPC Board of Directors until at least the second annual meeting of stockholders following the acquisition, and furthermore the acquirer would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's stockholders to replace the UPC Board of Directors or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board of Directors and management.

         SBI. The ABCA and SBI's Articles require the approval of the Board of Directors and the holders of two-thirds of the outstanding stock of SBI entitled to vote thereon for mergers or consolidations, and for sales, leases, or exchanges of substantially all of SBI's property and assets.

DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a stockholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless stockholder approval is not required by the TBCA; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the stockholder is entitled to vote on the Plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the stockholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the stockholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the stockholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a stockholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.

         SBI.  The rights of dissenting stockholders of SBI are governed by
Section 4-26-1007 of the ABCA, a copy of which is attached hereto as Appendix
D. For a discussion of dissenters' rights, see "DESCRIPTION OF TRANSACTION-- Dissenters' Rights."

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a stockholder may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. The written demand must be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the stockholder desires to inspect.

         SBI. The ABCA provides that a stockholder may inspect books and records upon written demand stating the purpose of the inspection.

DIVIDENDS

         UPC. UPC's ability to pay dividends on UPC Common Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to stockholders whose preferential rights are superior to those receiving the distribution.


There are various statutory limitations on the ability of UPC's Banking Subsidiaries to pay dividends to UPC. See "CERTAIN REGULATORY CONSIDERATIONS-- Payment of Dividends."

         SBI. The ABCA provides that the board of directors may declare dividends payable in cash, property or shares of the corporation's stock. Generally, no dividends may be declared if the liabilities of the corporation would exceed its assets or if the corporation would be unable to pay its obligations in the ordinary course of business. Substantially all of the funds available for the payment of dividends by SBI are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of SBI's subsidiary depository institutions to pay dividends to SBI. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

         UPC Common Stock is traded on the NYSE under the symbol "UPC." SBI Common Stock is not quoted or traded on any exchange or market system. The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock as reported by the NYSE, and the cash dividends declared per share of UPC Common Stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                                                      UPC
                                                                                      ---
                                                                                                  CASH
                                                                                               DIVIDENDS
                                                                        Price Range             DECLARED
                                                                                                  PER
                                                                     HIGH           LOW          SHARE
                                                                     ----           ---          -----
                      1997
                        First Quarter . . . . . . .                  $47.75        $   38.38     $   .32
                        Second Quarter  . . . . . .                   52.13            41.25        .375
                        Third Quarter                                 56.50            49.25         .40
                        Fourth Quarter (through
                           Oct. 17, 1997) . . . . .                   62.56            57.00         .40
                                                                                                   -----
                           Total  . . . . . . . . .                                              $ 1,495
                                                                                                   =====
                      1996
                        First Quarter . . . . . . .                  $31.75        $   29.00     $   .27
                        Second Quarter  . . . . . .                   31.25            29.63         .27
                        Third Quarter . . . . . . .                   36.25            28.63         .27
                        Fourth Quarter  . . . . . .                   41.38            34.63         .27
                                                                                                    ----
                           Total  . . . . . . . . .                                              $  1.08
                                                                                                    ====
                      1995
                        First Quarter . . . . . . .                  $24.50        $   20.88     $   .23
                        Second Quarter  . . . . . .                   28.13            23.13         .25
                        Third Quarter . . . . . . .                   30.75            26.13         .25
                        Fourth Quarter  . . . . . .                   32.25            29.63         .25
                                                                                                    ----
                           Total  . . . . . . . . .                                              $   .98
                                                                                                    ====

         Management of SBI is only aware of a few instances in the last few years that SBI Common Stock has traded hands. Generally, it is believed that the most recent transfers were for approximately $95.00 per share.

         On October 17, 1997, the last sale price of UPC Common Stock as reported on the NYSE was $60.25 per share. On

August 19,1997, the last business day prior to public announcement of the proposed Merger, the last sale price of the UPC Common Stock as reported by the NYSE was 49.63.

         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors. The Agreement provides that SBI may not declare and pay cash dividends on the shares of SBI Common Stock.

         UPC and SBI are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. UPC's and SBI's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS--Payment of Dividends."

                                BUSINESS OF UPC

GENERAL

         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of June 30, 1997, UPC had total consolidated assets of approximately $14.8 billion, total consolidated loans of approximately $10.4 billion, total consolidated deposits of approximately $11.2 billion, and total consolidated stockholders' equity of approximately $1.4 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $5.5 billion asset Union Planters National Bank, founded in 1869 and headquartered in Memphis, Tennessee, 32 other bank subsidiaries and one savings bank subsidiary located in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates, including traditional banking services, consumer, commercial and corporate lending, retail banking, and other financial services traditionally furnished by full-service financial institutions. UPC also is engaged in mortgage origination and servicing, investment management and trust services, the issuance and servicing of credit and debit cards, the origination, packaging, and securitization of loans, primarily the government-guaranteed portions of Small Business Administration loans; the purchase of delinquent FHA/VA government-insured/guaranteed loans from third parties and from GNMA pools serviced for others; full service and discount brokerage; and the sale of annuities and bank-eligible insurance products.

         Through the UPC Banking Subsidiaries, UPC operates approximately 432 banking offices and 564 ATMs. UPC's total assets at June 30, 1997 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $9.7 billion in Tennessee, $2.3 billion in Mississippi, $1.2 billion in Missouri, $800 million in Arkansas, $609 million in Louisiana, $440 million in Alabama and $113 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed twelve acquisitions in 1993, thirteen in 1994, three in 1995 and seven in 1996, adding approximately $1.7 billion in total assets in 1993, $3.8 billion in 1994, $1.3 billion in 1995 and $4.2 billion in 1996. Thus far in 1997, UPC has acquired two financial institutions with aggregate total assets of approximately $167 million. UPC also has entered into definitive agreements to acquire four financial institutions in addition to SBI, which had aggregate total assets of approximately $3.7 billion at June 30, 1997. For information with respect to these acquisitions see "--Recent Developments." For a discussion of UPC's acquisition program and UPC management's philosophy on that subject, see the caption "Acquisitions" (on page 6) and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1996, 1995, and 1994 (on pages 45 and 46) contained in UPC's Annual Report to Stockholders which is
Exhibit 13 to UPC's Annual Report on Form 10-K for the year ended December 31, 1996, which Exhibit 13 is incorporated by reference herein to the extent indicated herein.

      UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, most likely would result in the issuance of additional shares of UPC Common Stock, may result in the incurrance of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of acquisitions which have been recently completed or which are currently pending, see "--Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

        RECENTLY COMPLETED ACQUISITIONS. UPC has completed the acquisition of the following two financial institutions (the "Recently Completed
Acquisitions").

                             Institution                        Asset Size(1)               Consideration
                             -----------                        -------------               -------------
                                                                 (IN MILLIONS)
                                                                 -------------
                           SBT Bancshares, Inc., Selmer,         $          102     Approximately 612,138 shares
                           Tennessee, and its subsidiary,                           of UPC Common Stock
                           Selmer Bank & Trust Co.
                                                                                    Approximately 210,520 shares
                           Citizens of Hardeman County                       65     of UPC Common Stock
                                                                 --------------
                           Financial Services Inc.,
                           Whiteville, Tennessee, and its
                           subsidiary, The Whiteville Bank       $          167
                                                                 ==============

                                 TOTAL

-------------

(1)   Approximate total assets at June 30, 1997.

        OTHER PENDING ACQUISITIONS. Thus far in 1997, UPC has entered into definitive agreements to acquire the following financial institutions in addition to SBI (collectively, the Other Pending Acquisitions and the Recently Completed Acquisitions,are referred to as the Other Acquisitions) which UPC's management considers probable of consummation for financial reporting purposes and each which are expected to close in 1997.

                            INSTITUTION                            ASSET SIZE(1)            Consideration
                            -----------                            -------------            -------------
                                                                   (IN MILLIONS)
                            First Acadian Bancshares, Inc.,         $        83       Approximately 335,000 shares
                            Thibodaux, LA, and its subsidiary,                        of UPC Common Stock
                            Acadian Bank

                            Sho-Me Financial Corp., Mt. Vernon,             329       Approximately 1,048,000 shares of
                            Missouri, and its subsidiary, First                       UPC Common Stock
                            Savings Bank, F.S.B.


                            Capital Bancorp, Miami FL, and its            1,910       Approximately 7,100,000 shares of
                            subsidiaries, including Capital                           UPC Common Stock
                            Bank, Miami FL

                            Magna Bancorp, Inc., Hattiesburg,             1,353       Approximately 7,100,000 shares of
                            MS, and its subsidiaries, including                       UPC Common Stock
                            Magnolia Federal Bank for Savings
                                                                     ==========

                                   TOTAL                             $    3,675
                                                                     ==========

---------------------------
(1) Approximate total assets at June 30, 1997.


         EARNINGS CONSIDERATIONS RELATED TO OTHER ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the Magna Bancorp and Capital Bancorp acquisitions. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and the potential for additional provisions for loan losses and similar costs which normally arise from the consolidation of operational activities.

         With the exception of the acquisition of Sho-Me Financial Corp., each of the Other Acquisitions is expected to be accounted for as a pooling of interests. UPC currently estimates incurring aggregate charges in the range of $25 million to $35 million after taxes in connection with the consummation of the Merger and the Other Acquisitions. To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The range is provided as a preliminary estimate of the significant charges which may in the aggregate be required and should be viewed accordingly. These charges are not reflected in the pro forma consolidated financial statements.

         CONSOLIDATION OF SUBSIDIARY BANK CHARTERS. UPC management has announced plans to consolidate substantially all of its separate banking subsidiaries into UPNB. Implementation of this plan will likely result in UPC incurring changes in the fourth quarter of 1997. Management is developing the plan to consolidate the subsidiaries and is seeking required regulatory approvals. The exact charges and future savings cannot be quantified at this time.

                                BUSINESS OF SBI

GENERAL

         SBI is subject to regulation and examination by the Federal
Reserve, the FDIC and the State of Arkansas. SBI operates two subsidiary banks, Farmers & Merchants Bank, Des Arc, Arkansas (the "Des Arc Bank") and Merchants and Farmers Bank, West Helena, Arkansas (the "West Helena Bank") (collectively, the "SBI Subsidiary Banks"). The SBI Subsidiary Banks are state chartered banks. The Des Arc Bank's main office is located at 110 S. Third Street, Des Arc, Arkansas and it operates a branch at Lonoke, Arkansas. The main office of the West Helena Bank is located at 425 East Plaza, West Helena, Arkansas and it operates two branches in West Helena, Arkansas. The Des Arc Bank has operated in Des Arc, Arkansas since 1901 and the West Helena Bank has operated in West Helena, Arkansas since 1948.

         As of June 30, 1997, SBI had total consolidated assets of approximately $162.2 million, total consolidated deposits of approximately $134.8 million, and total consolidated stockholder's equity of approximately $16.9 million.

         SBI is engaged in the business of soliciting deposits from the general public and using such deposits to originate loans or invest in residential and other mortgage loans, commercial loans, consumer loans, agricultural loans, and other assets.

  LENDING ACTIVITIES

The principal lending activity of SBI historically has been the origination of agricultural loans and conventional first mortgage single-family loans. SBI also makes consumer/commercial loans and commercial real estate loans. See Table 3 on page 49 hereof for the composition of SBI's loan portfolio.

  PROPERTY

         SBI owns, free and clear of any encumbrances, the property on which its main office of the Des Arc Bank is located and the main office and branches of the West Helena Bank. SBI also holds, from time to time, real estate acquired through foreclosure.

  COMPETITION

         SBI competes with numerous other commercial banks and other financial institutions in Prairie County and Phillips County, Arkansas.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATION OF SBI

         The following narrative discussion and tabular data provides an analysis of major factors and trends regarding the consolidated financial condition of SBI and its subsidiaries as of June 30, 1997 and as of December 31, 1996 and 1995, and the consolidated results of operations of SBI and its subsidiaries for the six months ended June 30, 1997 and 1996 and for each of the years ended December 31, 1996, 1995, and 1994. This discussion should be read in conjunction with the audited consolidated financial statements, and the notes thereto, as of and for the years ended December 31, 1996 and 1995 and the unaudited consolidated financial statements as of June 30,1997 and for the six months ended June 30, 1997 and 1996 as presented in Appendices B and C of this Proxy Statement.

         Certain of the information included in this discussion contains forward-looking statements and information that are based on management's belief as well as certain assumptions made by, and information currently available to management. When used in this discussion, the words "anticipate," "project," "expect," and similar expressions are intended to identify forward-looking statements. Although management of SBI believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations and projections will prove to have been correct. Such forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among key factors that may have a direct bearing on SBI's operation results are fluctuations in the economy; the actions taken by the Federal Reserve for the purpose of influencing the economy; the continued growth of the markets in which SBI operates consistent with recent historical experience;and the enactment of federal legislation impacting the operations of SBI.

OVERVIEW

         For a summary of selected consolidated financial data as of and for the years ended December 31, 1992 through 1996 and as of and for the six months ended June 30, 1997 and 1996, see page 23 of this Proxy Statement. Since December 31, 1992, total assets have grown from $136.2 million to $162.2 million at June 30, 1997.

         SBI's net earnings for the year ended December 31, 1996 were $1.78 million, representing the highest level of earnings for the five year period ended December 31, 1996. Net earnings were $1.61 million and $934,000 for each of the years ended December 31, 1995 and 1994, respectively. The increase in net earnings from 1995 to 1996 was primarily attributable to the increase in interest income as a result of continued growth in SBI's loan portfolio. The significant increase in earnings from 1994 to 1995 was attributable to the substantial increase in interest income directly related to the increase in the loan portfolio as well as a $350,000 decrease in the provision for losses on loans. See additional detailed discussions below.

         Management expects modest growth to continue in both assets and earnings; however, such growth is dependent upon the economies of the markets served by SBI, its relative competitiveness in its local market and other factors which are discussed below.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

         NET EARNINGS - Net earnings for 1996 were $1.78 million, an increase of $175,000 over 1995 net earnings of $1.61 million. 1995 earnings increased $673,000 as compared to 1994. Earnings per share were $13.90 in 1996, compared to $13.25 in 1995 and $8.10 in 1994. A more detailed analysis of the individual components of net earnings and the changes in such components is included under the appropriate captions below.

         The return on average assets for the year ended December 31, 1996 was 1.10% compared to 1.12% for 1995 and .71% for 1994. The return on average stockholders' equity for 1996 was 11.82% compared to 12.07% for the year ended December 31, 1995 and 7.72% for the year ended December 31, 1994. SBI's efficiency ratio improved to 59.36% during 1996, as compared to 65.28% in 1995 and 72.36% in 1994. SBI declared and paid a 6% stock dividend to stockholders for each of the years ended December 31, 1996, 1995 and 1994.

         NET INTEREST INCOME - Net interest income is the principal source of earnings for SBI. Net interest income is the amount by which interest income and loan-related fees generated by earning assets exceeds interest expense. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities; interest rate fluctuations; and asset quality. Net interest income was $6.1 million for the year ended December 31, 1996 compared to $5.6 million for the year ended December 31, 1995 and $5.1 million for the year ended December 31, 1994. The continuous improvement in net interest income is attributable to significant growth in the loan portfolio as offset by a slight decrease in the net interest margin from 4.42% in 1994 to 4.07% in 1996.

         PROVISION FOR LOSSES ON LOANS - The allowance for losses on loans has been, in the opinion of management, maintained at a level sufficient to provide for losses inherent in the loan portfolio. The level of provisions for losses on loans is based on past loan experience, growth and composition of the loan portfolio, as well as current economic conditions. SBI recorded provisions for losses on loans in the amount of $365,000 for the year ended December 31, 1996 compared to $140,000 and $490,000 for the years ended December 31, 1995 and 1994, respectively. The $350,000 decrease in the provision for loan losses from 1994 to 1995 was attributable to a decrease in net charge-offs in the agricultural and commercial loans for 1995. The 1996 provision is consistent with other previous years (excluding 1995) and was .39% of average loans. Only modest provisions consistent with 1996 are expected in the near future. SBI experienced net charge-offs of $315,000, $118,000 and $588,000 for the years ended December 31, 1996, 1995 and 1994, respectively. See "Allowance for Losses on Loans" for additional information regarding the provision for losses on loans.

         Table 2, which follows this discussion, presents a Summary of Loan Loss Experience for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1992 through 1996 while Table 1 presents Nonperforming Assets for the same periods. The amount of nonperforming assets has increased constantly over the last five years as the loan portfolio has continued to grow; however, management expects no significant increases. Non-performing assets as a percentage of loans and foreclosed properties has remained relatively constant as a result of the increase in the loan portfolio. The loan-to-deposit ratio increased constantly from 55.36% in 1992 to 63.37% in 1996 (except for a slight decrease in 1995) as the demand for quality loans increased. Management expects future loan demand to remain fairly constant at current levels. Future provisions for losses on loans are dependent upon various factors, including the economy, loan growth and composition, levels of nonperforming assets and loan loss experience. The amounts of nonperforming loans represent risks in the loan portfolio; however, a major portion of such loans are collateralized to various degrees and should not be interpreted as losses.

         NONINTEREST INCOME - Noninterest income is primarily related to service charges and various fees on deposits, trust operations, and other commissions as well as net investment securities gains and losses. Total noninterest income for 1996 was $857,000, a $73,000 increase from the $784,000 reported for 1995. The increase in 1996 was primarily attributable to a $41,000 increase in service charge fees received on deposits and an increase of $12,000 in net investment security losses. The 1995 noninterest income represented a $43,000 increase from $741,000 during 1994. The increase was primarily attributed to a $69,000 increase in service fees on deposits in 1994 and a decrease of $25,000 in net investment security losses, offset by a decrease of $71,000 in FDIC insurance premiums. Other changes in noninterest income from 1994 to 1996 were not attributable to any significant individual items.

         Management continues to seek new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

         NONINTEREST EXPENSE - Total noninterest expense for 1996 was $4.13 million or $17,000 less than the $4.15 million reported for 1995. Noninterest expense for 1995 represents a $116,000 decrease from $4.26 million in 1994. The overall decreases in noninterest expense from 1994 to 1995 are primarily attributable to decreases in FDIC insurance premiums, a $15,000 decrease in professional fees offset by other increases as noted below. The overall decrease in noninterest expense from 1995 to 1996 was not attributable to any significant individual items. Other changes in non- interest expenses also are not attributable to any other significant individual items.

         Salaries, wages and benefits totaled $2.2 million for the year ended December 31, 1996 compared to $2.1 million and $2.0 million for the years ended December 31, 1995 and 1994, respectively. Management does not project any significant changes in the amounts of these expenses.

         Occupancy and equipment expense totaled $662,000 for the year ended December 31, 1996 compared to $714,000 and $718,000 for the years ended December 31, 1995 and 1994, respectively. The decrease in expense from 1994 to 1996 are not attributable to any significant individual items. Management does not expect any other significant increases for capital expenditures.

         Management continues to monitor the level of noninterest expense to identify cost reductions where applicable; however, no significant reductions are expected.

         INCOME TAXES - Income tax expense totaled $657,000, $447,000 and $168,000 for the years ended December 31, 1996, 1995 and 1994, respectively. These amounts represent effective tax rates of 26.95%, 21.78% and 14.93% for the years ended December 31, 1996, 1995 and 1994, respectively. The increase in the effective tax rate from 1994 to 1996 was a result of decreases in the amount of tax-exempt income from investment securities and loans and the effect of state and deferred income taxes. Management expects that future effective tax rates will remain at levels commensurate with that of 1996.

RESULTS OF OPERATIONS - SIX MONTHS ENDED JUNE 30, 1997 AND 1996

         NET EARNINGS - Net earnings for the six months ended June 30, 1997 were $913,000, an increase of $125,000 from net earnings of $788,000 reported for the same period in 1996. The increase in net earnings is primarily attributable to an increase in net interest income, coupled with only a slight increase in noninterest expense. The decrease in net interest margin from 4.62% to 4.45% offset the increase attributable to loan growth and the increase in interest income. A more detailed analysis of the components of net earnings is included below.

         The annualized return on average assets for the six months ended June 30, 1997 was 1.13% versus 1.15% for the same period in 1996 and 1.10% for the year ended December 31, 1996. The annualized return on average shareholders' equity for the six months ended June 30, 1997 was 11.03% compared to 12.40% for the same period in 1996 and 11.82% for the year ended December 31, 1996.

         NET INTEREST INCOME - Net interest income was $3.37 million and $2.91 million for the six months ended June 30, 1997 and 1996, respectively. Total interest income increased to $6.15 million for the six months ended June 30, 1997 from $5.87 million for the same period in 1996. Total interest expense decreased to $2.78 million for the six months ended June 30, 1997 from $2.96 million for the same period in 1996. The increases in total interest income are attributable to increases in the volume of interest-bearing assets (primarily loans), and the decrease in interest expense is due to decreases in volumes and rates of interest-bearing liabilities (primarily deposits). The increase is a result of increased charge-offs from commercial and agricultural loans.

         PROVISION FOR LOSSES ON LOANS - The provision for losses on loans was $168,000 and $110,000 for the six months ended June 30, 1997, and 1996, respectively. The allowance for losses on loans, which was $1.3 million at June 30, 1997 has been, in management's opinion, sufficient to absorb any losses inherent in the loan portfolio. Future provisions for losses on loans, if any, will be based upon past loan experience, growth and composition of the loan portfolio, as well as the current and anticipated future economic conditions. The allowance for losses on loans at June 30, 1997 represented 1.21% of loans, net of unearned income, as of that date and 1.18% as of June 30, 1996.

         A summary of the activity in the allowance for losses on loans for the six months ended June 30, 1997 and 1996 is set forth as follows (in 000's):

                                                                                     JUNE 30,
                                                                                     --------
                                                                               1997             1996
                                                                               ----             ----
Balance - January 1                                                        $   1,268        $   1,218
Provision charged to expense                                                     168              110
Net loans charged-off                                                           (114)            (108)
                                                                           ---------        ---------
Balance at June 30                                                         $   1,322        $   1,220
                                                                           =========        =========

         Loans past due 90 days or more and still accruing interest were $347,000 and $374,000 at June 30, 1997 and December 31, 1996, respectively. At June 30, 1997 and December 31, 1996, SBI had $2.6 million and $2.5 million, respectively, in loans on nonaccrual status. Loans are placed on nonaccrual status when they become past due 90 days or more as to principal or interest, and in the opinion of management, are not in the process of collection or otherwise well-secured.

         Management has reviewed in detail all loans outstanding as of June 30, 1997 and believes there are no loans outstanding which are past due or on nonaccrual status as of June 30, 1997, which would cause management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms (except as discussed under "Loans" below).

         SBI's renewal policy consists of an item-by-item review of maturing loans, including a review of the number of times each loan has been renewed in the past. Each maturing loan is evaluated to determine if such loan will be renewed and if so, at what amount, rate and maturity. Generally, SBI's loan maturities are of a short duration for the purpose of interest rate risk management.

         NONINTEREST INCOME - The primary sources of noninterest income are service charges and various fees on deposits, trust operations, net investment
securities gains (losses) and other commissions.   Noninterest income for the
six months ended June 30, 1997 was $490,000, an increase of $47,000 from $443,000 for the same period in 1996. The increase is primarily attributable to income derived from service charges on deposits.

         NONINTEREST EXPENSE - The primary components of noninterest expense are salaries and wages, occupancy and equipment expenses and other miscellaneous operating expenses. Total noninterest expense for the six months ended June 30, 1997 was $2.29 million, a $182,000 increase from the $2.10 million reported for the same period in 1996. The increase is primarily a result of salary and wages of new employees, and legal fees incurred due to the Merger, which is discussed in the notes to the audited consolidated financial statements. Other changes in non-interest income are not attributable to any other significant individual items.

FINANCIAL CONDITION

         Total assets have decreased from $167.1 million at December 31, 1996 to $162.2 million at June 30, 1997. The overall decrease during the six-months ended June 30, 1997 in total assets is a result of liquid assets, such as available-for-sale investment securities and federal funds sold, being used to fund the high loan volume (due to seasonality of agricultural loans) and also to fund the decrease in agricultural related deposit accounts. The increase in total assets from $159.2 million at December 31, 1995 to $167.1 million at December 31, 1996 was primarily attributable to loan growth. Specific components of SBI's balance sheet are further discussed below.

         LOANS - Total loans, net of unearned income, at June 30, 1997 were $109.7 million, an increase of $16.7 million as compared to $93.0 million at December 31, 1996. This increase is attributable to fluctuations in the overall loan demand for agricultural and commercial loans. Loans are at their peak in the second and third quarters of the year due to the agricultural market. Total loans, net of unearned income, at December 31, 1995 were $85.54 million. The composition of the portfolio continues to be focused in agricultural and commercial loans with real estate loans following.
Management expects loan growth to continue to increase at moderate levels.

         The largest concentration of loans are agricultural, commercial and real estate mortgage loans. See Table 3 - Composition of Loan Portfolio for the amount of individual loan types in the loan portfolio.

         Table 1 - Nonperforming Assets sets forth information on the nonperforming loans within the loan portfolio as of June 30, 1997 and 1996 and for the years ending December 31, 1992 through 1996. Although the amounts shown represent risks in the loan portfolio, the major portion of the loans are collateralized to various degrees and should not be interpreted as losses.

         All potential problem loans have been disclosed in Table 1. Potential problem loans are those loans for which management has obtained information of possible credit problems of the borrower, resulting in serious doubts as to the ability of the borrower to comply with the present loan repayment terms.

         Subsequent to June 30, 1997, SBI transferred $1.5 million related party impaired loans to other real estate and recorded a pre-tax loss of approximately $835,000. See additional discussion in Note 17 to SBI's audited consolidated financial statements, a copy of which is attached hereto as Appendix B.

         ALLOWANCE FOR LOSSES ON LOANS - In determining the amount of the provisions for losses on loans and allowance for losses on loans, management considers past loan charge-offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, loan growth trends, adverse classifications at recent regulatory examinations, general economic conditions in the market area, and a review of individual loans to identify potential credit problems. The allowance for losses on loans is maintained at a level considered adequate by management to provide for potential losses in the existing loan portfolio. In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. Management believes the level of the allowance for losses on loans is adequate in relation to the size, mix and quality of the loan portfolio at June 30, 1997.

         Table 3 - Composition of Loan Portfolio details the types of loans in the loan portfolio as of June 30, 1997 and 1996 and for each of the years ending December 31, 1992 through 1996. SBI's loan portfolio primarily consists of agricultural, commercial and real estate mortgage loans.

         During 1995, SBI adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan (effective for fiscal years beginning after December 15, 1994), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan -
Income Recognition and Disclosures.   This standard prescribes a valuation
methodology for impaired loans as defined by the standard. Generally, a loan is considered impaired if management believes that it is probable that all amounts due will not be collected according to the contractual terms stipulated in the loan agreement. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or fair value of the loan's underlying collateral. SBI adopted the provisions of SFAS No. 114 prospectively in 1995. The adoption of SFAS No. 114 did not have a material effect on SBI's financial condition, results of operations or liquidity.

         INVESTMENT SECURITIES - Investment securities totaled $40.5 million at June 30, 1997, compared to $53.2 million and $47.2 million at December 31, 1996 and 1995, respectively. The decrease in 1997 is primarily attributable to decreases in the available-for-sale investment securities which were liquidated in order to fund the high seasonal agricultural loan volume and the low deposit balances. The increase from 1995 to 1996 was a result of excess funds being invested due to a significant increase in overall total deposits. Investments in securities are generally made as an alternative deployment of available funds. Accordingly, the level of investment securities in the future and their classification as available-for-sale or held-to-maturity will depend on various factors, including loan demand and management's ability to attract loans and deposits. The contractual maturities and amortized cost and fair value by investment category of the investment securities portfolio are presented in
Note 4 to the audited consolidated financial statements as of December 31, 1996 and 1995, which are presented in Appendix B.

         Investment securities classified as available-for-sale are carried at fair value, and held-to-maturity securities are carried at amortized cost. As of June 30, 1997, the fair value of total investment securities exceeded the amortized cost by $145,000 or .04%.

         MONEY MARKET ASSETS - Federal funds sold totaled $0 at June 30, 1997, compared to $8.1 million at December 31, 1996, a decrease of $8.1 million. Federal funds sold totaled $ 10.7 million at December 31, 1995. The significant decrease is attributed to SBI using their excess cash to fund their loan portfolio which is at increased levels due to the seasonality of agricultural loans and increased loan demand. The level of federal funds sold is a function of SBI's liquidity position and the overall level of loan demand.

         FORECLOSED ASSETS - Foreclosed assets totaled $30,000 at June 30, 1997 compared to $158,000 at December 31, 1996. The decrease of $128,000 was due to several properties being sold in 1997. No significant gains or losses were realized on the sale of these properties. Foreclosed assets total $121,000 at December 31, 1995. Subsequent to June 30, 1997, $1.5 million of impaired loans were transferred to foreclosed assets. Additionally, SBI recorded a pre-tax write down of such properties of approximately $835,000.

         DEPOSITS - Total deposits totaled $134.8 million as of June 30, 1997, a $11.9 million decrease over total deposits of $146.7 million as of December 31, 1996. The decrease is primarily related to the seasonal inverse relationship to the increased loan demand. Deposits are seasonably low during the agricultural season. Total deposits at December 31, 1995 were $140.4 million. While the level of deposits fluctuates daily, management expects the level of deposits to continue to increase (from year to year) at moderate levels.

         Included in deposits are $21.8 million of time deposits greater than or equal to $100,000 at June 30, 1997, $20.0 million and $19.0 million at December 31, 1996 and 1995, respectively. At June 30, 1997, SBI's loan to deposit ratio was 81.36%, compared to 63.37% and 60.92% at December 31, 1996 and 1995, respectively. The increase in the loan to deposit ratio is a result of the seasonality of loans and the inverse relationship of deposits to loans during this period and is considered temporary.

         CAPITAL - Total stockholders' equity as of June 30, 1997 was $16.91 million, compared to $16.07 million at December 31, 1996 and $14.43 million at December 31, 1995. The 1997 net increase is due to net earnings of $913,000 offset by a reduction in the unrealized gain on available-for-sale investment securities of $48,000. The 1996 net increase is due to net earnings of $1.78 million offset by a reduction in the unrealized gain on available-for-sale investment securities of $119,000.

         The key to the continued growth and profitability of SBI is to maintain adequate levels of capital. The capital adequacy of a bank is determined based upon the level of capital as well as asset quality, liquidity, asset mix, earnings history and economic conditions. Management's goal is to maintain its bank in the "well-capitalized" category for regulatory capital. At June 30, 1997, SBI and the SBI Bank subsidiaries were in this category.

         The regulatory capital guidelines divide capital into two tiers, Tier 1 capital and Tier 2 capital. Tier 1 capital of SBI consists of stockholders' equity, excluding the unrealized gain on available-for-sale investment securities. Tier 2 capital includes the allowance for loan losses, with certain limitations. In determining the risk-based capital requirements, assets are assigned risk weights of 0% to 100%, depending upon the regulatory assigned levels of credit risk associated with such assets. Off-balance-sheet items are included in the calculation of risk-adjusted assets through conversion factors established by regulatory agencies. SBI's off-balance-sheet items include unused commitments, credit card lines and standby letters of credit.

         SBI's Tier 1 and total capital risk-weighted assets ratios were 13.78% and 14.85%, respectively at June 30, 1997. At December 31, 1996, SBI's Tier 1 and total capital to risk-weighted assets ratios were 14.30% and 15.44%, respectively, compared to 13.67% and 14.84%, respectively at year end 1995.
The regulatory agencies require "well-capitalized" institutions to have Tier 1 and Total capital ratios of 6% and 10%, respectively. The SBI Bank Subsidiaries' ratios are also above "well-capitalized" guidelines at the end of each applicable period.

         In addition to the risk-based capital requirements, the regulatory agencies have established leverage capital requirements. This ratio is computed by dividing Tier 1 capital by unadjusted (not risk-weighted) average total assets. SBI's leverage ratio at June 30, 1997 was 10.54% compared to 9.82% and 9.91% at December 31, 1996 and 1995, respectively, and compared to the regulatory guideline of 5% for "well-capitalized" institutions. The SBI Bank Subsidiaries' ratios are also above "well-capitalized" guidelines at the end of each applicable period.

         LIQUIDITY AND ASSET/LIABILITY MANAGEMENT - SBI views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements; that is, the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which SBI monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains balances of federal funds sold and available-for-sale investment securities in amounts it believes necessary to meet SBI's daily cash needs. With the available-for-sale investment securities portfolio, management can, at its discretion, manage the liquidity and interest rate risk of SBI. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

         For the six months ended June 30, 1997, SBI had cash flows from operating activities of $1.2 million. For the year ended December 31, 1996, SBI had a net decrease of $6.0 million in cash flow as compared to the same period in 1995. SBI generated cash flows of $11.1 million and had a net decrease of $11.5 in the years ended December 31, 1995 and 1994 respectively. Management expects future operating cash flows to be sufficient to allow SBI to meet its obligations.

         INTEREST RATE RISK - One of the most important aspects of management's efforts to sustain long-term profitability for SBI is the management of interest rate risk. Management's goal is to maximize net interest income within acceptable levels of interest rate risk and liquidity. To achieve this goal, a proper balance must be maintained between assets and liabilities with respect to size, maturity, repricing date, rate of return, and degree of risk.

         SOURCES AND USES OF FUNDS - SBI's primary source of funds has historically been the taking of deposits from customers, both individual and business. SBI's deposit acquisition strategy is to rely on a core deposit base of demand deposits, as well as savings and time deposits under $100,000. Next, SBI utilizes time deposits $100,000 and over and public deposits for additional sources of funds. At June 30, 1997, the percentage of time deposits $100,000 and over to total deposits was 16.15%. At December 31, 1996, the percentage of time deposits $100,000 and over to total deposits was 13.66% compared to 13.50% at December 31, 1995. The acquisition of deposits are from customers, individuals and businesses within SBI's market area. The net decrease in deposits was $11.95 million for the six months ended June 30, 1997, and net increases were $6.3 million in 1996 and $22.4 million in 1995. The current year decrease is a result of the low loan deposit balances maintained by agricultural account holders during the first six months of the year. Management believes that the rates offered for deposits are competitive with other financial institutions in the SBI's market area. SBI does not gather deposits through any brokered means.

         SBI also derives funds from maturities, prepayments and calls of investment securities, which totaled $16.9 million for the six months ended June 30, 1997, and $16.9 million and $11.4 million in 1996 and 1995, respectively.

         SBI's primary use of funds is the making of loans to customers. The loan-to-deposit ratio was 81.36% at June 30, 1997 as compared to 63.37% at December 31, 1996. The loan-to-deposit ratio was 60.92% at December 31, 1995. The current loan to deposit ratio has increased due to seasonality of both loans and deposits as previously discussed. The table of SBI Selected Consolidated Financial Data on page 23 indicates that SBI's overall relative loan portfolio size has tended to increase, as evidenced by the trend of increases in the loan to deposit ratio. SBI's loan portfolio is comprised of loans to individuals and businesses secured by various collateral, and in few circumstances the loans are extended on an unsecured basis. The composition of the loan portfolio is presented in Note 4 to the audited consolidated financial statements at December 31, 1996 and 1995, which is presented in Appendix B. At June 30, 1997 the agricultural and commercial loan portfolio increased $16.8 million due to the seasonality of agricultural loans.

         A secondary use of funds is the purchasing of debt securities for investment purposes. At June 30, 1997, the investment portfolio represented 26.8% of total earnings assets. During 1996, the investment portfolio averaged 35.6% of total earning assets compared to 36.06% in 1995. The composition of the investment securities portfolio at December 31, 1996 is presented in Note 4 to the SBI financial statements a copy of which is annexed hereto as Appendix
B. The portfolio is comprised of obligations of U.S. Government Agencies and obligations of states and local governments. While SBI may continue to upgrade or reposition the portfolio, management has not in the past nor does it intend to in the future, trade securities for profit or to depend upon securities gains as a regular source of income. At June 30, 1997, the fair value of the investment portfolio exceeded the amortized cost by approximately $145,000. In comparison, the fair value exceeded the amortized cost by approximately $245,000 at December 31, 1996 and $398,000 at December 31, 1995.

         Effective January 1, 1994, SBI adopted SFAS No. 115 Accounting for Certain Investments in Debt and Equity Securities. This standard addresses the accounting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. The investment securities covered by this standard are to be classified in one of three categories: (i) debt securities for which the institution has a positive intent and ability to hold to maturity are classified as "held-to-maturity" and reported at amortized cost; (ii) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading" and reported at fair value, with the unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of deferred taxes as a separate component of stockholders' equity.

         In connection with the adoption of SFAS No. 115, approximately $43.02 million of securities were transferred to the available-for-sale category at fair value, with a net unrealized gain of $483,000, net of deferred income taxes, which was reflected as a separate component of stockholders' equity.
The remaining securities were classified as held- to-maturity which will continue to be carried at amortized cost, adjusted for amortization of premiums and accretion of discounts. Management has the intent and ability to hold until maturity those securities classified as such.

         On November 15, 1995, the Financial Accounting Standards Board ("FASB") issued a special report pertaining to the implementation of SFAS No.
115. Concurrent with the issuance of the report but no later than December 31, 1995, the FASB allowed for a reassessment of the appropriateness of the classification of securities held at that time and to account for any resulting reclassification at fair value. Reclassification from the held-to-maturity category that were a result of this one-time assessment would not call into question the intent of SBI to hold other debt securities until maturity in the
future.   Based upon this guidance, the Bank did not elect to transfer any held-to-maturity investment securities to the available-for-sale portfolio.

         REGULATORY ASSESSMENTS - The SBI Bank Subsidiaries are required to pay certain fees to the Federal Deposit Insurance Corporation ("FDIC") and the Arkansas State Bank Department. The FDIC monitors risk-based capital requirements and requires weaker institutions to pay higher deposit insurance premiums, while allowing well-capitalized institutions to pay less. The deposit insurance assessments currently range from zero for "well-capitalized" institutions to 23 cents per $100 deposits for the weakest institutions. These premiums were reduced for Bank Insurance Fund institutions during 1995 and 1996, as well as a refund to certain institutions during 1995. The SBI Bank
Subsidiaries received refunds of approximately $71,000 during 1995.   For 1996,
the SBI Bank Subsidiaries paid approximately $9,500 for FDIC deposit insurance and are expected to pay approximately $9,000 in 1997.

         EFFECTS OF INFLATION - A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services.

IMPACT OF ACCOUNTING STANDARDS TO BE ADOPTED

SFAS NO. 128.
         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 Earnings Per Share. The Statement establishes standards for computing and presenting earnings per share (EPS). The Statement simplifies the standards for computing EPS previously found in APB No. 15, Earnings Per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. The Statement requires dual presentation of basis and diluted EPS on the face of the statement of earnings and requires a reconciliation between basic EPS and diluted EPS. The adoption is not expected to have a significant effect on SBI or its EPS calculations.





                                                        TABLE 1
                                                  NONPERFORMING ASSETS
                                                 (DOLLARS IN THOUSANDS)

                                                       June 30,                                December 31,
                                                  -------------------   ----------------------------------------------------

                                                     1997       1996       1996       1995        1994         1993     1992
                                                     ----       ----       ----       ----        ----         ----     ----
Nonaccrual loans                                  $  2,627    $ 2,524   $  2,102    $ 1,827     $ 1,715      $  753  $   529
Other real estate owned and foreclosed assets           30(1)      76        158        121          82          20      100
                                                  --------    -------   --------    -------     -------      ------  -------

    Total nonperforming assets                    $  2,657    $ 2,600   $  2,260    $ 1,948     $ 1,797      $  773  $   629
                                                  --------    -------   --------    -------     -------      ------  -------

Loans past due 90 days or more and still accruing
 interest                                         $    347    $   212   $    374    $   451     $   396      $  205  $    94
                                                  ========    =======   ========    =======     =======      ======  =======



(1) Subsequent to June 30, 1997, $1.5 million of impaired loans were transferred to Foreclosed Assets.

                                    TABLE 2
                           SUMMARY OF LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                   Six Months
                                                      Ended                                  Years Ended
                                                     June 30                                December 31,
                                               ---------------------   ---------------------------------------------------
                                                   1997       1996       1996       1995       1994        1993      1992
                                                   ----       ----       ----       ----       ----        ----      ----
 Beginning balance                              $  1,268    $ 1,218     $ 1,218   $ 1,196    $ 1,294     $ 1,098   $ 1,029
 Provision for loan losses                           168        110         365       140        490        3852       239
 Loans charged-off:                                                         197        50        371         150       122
    Commercial, agricultural, and  industrial        186         53
    Real estate - mortgage                            44          -           5         5        322           7        56
    Consumer                                          49         64         194        76         44          74        41
                                                --------    -------     -------  --------    -------     -------   -------
       Total charge-off                              279        117         395       131        737         231       219
                                                --------    -------     -------  --------    -------     -------   -------
 Recoveries:
    Commercial, agricultural, and  industrial        115          -          28         2        134          26        28
    Real estate - mortgage                            38          -          11         -          1           -         9
    Consumer                                          12          9          41        11         14          16        12
                                                --------    -------     -------   -------    -------     -------   -------
       Total recoveries                              159          9          80        13        149          42        49
                                                --------    -------     -------  --------    -------     -------   -------

 Net recoveries (charge-offs)                       (114)      (108)       (315)     (118)      (588)       (189)     (170)
 Ending balance                                $   1,322    $ 1,220     $1, 268  $  1,218    $ 1,196     $ 1,294   $ 1,098
                                               =========    =======     =======  ========    =======     =======   =======

 Loans, net of unearned income:
    Period end                                $  109,673    103,416      92,994    85,543     73,594      70,018    66,658
    Average during year                           97,356     89,993      94,994    83,265     74,496      68,579    29,824
 Allowance for losses on loans to period
    end loans, net of unearned interest             1.21%      1.18%       1.36%     1.42%      1.63%       1.85%     1.65%
 Allowance for losses on loans to average
    loans, net of unearned interest                 1.36%      1.36%       1.35%     1.46%      1.61%       1.89%     3.68%
 Net charge-offs to average loans, net of
    unearned income                                 0.23%      0.24%       0.33%     0.14%      0.79%       0.28%     0.57%

                                    TABLE 3
                         COMPOSITION OF LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)



                                               June 30,                               December 31,
                                        ---------------------   ------------------------------------------------------------
                                            1997      1996         1996          1995          1994        1993        1992
                                            ----      ----         ----          ----          ----        ----        ----
Commercial, agricultural and financial  $ 53,967    $  49,998   $ 37,140      $ 34,960      $ 29,861     $ 30,733   $ 28,944
Real estate-
   Mortgage                               27,036       25,431     25,777        23,243        21,122       20,257     17,565
   Construction and other                  8,323        8,322      8,217         7,783         6,123        4,541      5,116
Consumer                                  19,509       18,851     20,810        18,838        15,994       14,280     14,681
Other                                        839          832      1,056           766           718          753        813
                                        --------    ---------   --------      --------      --------     --------   --------
TOTAL                                   $109,674    $ 103,434   $ 93,000      $ 85,590      $ 73,818     $ 70,564   $ 67,119

Unearned interest                             (1)         (18)        (6)          (47)         (224)        (546)      (461)
                                        --------    ---------   --------      --------      --------     --------   --------

Net Loans                               $109,673    $ 103,416   $ 92,994      $ 85,543      $ 73,594     $ 70,018   $ 66,658
                                        ========    =========   ========      ========      ========     ========   ========



                         SECURITY OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT OF SBI

Security ownership information with respect to all persons known to SBI to be the beneficial owners of five percent (5%) or more of the outstanding shares of SBI Common Stock and all directors and executive officers of SBI is shown in the following table.

 Name & Address of Beneficial Owner (1)               Amount & Nature of Beneficial Ownership          Percent of Class
 -----------------------------------------------------------------------------------------------------------------------
 Henry L. Nichols, Chairman                                                 121,886 (2)                        89.43%

 Sherod S. White, Director, President                                            56                               *

 James N. Thomason, Director, Vice Pres.                                         80                               *

 William D. Simmons, Director                                                    67                               *

 L.A. Richmond, Director                                                         80                               *

 Scott Mitchell, Director                                                        80                               *

 V.O. Calhoun, Jr., Director                                                     98                               *

 Donald Guess, Director                                                          98                               *

 George Ford, Director                                                          183                               *

 John Stephens, III, Director                                                    59                               *
                                                                          ---------                         ---------

  All Directors and Executive Officers as a Group                           122,687                             90.01%
 (10 persons)

-------------------------------------

* less than 1%

(1) The address of all persons shown in the table above is 110 South Third Street, Des Arc, AR 72040.
(2) Includes 113,407 shares of SBI Common Stock held by various trusts for which Mr. Nichols serves as a co-trustee.

                       CERTAIN REGULATORY CONSIDERATIONS

  The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. A more complete discussion as it relates to UPC is included in UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

GENERAL

  UPC and SBI are both bank holding companies registered with the Federal Reserve under the BHC Act. As such, UPC and SBI, and their respective non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve. In addition, as a savings and loan holding company, UPC is also registered with the OTS and is subject to the regulation, supervision, examination, and reporting requirements of the OTS.

  The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or
(iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

  The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

  The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC or SBI are located has either moved up the date after which interstate branching will be permissible or "opted out." Accordingly, UPC is able to consolidate all of its bank subsidiaries into a single bank with interstate branches.

  The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

  Each of the subsidiary depository institutions of UPC and SBI is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each subsidiary of UPC and SBI is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

  The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of UPC and SBI (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the OTS in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the OCC in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

  UPC and SBI are legal entities separate and distinct from their respective banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. The principal sources of cash flow of SBI, including cash flow to pay dividends to its stockholders, are dividends from the Des Arc Bank and the West Helena Bank. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC or SBI, as the case may be, as well as by UPC and SBI to their respective stockholders.

  As to the payment of dividends, each of the state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulation, and those that are national banks are subject to the regulations of the OCC. The Des Arc Bank and West Helena Bank are, of course, subject to the laws of Arkansas and regulations of the FDIC and the Arkansas Banking Commission.

  If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

  At June 30, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of UPC, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $142.4 million.

  At June 30, 1997, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of SBI,without obtaining governmental approvals, could declare aggregate dividends to SBI of approximately $_____________________.

  The payment of dividends by UPC and its banking subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

  UPC, SBI and their respective subsidiary depository institutions are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC and SBI, and the appropriate federal banking regulator in the case of each of the subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

  The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

  The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At June 30, 1997, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 19.86% and 16.76%, respectively. At June 30, 1997, SBI's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 19.86% and 16.76%, respectively.

  In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at June 30, 1997, was 10.64%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Each of UPC's and SBI's subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulatory, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of June 30, 1997. Neither UPC, SBI nor any of their respective subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

  Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

  The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

  Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of its banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of UPC are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

  FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

  Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

  For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;
(iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;
(x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or (xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

  At June 30, 1997, all of the subsidiary depository institutions of UPC and SBI had the requisite capital levels to qualify as well capitalized.

                        DESCRIPTION OF UPC CAPITAL STOCK

  UPC's Charter currently authorizes the issuance of 100,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of October 1, 1997, 68,034,300 shares of UPC Common Stock were issued and outstanding and approximately 2,883,000 shares were subject to issuance through the exercise of options granted pursuant to UPC's 1992 and 1983 Stock Option Plans and other employee, officer and director benefit plans; approximately 3,236,000 shares were authorized for issuance pursuant to said plans but not yet subject to option grants or otherwise issued; and approximately 2,861,993 shares were authorized for issuance and reserved for conversion of certain outstanding shares of UPC Preferred Stock. In addition, as of October 1, 1997, 2,289,594, shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were issued and outstanding. As of October 1,1997 none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

  GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board of Directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. Union Planters National Bank, a wholly-owned, first-tier subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters National Bank, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

  DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board of Directors.

  UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock; however, UPC has no such arrangements in effect at the date hereof.

  LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to stockholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board of Directors may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of

UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation or winding-up of UPC for purposes of this paragraph.

  Because UPC is a holding company, its right and the rights of its creditors and stockholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

UPC PREFERRED STOCK

  SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board of Directors) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

  SERIES E PREFERRED STOCK. 2,289,594 shares of Series E Preferred Stock were outstanding as of October 1, 1997. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

  For a further description of UPC Common Stock, See "EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS."

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors of SBI knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                             STOCKHOLDER PROPOSALS

  UPC expects to hold its next annual meeting of stockholders after the Merger on April 16, 1998. Under SEC rules, proposals of UPC stockholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. It is not currently anticipated that SBI will hold its 1997 annual meeting unless the Merger should not be consummated. In the event the Merger is not consummated, proposals of SBI stockholders intended to be presented at that meeting must be received by SBI at its principal executive offices no later than November 22, 1997.

                                    EXPERTS

  The consolidated financial statements of Union Planters Corporation and subsidiaries incorporated in this Proxy Statement by reference to UPC's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of SBI and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been included in this Proxy Statement in reliance upon the report of Kemp & Company, Little Rock, Arkansas independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                                   OPINIONS

     The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

     Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs, Memphis, Tennessee.

                           UNION PLANTERS CORPORATION
                              INDEX TO APPENDICES

Appendix

A Agreement and Plan of Reorganization between Union Planters Corporation, Union Planters Holding Corporation, Inc. and Security Bancshares, Inc. dated as of August 20, 1997, as amended, together with the related Plan of Merger annexed thereto as Exhibit 1.

B Audited Consolidated Financial Statements of Security Bancshares, Inc., as of and for the years ended December 31, 1996 and 1995 (and notes thereto).

C Unaudited Consolidated Financial Statements of Security Bancshares, Inc. as of and for the six months ended June 30, 1997 (and notes thereto).

D Section 4-26-1007 of the Arkansas Business Corporation Act, pertaining to applicable dissenters' rights provisions.

                                   APPENDIX A

    Agreement and Plan of Reorganization, as amended, between Union Planters Corporation, Union Planters Holding Corporation, Inc., and Security Bancshares, Inc., dated as of August 20, 1997, together with related Plan of Merger annexed thereto as Exhibit 1

                                                                     Appendix A




                      AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF AUGUST 20, 1997

                                     BETWEEN

                           UNION PLANTERS CORPORATION,

                     SECURITY ACQUISITION CORPORATION, INC.,

                            SECURITY BANCSHARES, INC.

                                       AND

                       HENRY L. NICHOLS (INDIVIDUALLY AND
                         AS A TRUSTEE OF VARIOUS TRUSTS)

RECITALS....................................................................  1

                                    ARTICLE 1
                               TERMS OF THE MERGER

1.1      Merger.............................................................  2
1.2      Time and Place of Closing..........................................  2
1.3      Effective Time.....................................................  3
1.4      Charter............................................................  3
1.5      Bylaws.............................................................  3
1.6      Name...............................................................  3
1.7      Directors and Officers.............................................  3
1.8      UPC's Right to Revise the Structure of the Transaction.............  3
1.9      Post Signing Due Diligence Review..................................  3

                                    ARTICLE 2
             MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

2.1      Conversion; Cancellation and Exchange of Shares; Exchange Ratio....  4
2.2      No Stock Options...................................................  6
2.3      Anti-Dilution Provisions...........................................  6

                                    ARTICLE 3
                               EXCHANGE OF SHARES

3.1      Exchange Procedures................................................  6
3.2      Rights of Former SBI Record Holders................................  7



                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF SBI

4.1      Organization, Standing, and Power..................................  8
4.2      Authority; No Breach By Agreement..................................  8
4.3      Capital Stock......................................................  9
4.4      SBI Subsidiaries................................................... 10
4.5      SBI Financial Statements........................................... 11
4.6      Absence of Undisclosed Liabilities................................. 12
4.7      Absence of Certain Changes or Events............................... 12
4.8      Tax Matters........................................................ 13
4.9      Allowance for Possible Loan Losses................................. 14
4.10     Assets............................................................. 15

4.11     Intellectual Property.............................................. 15
4.12     Environmental Matters.............................................. 16
4.13     Compliance with Laws............................................... 16
4.14     Labor Relations.................................................... 17
4.15     Employee Benefit Plans............................................. 17
4.16     Material Contracts................................................. 19
4.17     Legal Proceedings.................................................. 20
4.18     Reports............................................................ 20
4.19     Statements True and Correct........................................ 20
4.20     Accounting, Tax, and Regulatory Matters............................ 21
4.21     State Takeover Laws................................................ 21
4.22     Charter Provisions................................................. 21
4.23     Charter Documents.................................................. 21

                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF UPC

5.1      Organization, Standing, and Power.................................. 22
5.2      Authority: No Breach By Agreement.................................. 22
5.3      CAPITAL STOCK...................................................... 23
5.4      SEC Filings: Financial Statements.................................. 23
5.5      ABSENCE OF UNDISCLOSED LIABILITIES................................. 24
5.6      Absence of Certain Changes or Events............................... 24
5.7      Compliance with Laws............................................... 24
5.8      LEGAL PROCEEDINGS.................................................. 24
5.9      Reports............................................................ 25
5.10     Statements True and Correct........................................ 25
5.11     Accounting, Tax, and Regulatory Matters............................ 25

                                    ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1      Affirmative Covenants of SBI....................................... 26
6.2      Negative Covenants of SBI.......................................... 26
6.3      CERTAIN ACTIONS.................................................... 28
6.4      Covenants of UPC................................................... 30
6.5      Adverse Changes in Condition....................................... 30
6.6      Reports............................................................ 30

                                    ARTICLE 7
                              ADDITIONAL AGREEMENTS

7.1      Registration Statement: Proxy Statement: Shareholder Approvals..... 31
7.2      Exchange Listing................................................... 31

7.3      Applications....................................................... 32
7.4      Filings with State Offices......................................... 32
7.5      Agreement as to Efforts to Consummate.............................. 32
7.6      Investigation and Confidentiality.................................. 32
7.7      PRESS RELEASES..................................................... 33
7.8      Accounting and Tax Treatment....................................... 33
7.9      State Takeover Laws................................................ 33
7.10     Charter Provisions................................................. 33
7.11     Agreement of Affiliates............................................ 34
7.12     Employee Benefits and Contracts.................................... 34

                                    ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1      Conditions to Obligations of Each Party............................ 34

8.2      CONDITIONS TO OBLIGATIONS OF UPC................................... 36
8.3      CONDITIONS TO OBLIGATIONS OF SBI................................... 38

ARTICLE 9
                                   TERMINATION

9.1      Termination........................................................ 39
9.2      EFFECT OF TERMINATION.............................................. 41
9.3      Non-Survival of Representations and Covenants...................... 41

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1     Definitions........................................................ 41
10.2     EXPENSES........................................................... 51
10.3     BROKERS AND FINDERS................................................ 51
10.4     ENTIRE AGREEMENT................................................... 51
10.5     AMENDMENTS......................................................... 52
10.6     WAIVERS............................................................ 52
10.7     ASSIGNMENT......................................................... 52
10.8     NOTICES............................................................ 53
10.9     GOVERNING LAW...................................................... 54
10.10    COUNTERPARTS....................................................... 54
10.11    CAPTIONS........................................................... 54
10.12    Interpretation..................................................... 54
10.13    ENFORCEMENT OF AGREEMENT........................................... 54
10.14    Attorneys' Fees.................................................... 54
10.16    Remedies Cumulative................................................ 55

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of the 20th day of August, 1997, (the "Agreement") by and between UNION PLANTERS CORPORATION ("UPC"), a corporation chartered and existing under the laws of the State of Tennessee and whose principal office is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018; SECURITY BANCSHARES, INC. ("SBI"), a corporation chartered and existing under the laws of the State of Arkansas and whose principal office is located at 110 South 3rd Street, Des Arc, Arkansas 72040, and SECURITY ACQUISITION CORPORATION, INC. ("Merger Subsidiary"), a corporation chartered and existing under the laws of the State of Tennessee, which is a wholly-owned subsidiary of UPC and whose principal office is located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018. HENRY L. NICHOLS joins in this Agreement in his individual capacity, as a trustee of the various trusts set forth on the signature page hereof, solely for the purposes of making the covenants and agreements set forth in Section 6.3 hereof. Certain other capitalized terms used in this Agreement and in the Plan of Merger are defined below in Section 10.1

                                    RECITALS

         A. SBI is the beneficial owner and holder of record of all of the issued and outstanding shares of capital stock of a state bank organized under the laws of the State of Arkansas having its main office located at 110 South 3rd Street, Des Arc, Arkansas 72040, and of a state bank organized under the laws of the State of Arkansas having its main office located at 425 East Plaza, West Helena, Arkansas 72390, (the "Bank Subsidiaries"), and SBI desires to have itself and, indirectly, all of its assets, including the capital stock it owns in each of the Bank Subsidiaries, acquired by UPC on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger annexed hereto as Exhibit 1.

         B. UPC desires to acquire SBI and, indirectly, SBI's assets, including but not limited to, the capital stock of each of the Bank Subsidiaries, on the terms and subject to the conditions set forth in this Agreement and the Plan of Merger.

         C. The Board of Directors of SBI deems it desirable and in the best interests of SBI, the Bank Subsidiaries and the shareholders of SBI that Merger Subsidiary be merged with and into SBI (which would survive the merger as the Surviving Corporation, as defined herein) on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger (the "Merger"), and has directed that this Agreement and the Plan of Merger be submitted to the shareholders of SBI with the recommendation that they be approved by said shareholders.

         D. The Board of Directors of UPC, as a party to the Merger and as the sole shareholder of Merger Subsidiary, and Merger Subsidiary deem it desirable and in the best interests of UPC and Merger Subsidiary and the shareholders of UPC that Merger Subsidiary be merged with and into SBI on the terms and subject to the conditions set forth in this Agreement and in the manner provided in this Agreement and the Plan of Merger.

         E. The respective Boards of Directors of UPC, Merger Subsidiary and SBI have each adopted or will adopt resolutions setting forth and adopting this Agreement and the Plan of Merger, and have directed that this Agreement and the annexed Plan of Merger and all resolutions adopted by said Boards of Directors and by the SBI Shareholders related to this Agreement, be submitted with appropriate applications to, and filed with all applicable Regulatory Authorities as may be necessary in order to obtain all Consents required to consummate the proposed Merger and the transactions contemplated in this Agreement in accordance with this Agreement, the Plan of Merger and applicable law.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                               TERMS OF THE MERGER

         1.1 MERGER. Subject to the terms and conditions of this Agreement and the satisfaction (or lawful waiver) of all of the conditions to the obligations of each of the Parties to this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into SBI in accordance with the applicable provisions of the Tennessee Code and the Arkansas Code, with the effect provided in the applicable provisions of the Tennessee Code and the Arkansas Code (the "Merger"). SBI shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Arkansas. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of UPC, SBI, and Merger Subsidiary, and the Plan of Merger, in substantially the form of Exhibit 1 which has been approved and adopted by the Board of Directors of SBI and Merger Subsidiary and has or will be approved and adopted by the Board of Directors of UPC (in its capacity as sole shareholder of Merger Subsidiary).

         1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 a.m.) or at such other time as the Parties, acting through their chief executive officers or chief operating officers, may mutually agree. The Closing shall be held at the Union Planters Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, or at such other place as the Parties, acting through their chief executive officers or chief operating officers, may mutually agree.

         1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Arkansas (the "Effective Time").

         1.4 CHARTER. The Charter of the SBI in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         1.5 BYLAWS. The Bylaws of the SBI in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         1.6 NAME. The name of the SBI shall remain unchanged after the Effective Time, unless and until otherwise renamed.

         1.7 DIRECTORS AND OFFICERS. The directors and officers of SBI in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

         1.8 UPC'S RIGHT TO REVISE THE STRUCTURE OF THE TRANSACTION. UPC shall have the unilateral right to revise the structure of the Merger in order to achieve tax benefits or for any other reason which UPC may deem advisable; provided, however, that UPC shall not have the right, without the approval of the Board of Directors of SBI, to make any revision to the structure of the Merger which (i) changes the amount of the Consideration which the SBI Record Holders are to receive as determined in the manner provided in 2.1(c) of this Agreement; (ii) changes the intended tax-free effect of the Merger to UPC, Merger Subsidiary, SBI to any SBI Record Holder; or (iii) would permit UPC to pay the Consideration other than by delivery of shares of UPC Common Stock registered with the SEC (in the manner described in Section 7.1 of this Agreement). UPC may exercise this right of revision by giving written notice to SBI in the manner provided in Section 10.8 of this Agreement, which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Amended and Restated Plan of Merger.

         1.9 POST SIGNING DUE DILIGENCE REVIEW. Within 15 days of this Agreement, each Party shall deliver to the opposite Party any amendments to or updates of their respective Disclosure Memorandum, and the Disclosure Memorandum, as so amended or updated within that 15 day time period, shall be deemed to have been delivered as of the date of this Agreement. Upon execution hereof, each Party shall be entitled forthwith to continue its due diligence review of the Records and operations of the other Party, including, but not limited to, a review of the other Party's Assets, including its loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the quality of such Assets, the adequacy of the Allowances which have been provided against them and the reasonableness of the other Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, that any review conducted by a Party pursuant to the provisions of this
Section 1.9 shall be completed within fifteen (15) days from the date of this Agreement. Should, as a result of such review, either Party find in good faith that the Allowances and other reserves provided by the other Party are insufficient to absorb any losses inherent in such other Party's Assets or that the earnings projections, growth projections or sustained earnings prospects provided by the other Party are not likely to be achieved or maintained after consummation of the Merger, or that any other event has been determined to have a Material Adverse Effect on the other Party, the Party discovering such fact may, prior to the expiration of said post signing due diligence review period, terminate this Agreement without penalty by giving the other Party written notice of such termination in the manner provided in Section 10.8. Nothing in this Section 1.9 shall be construed to limit the right of any Party to continue its due diligence review through the Closing Date or to release any Party from its obligation to provide updates or amendments to their respective Disclosure Memorandum after the expiration of such 15 day time period and prior to the Effective Time.

                                   ARTICLE 2
             MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

         2.1 CONVERSION; CANCELLATION AND EXCHANGE OF SHARES; EXCHANGE RATIO. At the Effective Time, by virtue of the Merger becoming effective and without any action on the part of UPC, Merger Subsidiary, SBI, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) UPC CAPITAL STOCK. Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) MERGER SUBSIDIARY COMMON STOCK. Each share of Merger Subsidiary common stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent all of the issued and outstanding capital stock of SBI as the Surviving Corporation at and after the Effective Time of the Merger.

                  (c) SBI COMMON STOCK. Each share of SBI Common Stock issued and outstanding at the Effective Time shall cease to represent any interest (equity, shareholder or otherwise) in SBI and shall automatically be converted exclusively into, and constitute only the right of each SBI Record Holder to receive in exchange for such holder's shares of SBI Common Stock, the Consideration to which the SBI Record Holder is entitled as provided in this Section 2.1(c); provided, however, SBI Dissenting Shareholders (as defined below) shall have such rights as afforded by the applicable provisions of the Arkansas Code.

                  (i) THE EXCHANGE RATIO. Subject to any adjustments which may be required by an event described in Subsection 2.1(c)(iii), the number of shares of UPC Common Stock to be exchanged for each share of SBI Common Stock which shall be validly issued and outstanding immediately prior to the Effective Time shall be based on an exchange ratio (the "Exchange Ratio") of 3.5777 shares of UPC Common Stock for each share of SBI Common Stock which shall be validly issued and outstanding immediately prior to the Effective Time; provided, however, that should the Net Realized Amount received by SBI prior to the Closing from the XYZ Loan exceed $500,000, then the Exchange Ratio shall be increased by the Adjustment Factor. For purposes hereof, the Adjustment Factor shall be determined by the following formula: the amount by which the Net Realized Amount exceeds $500,000 shall be divided by $50.538, and the quotient thereof shall be divided by the number of outstanding shares of SBI Common Stock validly issued and outstanding immediately prior to the Effective Time. Therefore, the maximum aggregate number of shares of UPC Common Stock which UPC would be required to issue in exchange for all outstanding shares of SBI Common Stock, based on the Exchange Ratio and without consideration of the Adjustment Factor, would be 487,595 shares of UPC Common Stock. SBI Common Stock held by any SBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall not be considered as outstanding immediately prior to the Effective Time for purposes of the Exchange Ratio. No fractional shares of UPC Common Stock shall be issued in the Merger and if, after aggregating all of the whole and fractional shares of UPC Common Stock to which a SBI Record Holder shall be entitled based upon the Exchange Ratio, there should be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to Article 3 of this Agreement, which cash settlement shall be based upon the Current Market Price Per Share (as defined below) of one (1) full share of UPC Common Stock.

                  (ii) DEFINITION OF "CURRENT MARKET PRICE PER SHARE." The "Current Market Price Per Share" shall be the closing price per share of UPC Common Stock on the NYSE Composite Transaction List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the Effective Date of the Merger.

                  (iii) EFFECT OF STOCK SPLITS, REVERSE STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR CHANGES IN THE CAPITAL OF SBI. Should SBI effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, or should there be more than 136,289 fully diluted shares of SBI Common Stock outstanding immediately prior to the Effective Time, the Exchange Ratio may, in UPC's sole discretion if such change in the capital accounts constitutes a breach of any of SBI's representations, warranties or covenants, be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph (iii) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by SBI set forth herein.

                  (d) SHARES HELD BY SBI OR UPC. Each of the shares of SBI Common Stock held by any SBI Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Consideration shall be issued in exchange therefor.

                  (e) DISSENTERS' RIGHTS OF SBI SHAREHOLDERS. Any SBI Record Holder who shall comply strictly with the provisions of the applicable sections of the Business Corporation Law of Arkansas regarding dissenters' rights ("SBI Dissenting Shareholders"), shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by such Business Corporation Law.

         2.2 NO STOCK OPTIONS. As of the date of this Agreement, there are no options, Rights, warrants, scrip or similar rights of any nature, including stock option, stock appreciation or similar rights, issued and outstanding by SBI or any SBI Company to purchase shares of SBI Common Stock, any other capital stock of SBI, or any other securities or instruments of any nature which are convertible into or exchangeable for, or which derive their value, in whole or in part from, shares of SBI Common Stock or any other capital stock of SBI or any SBI Company. Therefore, at the Effective Time there will be no issued and outstanding options, securities, Rights or instruments of any nature whatsoever to purchase or otherwise acquire shares of SBI Common Stock or any other capital stock of SBI or any SBI Company, or which derive their value, in whole or in part from SBI Common Stock or any other capital stock of any SBI Company.

         2.3 ANTI-DILUTION PROVISIONS. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


                                   ARTICLE 3
                               EXCHANGE OF SHARES

         3.1 EXCHANGE PROCEDURES. As soon as reasonably practical after the Effective Time, UPC and SBI shall cause the Exchange Agent to mail to the SBI Record Holders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent).

The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each SBI Record Holder of SBI Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Consideration provided in Section 2.1(c) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2 of this Agreement. To the extent required by Section 2.1(c) of this Agreement, each SBI Record Holder also shall receive, upon surrender of the certificate or certificates representing his or her shares of SBI Common Stock outstanding immediately prior to the Effective Time, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the Consideration to which any SBI Record Holder is entitled as a result of the Merger until such SBI Record Holder surrenders such holder's certificate or certificates representing the shares of SBI Common Stock for exchange as provided in this Section 3.1. The certificate or certificates of SBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither UPC nor the Exchange Agent shall be liable to a SBI Record Holder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Approval of this Agreement and the Plan of Merger by the shareholders of SBI shall constitute all shareholders' ratification of the appointment of the Exchange Agent.

         3.2 RIGHTS OF FORMER SBI RECORD HOLDERS. At the Effective Time, the stock transfer books of SBI shall be closed as to holders of SBI Common Stock outstanding immediately prior to the Effective Time, and no transfer of SBI Common Stock by any SBI Record Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of
Section 3.1 of this Agreement, each certificate theretofore representing shares of SBI Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Consideration provided in Section 2.1(c) of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by SBI in respect of such shares of SBI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is on or after the Effective Date, the declaration shall include dividends or other distributions on all shares of UPC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to a SBI Record Holder until such SBI Record Holder surrenders his or her certificate or certificates evidencing SBI Common Stock for exchange as provided in Section 3.1 of this Agreement. However, upon surrender of such SBI Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest), shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF SBI

         Except as disclosed in the SBI Disclosure Memorandum, SBI hereby represents and warrants to UPC as follows:

         4.1 ORGANIZATION, STANDING, AND POWER. SBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Arkansas and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. SBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI.

         4.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) SBI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SBI, subject to the approval of this Agreement and the Plan of Merger by the holders of a majority (or such greater percentage as may be required by the Charter of SBI or other applicable Law) of the outstanding shares of SBI Common Stock, which is the only shareholder vote required for approval of this Agreement and the Plan of Merger, and consummation of the Merger by SBI. Subject to the receipt of such requisite shareholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of SBI, enforceable against SBI in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance of injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement or the Plan of Merger, as appropriate, by SBI, nor the consummation by SBI of the transactions contemplated hereby or thereby, nor compliance by SBI with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of SBI's Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to or result in the creation of any Lien on any material Asset of any SBI Company under, any Contract or Permits of any SBI Company, or (iii) subject to receipt of the requisite Consents referred to in Section 7.3 of this Agreement, violate any Law or Order applicable to any SBI Company or any of their respective Material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate Laws, other than Consents required from Regulatory Authorities and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any SBI Employee Plans or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SBI of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

         (d) No SBI Company is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction, or decree of any court or other governmental body of competent jurisdiction, or any Law which would prevent the execution and delivery of this Agreement and the Plan of Merger by SBI, or the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against SBI Company in which the validity of this Agreement, the transactions contemplated hereby or any other action which has been taken by any other of such Parties in connection herewith or in connection with the transaction contemplated hereby is at issue.

         4.3      CAPITAL STOCK.

                  (a) The authorized capital stock of SBI consists of (i) 200,000 shares of SBI Common Stock, $10.00 par value, of which 136,289 are issued and outstanding as of the date of the original Agreement, and not more than 136,289 shares will be issued and outstanding at the Effective Time, and
(ii) zero (0) shares of preferred stock of which no shares are, or will be, issued and outstanding as of the date of the original Agreement or at the Effective Time, respectively. All of the issued and outstanding shares of capital stock of SBI are duly and validly issued and outstanding and are fully paid and nonassessable under the Laws of the State of Arkansas and SBI's Charter. None of the outstanding shares of capital stock of SBI has been issued in violation of any preemptive rights of the current or past shareholders of SBI or any of its predecessors.

                  (b) As of the date of this Agreement, there are no options, Rights, warrants, scrip or similar rights of any nature, including stock options, stock appreciation or similar rights, issued and outstanding by SBI or any SBI Company to purchase shares of SBI Common Stock, any other capital stock of SBI, or any other securities or instruments of any nature which are convertible into or exchangeable for, or which derive their value, in whole or in part from, shares of SBI Common Stock or any other capital stock of SBI or any SBI Company. Therefore, at the Effective Time there will be no issued and outstanding options, securities, Rights or instruments of any nature whatsoever to purchase or otherwise acquire shares of SBI Common Stock or any other capital stock of SBI or any SBI Company, or which derive their value, in whole or in part from SBI Common Stock or any other capital stock of any SBI Company.

         4.4 SBI SUBSIDIARIES. SBI has disclosed in Section 4.4 of the SBI Disclosure Memorandum all of the SBI Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the SBI Subsidiaries that are general or limited partnerships or other non-corporate entities, including limited liability companies (identifying the Law under which such entity is organized, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to business, and the amount and nature of the ownership interest therein of all SBI Companies). SBI or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SBI Subsidiary. No capital stock (or other equity interest) of any SBI Subsidiary is or may become required to be issued (other than to another SBI Company) by reason of any Rights, and there are no Contracts by which any SBI Subsidiary is bound to issue (other than to another SBI Company) additional shares of its capital stock (or other equity interests) or Rights or by which any SBI Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SBI Subsidiary (other than to another SBI Company). There are no Contracts relating to the rights of any SBI Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any SBI Subsidiary. Except as disclosed in Section
4.4 of the SBI Disclosure Memorandum, all of the shares of capital stock (or other equity interests) of each SBI Subsidiary held by a SBI Company are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the SBI Company free and clear of any Lien. Each SBI Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI. Each of the SBI Bank Subsidiaries is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the Deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents and Records for each SBI Subsidiary have been made available to UPC for its review, and are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

         4.5      SBI FINANCIAL STATEMENTS.

                  (a) SBI FINANCIAL STATEMENTS. As disclosed in Section 4.5 of the SBI Disclosure Memorandum, SBI has delivered to UPC (or will deliver, when available, with respect to periods ended after the date of the original Agreement) true, correct and complete copies of (i) the consolidated statements of financial position (including related notes and schedules, if any) of SBI as of June 30, 1997, and as of December 31, 1996, and December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1997, and for each of the three fiscal years ended December 31, 1996, 1995, and 1994, (ii) the consolidated statements of financial position of SBI (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to any period ending subsequent to June 30, 1997, and prior to the Closing Date, and (iii) all Call Reports, including any amendments thereto, filed with any Regulatory Authorities by SBI and each of the Bank Subsidiaries for the years ended December 31, 1996, 1995, and 1994, together with any correspondence with the SEC or with any other Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "SBI Financial Statements"). Such SBI Financial Statements (i) were (or will be) prepared from the Records of SBI and/or each SBI Subsidiary; (ii) were (or will be) prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present) SBI's and each SBI Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of SBI's and each SBI Subsidiary's financial condition and the results of SBI's and each SBI Subsidiary's operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or Allowances for loan losses, for ORE reserves and for all reasonably anticipatable Liabilities and Taxes, with respect to the periods then ended; and

(vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         4.6 ABSENCE OF UNDISCLOSED LIABILITIES. No SBI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of SBI as of June 30, 1997, and December 31, 1996, included in the SBI Financial Statements or reflected in the notes or schedules, if any, thereto, and delivered with the SBI Disclosure Memorandum prior to the date of this Agreement. No SBI Company has incurred or paid any Liability since December 31, 1996, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI.

         4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date there has not been:

                  (a) any material transaction by any SBI Company which was not undertaken in the ordinary course of business and in conformity with past practice.

                  (b) any loss of a key employee or any damage, destruction or loss, whether or not covered by insurance, which has had or which may be reasonably expected to have a Material Adverse Effect on any SBI Company.

                  (c) any acquisition or disposition by any SBI Company of any Asset having a fair market value, singularly or in the aggregate for each SBI Company, in an amount greater than Fifty Thousand Dollars ($50,000), except in the ordinary course of business and in conformity with past practice.

                  (d) any mortgage, pledge or subjection to Lien, of any kind on any of the Assets of any SBI Company, except to secure extensions of credit in the ordinary course of business and in conformity with past practice.

                  (e) any amendment, modification or termination of any Contract relating to any SBI Company or to which any SBI Company is a party which would or may be reasonably expected to have a Material Adverse Effect on SBI.

                  (f) other than as described in Section 4.7(f) of the SBI Disclosure Memorandum, any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of any SBI Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of ten percent (10%) per annum or $5,000 for any of them individually.

                  (g) any incurring of, assumption of, or taking of, by any SBI Company, any Asset subject to any Liability, except for Liabilities incurred or assumed or Assets taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice.

                  (h) any material alteration in the manner of keeping the books, accounts or Records of any SBI Company, or in the accounting policies or practices therein reflected.

                  (i) other than as described in Section 4.7(i) of the SBI Disclosure Memorandum, any release or discharge (or partial release or discharge) of any obligation or Liability of any Person related to or arising out of any loan made by any SBI Company, except in the ordinary course of business and in conformity with past practice.

         4.8      TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the SBI Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as fully reserved against in the SBI Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the SBI Companies.

                  (b) None of the SBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for any of the SBI Companies for the period or periods through and including the date of the respective SBI Financial Statements has been made and is reflected on such SBI Financial Statements.

                  (d) Deferred Taxes of the SBI Companies have been provided for in accordance with GAAP.

                  (e) Each of the SBI Companies is in compliance with, and its Records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the IRC.

                  (f) None of the SBI Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 28OG or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in the IRC Section 382(g), of any of the SBI Companies that occurred during or after any Taxable Period in which the Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

                  (h) None of the SBI Companies is a party to any tax allocation or sharing agreement and none of the SBI Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was SBI) has any Liability for taxes of any Person (other than SBI and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

         4.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan or credit losses, including any allowances or reserves for losses on ORE and other collateral taken in satisfaction, or partial satisfaction of a debt previously contracted, (the "Allowance") shown on the consolidated balance sheets of SBI included in the most recent SBI Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of SBI included in the SBI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, in the reasonable opinion of management of SBI adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known and reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables and ORE reserves) of the SBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the SBI Companies as of the dates thereof. Except as described in Section 4.9 of the SBI Disclosure Memorandum (by loan type, loan number, classification and outstanding balance) which includes all Loans or extensions of credit which are listed on SBI's or any SBI Company's watch list, no SBI Company has any Loan or other extension of credit which has been (or should have been in management's reasonable opinion) classified by SBI management as "Other Assets Especially Mentioned," "Substandard," "Doubtful" or "Loss", or similar classifications, that were not classified in SBI's or any SBI Company's most recent report of examination or most current watch list, copies of which have been made available to UPC for review prior to the date of this Agreement. The net book value of any SBI Company's assets acquired through foreclosure in satisfaction of problem loans ("ORE") are carried on the balance sheet of the SBI Financial Statements at fair value at the time of acquisition less estimated selling costs which approximates the net realizable value of the ORE in accordance with the American Institute of Certified Public Accountants' Statement of Position 92-3.

         4.10 ASSETS. Except as disclosed or reserved against in the SBI Financial Statements made available prior to the date of this Agreement, the SBI Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible Assets used in the businesses of the SBI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SBI's past practices. All Assets which are material to SBI's business on a consolidated basis, held under leases or subleases by any of the SBI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The SBI Companies currently maintain insurance similar in amounts, scope, and coverage to that maintained by other peer banking organizations. None of the SBI Companies has received notice from any insurance carrier that (i) such insurance would be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by any SBI Company under such policies.

         4.11 INTELLECTUAL PROPERTY. All of the Intellectual Property rights of the SBI Companies are in full force and effect and constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of SBI, there currently are not, any Defaults thereunder by any SBI Company. A SBI Company owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. None of the SBI Companies or, to the Knowledge of SBI, their respective predecessors, has misused the Intellectual Property rights of others and none of the Intellectual Property rights as used in the business conducted by any such SBI Company infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. No SBI Company is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Each SBI Company owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of any SBI Company is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including any SBI Company.

         4.12     ENVIRONMENTAL MATTERS.

                  (a) To the Knowledge of SBI, each SBI Company, its Participation Facilities, and its Operating Properties are, and have been, in compliance with an Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI.

                  (b) To the Knowledge of SBI, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any SBI Company or any of its Operating Properties or Participation Facilities (or SBI in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any SBI Company or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) any SBI Company's ownership or operation of any of their respective current properties, (ii) any SBI Company's participation in the management of any Participation Facility, or
(iii) any SBI Company's holding of a security interest in an Operating Property, to the Knowledge of SBI, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI. Prior to the period of (i) any SBI Company's ownership or operation of any of their respective current properties,
(ii) any SBI Company's participation in the management of any Participation Facility, or (iii) any SBI Company's holding of a security interest in an Operating Property, to the Knowledge of SBI, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI.

         4.13 COMPLIANCE WITH LAWS. SBI is duly registered as a bank holding company under the BHC Act. Each SBI Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. None of the SBI Companies:

         (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and

         (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SBI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any SBI Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

   4.14 LABOR RELATIONS. No SBI Company is the subject of any Litigation asserting that it or any other SBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any SBI Company, pending or threatened, or to the Knowledge of SBI, is there any activity involving any SBI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

   4.15  EMPLOYEE BENEFIT PLANS.

         (a) SBI has disclosed in Section 4.15(a) of the SBI Disclosure Memorandum, and has delivered or made available to UPC prior to the date of the Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in
Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SBI Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SBI Benefit Plans"). Any of the SBI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "SBI ERISA Plan." Each SBI ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "SBI Pension Plan." No SBI Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) All SBI Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI. Each SBI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SBI is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No SBI Company has engaged in a transaction with respect to any SBI Benefit Plan that, assuming the taxable period of such on expired as of the date hereof, would subject any SBI Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                  (c) No SBI Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial evaluation, there has been (i) no material change in the financial position of any SBI Pension Plan, (ii) no change in the actuarial assumptions with respect to any SBI Pension Plan, and (iii) no increase in benefits under any SBI Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI or materially adversely affect the funding status of any such plan. Neither any SBI Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SBI Company, or the single-employer plan of any entity which is considered one employer with SBI under Section 4001 of ERISA or
Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. No SBI Company has provided, or is required to provide, security to a SBI Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any SBI Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No SBI Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SBI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                  (e) No SBI Company has any Liability for retiree health and life benefits under any of the SBI Benefit Plans and there are no restrictions on the rights of such SBI Company to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

                  (f) Except as disclosed in Section 4.15(f) of the SBI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any SBI Company from any SBI Company under any SBI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SBI Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SBI Financial Statements to the extent required by and in accordance with GAAP.

         4.16 MATERIAL CONTRACTS. Except as disclosed in Section 4.16 of the SBI Disclosure Memorandum, none of the SBI Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by any SBI Company, other than as specifically disclosed on the SBI Financial Statements, or the guarantee by any SBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contracts which prohibit or restrict any SBI Company from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among SBI Companies, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the SBI Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SBI SEC Report (whether or not SBI is subject to the filing requirements of the SEC) filed (or which would have been filed if SBI were subject to the SEC reporting requirements) by SBI with the SEC prior to the date of the Agreement(together with all Contracts referred to in Sections 4.10 and 4.15(a) of this Agreement, (the "SBI Contracts"). With respect to each SBI Contract: (i) the Contract is in full force and effect; (ii) no SBI Company is in Default thereunder, (iii) no SBI Company has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of SBI, in Default in any respect or has repudiated or waived any material provision thereunder. Except as set forth in
Section 4.16 of the SBI Disclosure Memorandum all of the indebtedness of any SBI Company for money borrowed is prepayable at any time by such SBI Company without penalty or premium.

         4.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of SBI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SBI Company, or against any Asset, employee benefit plan, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SBI Company.

         4.18 REPORTS. Since January 1, 1992, or the date of organization if later, each SBI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if applicable, including Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and
(iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on
SBI). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein light of the circumstances under which they were made, not misleading.

         4.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any SBI Company to UPC pursuant to this Agreement or any other document, agreement, or instrument referred to therein or herein contains, or will contain, any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SBI Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any SBI Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to SBI's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a SBI Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of SBI be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any SBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         4.20 ACCOUNTING, TAX, AND REGULATORY MATTERS. No SBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to SBI that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such section.

         4.21 STATE TAKEOVER LAWS. Each SBI Company has taken all necessary action to exempt the transactions contemplated by this Agreement and the Plan of Merger from, or if necessary challenge the validity or applicability of any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including any applicable sections of the Business Corporation Law of the State of Arkansas.

         4.22 CHARTER PROVISIONS. Each SBI Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person under the Charter, Bylaws or other governing instruments of any SBI Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any SBI Company that my be directly or indirectly acquired or controlled by it.

         4.23 CHARTER DOCUMENTS. SBI has previously provided UPC true and correct copies of the Articles of Incorporation and Bylaws of SBI and the Articles of Incorporation or Articles of Association or Articles of Agreement and Bylaws of each SBI Company, as amended to date, and each are in full force and effect.

                                   ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF UPC

         Except as disclosed in the UPC Disclosure Memorandum, UPC hereby represents and warrants to SBI as follows:

         5.1 ORGANIZATION, STANDING, AND POWER. UPC and Merger Subsidiary are both corporations duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and each has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. UPC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

         5.2      AUTHORITY: NO BREACH BY AGREEMENT.

                  (a) UPC and Merger Subsidiary each has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Plan of Merger (as to Merger Subsidiary) and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of UPC and Merger Subsidiary including the approval of UPC in its capacity as the sole shareholder of Merger Subsidiary. This Agreement represents a legal, valid, and binding obligation of UPC, enforceable against UPC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by UPC, nor the consummation by UPC, and Merger Subsidiary of the transactions contemplated hereby, nor compliance by UPC and Merger Subsidiary with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any UPC Company's Charter (or similar governing instrument) or Bylaws, or
(ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any UPC Company under any Contract or Permit of any UPC Company, or (iii) subject to receipt of the requisite approvals referred to in Section 8.1(b) of this Agreement, violate any Law or Order applicable to any UPC Company or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and the rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by UPC and Merger Subsidiary of the Merger and the other transactions contemplated in this Agreement.

         5.3      CAPITAL STOCK. The authorized capital stock of UPC consists of
(i) 100,000,000 shares of UPC Common Stock, of which 66,790,144 shares are issued and outstanding as of June 30, 1997, and (ii) 10,000,000 shares of UPC Preferred Stock, of which zero (0) shares of UPC Series A Preferred Stock and 2,533,236 shares of UPC Series E Preferred Stock are issued and outstanding. All of the issued and outstanding shares of UPC Capital Stock are, and all of the shares of UPC Common Stock to be issued in exchange for shares of SBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the Tennessee Code and the UPC Charter. None of the outstanding shares of UPC Capital Stock has been, and none of the shares of UPC Common Stock to be issued in exchange for shares of SBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of UPC. UPC has reserved for issuance a sufficient number of shares of UPC Common Stock for the purpose of issuing shares of UPC Common Stock in accordance with the provisions of Sections 2.1(c) and 2.2 of this Agreement.

         5.4      SEC FILINGS: FINANCIAL STATEMENTS.

                  (a) UPC has filed and made available to SBI all SEC documents required to be filed by UPC since December 31, 1994 (the "UPC SEC Reports"). The UPC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such UPC SEC Reports or necessary in order to make the statements in such UPC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for UPC Subsidiaries that are registered as a broker, dealer or investment advisor, no UPC Subsidiary is required to file any SEC Documents.

                  (b) Each of the UPC Financial Statements (including, in each case, any related notes) contained in the UPC SEC Reports, including any UPC SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of UPC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         5.5 ABSENCE OF UNDISCLOSED LIABILITIES. No UPC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of UPC as of June 30, 1997, included in the UPC Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. No UPC Company has incurred or paid any liability since June 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC or (ii) in connection with the transactions contemplated by this Agreement.

         5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, except as disclosed in the UPC Financial Statements delivered prior to the date of this Agreement or contemplated by pending federal legislation applicable to financial institutions generally, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC, and (ii) the UPC Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of UPC provided in Article 6 of this Agreement.

         5.7 COMPLIANCE WITH LAWS. UPC is duly registered as a bank holding company under the BHC Act and as a savings and loan holding company under the HOLA. Each UPC Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit.

         5.8 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of UPC, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any UPC Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC.

         5.9 REPORTS. Since January 1, 1996, UPC has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on UPC). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.10 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any UPC Company or any Affiliate thereof to SBI pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by UPC with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any UPC Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to SBI's Shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any UPC Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of SBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any UPC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.11 ACCOUNTING, TAX, AND REGULATORY MATTERS. No UPC Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance relating to UPC or Merger Subsidiary that is reasonably likely to
(i) prevent the
transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 8.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         6.1 AFFIRMATIVE COVENANTS OF SBI. Unless the prior written consent of UPC shall have been obtained, and except as otherwise expressly contemplated herein, SBI shall, and shall cause each of its Subsidiaries to: (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises,
(iii) use its reasonable best efforts to pay off any indebtedness secured by stock or assets of any of its Subsidiaries; and (iv) take no action which would
(a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the IRC or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         6.2 NEGATIVE COVENANTS OF SBI. Except as specifically permitted by this Agreement from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief operating officer of UPC, which consent shall not be unreasonably withheld:

                  (a) amend the Charter, Bylaws, or other governing instruments of any SBI Company; or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SBI Company to another SBI Company) in excess of an aggregate of $100,000 (for the SBI Companies on a consolidated basis) except in the ordinary course of the business of SBI Subsidiaries consistent with past practices (which shall include, for SBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition on any Asset of any SBI Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that have been previously disclosed); or

                  (c) declare or pay any dividend or make any other distribution in respect of SBI's capital stock, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SBI Company; or

                  (d) except pursuant to this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of SBI Common Stock or any other capital stock of any SBI Company, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock or any stock equivalent type rights; or

                  (e) adjust, split, combine or reclassify any capital stock of any SBI Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SBI Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any SBI Subsidiary, or any Asset, other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less or Federal Home Loan Bank Stock, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned SBI Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any SBI Company, except in accordance with past practice disclosed in Section 6.2(g) of the SBI Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(g) of the SBI Disclosure Memorandum; and enter into or amend any severance agreements with officers of any SBI Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any SBI Company except in accordance with past practice disclosed in Section 6.2(g) of the SBI Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of SBI). Notwithstanding the foregoing and provided such payments have been fully accrued on SBI's financial statements prior to the Effective Time, SBI (i) shall be entitled to pay bonuses for 1997 in an aggregate amount not to exceed Four Hundred and Fifty Thousand Dollars ($450,000), if so determined by the SBI directors; and (ii) to the extent not prohibited by applicable law, prior to the Effective Time of the Merger SBI shall establish a rabbi trust or similar funding arrangement and make contributions thereto in an amount necessary to fully fund all amounts accrued through January, 1998, under all non-qualified deferred compensation arrangements maintained by any SBI Company. After the Effective Time of the Merger, each of the deferred compensation arrangements shall remain in effect for the benefit of those persons who are parties thereto. Prior to the Effective Time of the Merger, SBI (or the appropriate SBI Bank Subsidiary) shall take such steps as are necessary to amend the deferred compensation arrangements to provide that immediately prior to the Effective Time of the Merger, compensation deferrals pursuant to Section 2 of the deferred compensation arrangements shall cease, and no future deferrals shall be made under such arrangements. After the Effective Time of the Merger, UPC will not amend the deferred compensation arrangements, except to the extent necessary to comply with applicable law or to give effect to the provisions of this Section of the Agreement; or

         6.3      CERTAIN ACTIONS.

                  (a) Except to the extent necessary to consummate the transactions specifically contemplated by this Agreement, SBI shall not, and shall use its best efforts to ensure that its respective directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or provide any confidential or non-public information to, any corporation, partnership, person or other entity or group (other than to UPC or any UPC Subsidiary) concerning any "Acquisition Proposal" (as defined in Section 10.1 hereof), except for actions reasonably considered by the Board of Directors of SBI, based upon the advice of outside legal counsel, to be required in order for the Board of Directors to fulfill its fiduciary obligations. SBI shall notify UPC immediately if any Acquisition Proposal has been or should hereafter be received by SBI, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of SBI's Board of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest.

                  (b) As a condition of and as an inducement to UPC's entering into this Agreement, SBI covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to SBI's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether SBI has otherwise complied with the provisions of Section 6.3(a) hereof, that SBI or such third party which is a party of the Acquisition Proposal shall have paid UPC, as liquidated damages, the sum of One Million One Hundred Fifty Thousand Dollars ($1,150,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by UPC's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of UPC in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of UPC in connection with the transactions contemplated by this Agreement, including UPC's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) UPC's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, SBI hereby stipulates and covenants that prior to SBI's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either SBI or such third party shall have paid to UPC the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 6.3. Notwithstanding anything to the contrary in this Section 6.3(b), in the event such Acquisition Proposal should be the result of a hostile takeover of SBI, any sums due UPC hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. UPC acknowledges that under no circumstances shall any officer or director of SBI) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to UPC for any amount of the foregoing payment. On payment of such amount to UPC, UPC shall have no cause of action or claim (either in law or equity) whatsoever against SBI, or any officer of director of SBI, with respect to or in connection with such Acquisition Proposal or this Agreement.

                  (c) Henry L. Nichols ("Stockholder"), acting in his individual capacity as a Trustee or Co-Trustee of various trusts identified on the signature page hereof, and any other trusts of which he is a trustee or co-trustee, if any, and which owns or controls any SBI Common Stock, covenants and agrees that he will not, directly or indirectly, sell, transfer or exchange, offer to sell, transfer or exchange, or authorize any trust or similar entity to sell, transfer or exchange, any shares of SBI Common Stock he owns or controls, or is owned or controlled by any trust of which he serves as a trustee or co-trustee, to any person or entity except pursuant to this Agreement or pursuant to a valid last will and testament or the laws of descent and distribution. Stockholder's obligations under this paragraph shall terminate in accordance with Section 6.3(d).

                  (d) The requirements, conditions, and obligations imposed by this Section 6.3 shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time or (ii) December 31, 1998; or (iii) the date on which this Agreement shall have been terminated (i) mutually by the Parties pursuant to Section 9.1(a) of this Agreement; (ii) by SBI pursuant to Section 9.1(b) of this Agreement; (iii) by either Party pursuant to Section 9.1(d)(i) of this Agreement; (iv) by SBI pursuant to Section 9.1(f) of this Agreement, other than due to the failure to satisfy Section 8.1(a) of this Agreement; or (v) by SBI pursuant to Section 9.1(c) of this Agreement, but in such event only on the basis of (a) material inaccuracy (without waiver thereof) of representations and warranties of UPC as contemplated by the provisions of Section 8.3(a) of this Agreement; (b) noncompliance by UPC with its obligations as required by the provisions of Section 8.3(b) of this Agreement; or (c) the failure of UPC to deliver all certificates as required by the provisions of Section 8.3(c) of this Agreement, or to satisfy the conditions set forth in Section 8.3(d) of this Agreement; or (v) by either Party pursuant to Section 9.1(g) of this Agreement.

         6.4 COVENANTS OF UPC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, UPC covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the UPC Common Stock and the business prospects of the UPC Companies, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 8.1(b) of this Agreement or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, provided, that the foregoing shall not prevent any UPC Company from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of UPC, desirable in the conduct of the business of UPC and its Subsidiaries and would not, in the judgment of UPC, likely delay the Effective Time to a date subsequent to the date set forth in Section 9.1(e) of this Agreement.

         6.5 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         6.6 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the

Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC or any other Regulatory Authority pursuant to the Securities Laws, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC or other Regulatory Authorities pursuant to the Securities Laws will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

         7.1 REGISTRATION STATEMENT: PROXY STATEMENT: SHAREHOLDER APPROVALS. UPC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of UPC Common Stock upon consummation of the Merger. SBI shall furnish all information concerning it and the holders of its capital stock as UPC may reasonably request in connection with such action. SBI shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) UPC and SBI shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to the shareholders of SBI, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of SBI shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to their shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of SBI shall (subject to compliance with their fiduciary duties as advised by counsel) use their reasonable efforts to obtain such shareholders' approvals.

         7.2 EXCHANGE LISTING. UPC shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of UPC Common Stock to be issued to the holders of SBI Common Stock or SBI Stock Options, if any, pursuant to the Merger, and UPC shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         7.3 APPLICATIONS. UPC shall prepare and file, and SBI shall cooperate in the preparation and, where appropriate, filing of applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five business days prior to filing UPC shall use its reasonable best efforts to provide SBI and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from, all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         7.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, UPC and SBI shall duly certify, execute, acknowledge and file the Articles of Merger with the Secretary of State of the State of Tennessee and with the Secretary of State of the State of Arkansas, as applicable, in connection with the Closing.

         7.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 8 of this Agreement; provided, however, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall be construed to obligate UPC or Merger Subsidiary to take any action to meet any condition required to obtain and Consent if UPC shall, in its sole discretion, deem such condition to be unreasonable or to constitute a significant impediment upon UPC's ability to carry on its business or acquisition programs to require UPC to increase its capital ratios to amounts in excess of the Federal Reserves minimum capital ratio guidelines which may from time to time be in effect.

         7.6      INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                  (c) SBI shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which are considering an Acquisition Proposal with SBI to preserve the confidentiality of the information relating to SBI provided to such Persons and their Affiliates and Representatives.

         7.7 PRESS RELEASES. Prior to the Effective Time, SBI and UPC shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         7.8 ACCOUNTING AND TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         7.9 STATE TAKEOVER LAWS. Each SBI Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of any applicable, Takeover Law.

         7.10 CHARTER PROVISIONS. Each SBI Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Charter, Bylaws, or other governing instruments of any SBI Company or restrict or impair the ability of UPC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any SBI Company that may be directly or indirectly acquired or controlled by it.

         7.11 AGREEMENT OF AFFILIATES. SBI has disclosed in Section 7.11 of the SBI Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of SBI for purposes of Rule 145 under the 1933 Act. SBI shall use its reasonable efforts to cause each such Person to deliver to UPC not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of SBI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of UPC Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of UPC and SBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of UPC Common Stock issued to such affiliates of SBI in exchange for shares of SBI Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and SBI have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section
7.11 (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to affiliates of SBI pursuant to this Agreement to enforce the provisions of this Section 7.11). UPC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of UPC Common Stock by such affiliates.

         7.12 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, UPC shall provide to officers and employees of the SBI Companies employee benefits under employee benefit and welfare plans, on terms and conditions which when taken as a whole are substantially similar to those currently provided by the UPC Companies to their similarly situated officers and employees. For purposes of participation, but not vesting and benefit accrual, under any such UPC employee benefit plans, the service of the employees of the SBI Companies prior to the Effective Time shall be treated as service with a UPC Company participating in such employee benefit plan. Nothing herein shall be deemed to have reduced, contracted, enlarged, undertaken, authorized, approved or otherwise to have affected whatever contractual rights the officers or employees of SBI may have under existing documentation other than as expressly stated herein, and nothing herein shall be deemed to be an employment contract, agreement or understanding, or offer of employment by UPC or any of its direct or indirect Subsidiaries after the Effective Time.

                                  ARTICLE 8
              CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6 of this Agreement:

         (a) SHAREHOLDER APPROVALS. The shareholders of SBI shall have approved this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments.

         (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner, which in the reasonable judgment of the Board of Directors of UPC would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, UPC would not, in its reasonable judgment, have entered into this Agreement.

         (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

         (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

         (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of UPC Common Stock issuable pursuant to the Merger shall have been received.

         (f) EXCHANGE LISTING. The shares of UPC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (g) POOLING LETTERS. UPC shall have received a copy of the letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

                  (h) TAX MATTERS. UPC shall have received a written opinion of counsel from Wyatt, Tarrant & Combs in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger would constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of SBI Common Stock for UPC Common Stock will not give rise to gain or loss to the shareholders of SBI with respect to such exchange (except to the extent of any cash received), and (ii) none of SBI or UPC will recognize gain or loss as a consequence of the Merger (except for the inclusion in income of the amount of the bad-debt reserve maintained by SBI and any other amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of SBI and UPC reasonably satisfactory in form and substance to such counsel.

         8.2 CONDITIONS TO OBLIGATIONS OF UPC. The obligations of UPC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by UPC pursuant to Section 10.6(a) of this Agreement:

                  (a)      REPRESENTATIONS AND WARRANTIES. For purposes of this
Section 8.2(a), the accuracy of the representations and warranties of SBI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SBI set forth in Section 4.3 of this Agreement shall be true and correct. The representations and warranties of SBI set forth in Sections 4.20, 4.21, and 4.22 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SBI set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.20, 4.21, and 4.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SBI.

                  (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of SBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) CERTIFICATES. SBI shall have delivered to UPC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief operating officer, to the effect that the conditions of its obligations set forth in Section 8.2(a) and 8.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SBI's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and hereby, all in such reasonable detail as UPC and its counsel shall request.

                  (d) AFFILIATES AGREEMENTS. UPC shall have received from each affiliate of SBI the affiliates letter referred to in Section 7.12 of this Agreement, to the extent necessary to assure in the reasonable judgment of UPC that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

                  (e) LEGAL OPINION. SBI shall have delivered to UPC an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance satisfactory to UPC, to the effect that:

                           (i)      SBI is a Arkansas corporation duly
organized, validly existing, and in good standing under the laws of the State of Arkansas.

                           (ii)     This Agreement, has been duly and validly
authorized, executed and delivered on behalf of SBI by a duly authorized officer or representative of SBI, and (assuming this Agreement is a binding obligation of UPC) constitute a valid and binding obligation of SBI enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii)    The execution, delivery and performance of
this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of SBI.

                  (f) MAINTENANCE OF CERTAIN COVENANTS, ETC. At the time of Closing, (i) the total consolidated assets of SBI shall be not less than $162 million (ii) the total consolidated stockholders' equity of SBI shall have been not less than $16.9 million at June 30, 1997, and shall have increased since that date through normal earnings growth; (iii) the tangible equity capital of SBI shall be not less than its reported level as of June 30, 1997, and shall have increased since that time through normal earnings growth (less approved dividends); (iv) SBI shall own, free and clear of any Liens, all of the outstanding capital stock of Bank Subsidiaries; and (vi) from December 31, 1996, there shall have been no extraordinary sale of assets, nor any material investment portfolio restructuring by any SBI Company. The financial criteria and calculations set forth above shall be determined in accordance with GAAP assuming that SBI and each other SBI Company shall have been operated consistently in the normal course of their respective businesses; provided, however, that the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out-of-the-ordinary borrowings or by the realization of extraordinary or nonrecurring gains otherwise than in the ordinary course of business or other income from the disposition of assets or liabilities or through similar transactions shall be eliminated from the calculations;

         8.3 CONDITIONS TO OBLIGATIONS OF SBI. The obligations of SBI to perform this Agreement and the Plan of Merger and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SBI pursuant to Section 10.6(b) of this
Agreement:

         (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of UPC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of UPC set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of UPC set forth in Section 5.11 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of UPC set forth in this Agreement (including the representations and warranties set forth in Sections 5.3 and 5.11) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on UPC.

         (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of UPC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

         (c) CERTIFICATES. UPC shall have delivered to SBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief operating officer, to the effect that the conditions of its obligations set forth in Section 8.3(a) and 8.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by UPC's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SBI and its counsel shall request.

         (d) LEGAL OPINION. UPC shall have delivered to SBI an opinion of counsel, which may be in-house counsel of UPC, dated as of the Closing Date, addressed to and in form and substance satisfactory to SBI, to the effect that:

                  (i) UPC and Merger Subsidiary are Tennessee corporations duly organized, validly existing, and in good standing under the laws of the State of Tennessee;

                  (ii) This Agreement and Plan of Merger has been duly and validly authorized, executed and delivered on behalf of UPC and Merger Subsidiary by a duly authorized officer or representative thereof, and (assuming this Agreement is a binding obligation of SBI) constitutes a valid and binding obligation of UPC and Merger Subsidiary enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                  (iii) The execution, delivery and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of UPC and Merger Subsidiary.

                                  ARTICLE 9
                                 TERMINATION

   9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of SBI, this Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time, as follows:

                  (a) By mutual consent of the Board of Directors of UPC and the Board of Directors of SBI, or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.2(a) of this Agreement in the case of SBI and Section 8.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to terminate the Merger under the applicable standard set forth in Section 8.2(a) of this Agreement in the case of SBI and Section 8.3(a) of this Agreement in the case of UPC; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.2(a) of this Agreement in the case of SBI and Section 8.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such Regulatory Authority or if any action taken by such Regulatory Authority is not appealed within the time limit for appeal or (ii) the shareholders SBI fail to vote their approval of this Agreement and the transactions contemplated hereby as required by Arkansas Law and SBI's Charter and Bylaws, and the rules of the NYSE or National Association of Securities Dealers, if applicable, at the Shareholders' Meeting where this Agreement and the Plan of Merger were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1 (e); and further, if UPC shall have filed all applications to obtain the necessary Consents of banking Regulatory Authorities within sixty (60) days of the date hereof, and if the Closing shall not have occurred because of a delay caused by a bank Regulatory Authority in its review of the application before it, or by the SEC in its review of the Registration Statement to be filed by UPC, then SBI shall, upon UPC's written request, extend the June 30, 1998 date for a reasonable time, in no event less than thirty (30) days in order for UPC to obtain all Consents of bank Regulatory Authorities required and/or all Consents of the SEC and any other securities Regulatory Authorities, and for the expiration of any stipulated waiting periods; or

                  (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
Section 8.2(a) of this Agreement in the case of SBI and Section 8.3(a) in the case of UPC or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e) of this Agreement; or

                  (g) by the Board of Directors of either Party should there by an occurrence of the conditions set forth in Section 1.9 of this Agreement.

         9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 6.3, Section 7.6(b) and
Article 10 of this Agreement shall survive any such termination and abandonment,
(ii) a termination pursuant to Sections 9.1(b), 9.1(c), 9.1(f) or 9.1(g) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

         9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Articles 1, 2, 3 and 10, and Sections 6.3, 7.8, and 7.12 of this Agreement.

                                  ARTICLE 10
                              GENERAL PROVISIONS

         10.1     DEFINITIONS.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                           "ACQUISITION PROPOSAL" means any tender offer,
agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than UPC or any UPC Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving SBI; (ii) acquire the right to vote ten percent (10%) or more of SBI Common Stock; or (iii) acquire a significant portion of the assets or earning power of SBI.

                           "ADJUSTMENT FACTOR" means the amount by which the
Exchange Ratio may increase in accordance with Section 2.1(a)(i) hereof.

                           "AFFILIATE" of a Party means any Person, partnership,
corporation, association, limited liability company, business trust, or other legal entity directly or indirectly controlling, controlled by or under common Control, with that Party.

                           "AGREEMENT" shall mean this Agreement, the Plan of
Merger, and the Exhibits delivered pursuant hereto and incorporated herein by reference.

                           "ALLOWANCES" shall mean the allowances for loan,
lease and other credit losses, including losses in connection with ORE, of any Person.

                           "ARKANSAS CODE" shall mean the Arkansas Code of 1987
Annotated, as amended

                           "ARTICLES OF MERGER" shall mean the Articles of
Merger to be executed by UPC, Merger Subsidiary and SBI and filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Arkansas pursuant to Section 48-21- 107 of the Tennessee Code and the applicable provisions of the Arkansas Code relating to the merger of SBI with and into Merger Subsidiary as contemplated by this Agreement and the Plan of Merger.

                           "ASSETS" of a Person shall mean all of the assets,
properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                           "BALANCE SHEET DATE" shall mean December 31, 1996.

                           "BANK SUBSIDIARIES" shall mean Farmers & Merchants
Bank and Merchants & Farmers Bank, collectively.

                           "BHC ACT" shall mean the Bank Holding Company Act of
1956, as amended.

                           "BUSINESS DAY" shall mean any Monday, Tuesday, '
Wednesday, Thursday or Friday that is not a federal or state holiday generally recognized or observed by banks in the State of Tennessee and in the State of Arkansas.

                           "CONSIDERATION" shall mean the shares of UPC Common
Stock and the cash settlement of any remaining fractional share of UPC Common Stock deliverable to the SBI Record Holders pursuant to Section 2.1(c) of this Agreement.

                           "CLOSING" shall mean the consummation of the Merger.

                           "CLOSING DATE" shall mean the date on which the
Closing occurs.

                           "CONSENT" shall mean any consent, approval,
authorization, clearance, exemption, waiver, or affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                           "CONTRACT" shall mean any written or oral agreement,
arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

                           "CONTROL" shall have the meaning assigned to such
term in Section 2(a)(2) of the Bank Holding Company Act of 1956, as amended.

                           "DEFAULT" shall mean (i) any breach or violation of
or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence or any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

                           "DEPOSITS" shall mean all deposits (including, but
not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of each of the Bank Subsidiaries and other deposit-taking Affiliates.

                           "EFFECTIVE DATE" shall mean that date on which the
Effective Time of the Merger shall have occurred.

                           "EFFECTIVE TIME" shall mean the date and time that '
the Articles of Merger shall become effective with the Secretary of State of the State of Tennessee and with the Secretary of State of the State of Arkansas.

                           "ENVIRONMENTAL LAWS" shall mean all Laws relating to
pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and any state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S. C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                           "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

                           "EXCHANGE AGENT" shall mean Union Planters National
Bank, Memphis, Tennessee, a wholly-owned subsidiary of UPC, acting through its Corporate Trust Department.

                           "EXCHANGE RATIO" shall mean the number of shares of
UPC Common Stock, and fractions thereof, to be exchanged for each share of SBI Common Stock pursuant to Section 2.1(c) of this Agreement, subject to such adjustments as may be provided in this Agreement and the Plan of Merger.

                           "EXHIBITS" 1 through 4, inclusive, shall mean the
Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto or thereto.

                           "FDIC" shall mean the Federal Deposit Insurance
Corporation.

                           "FEDERAL RESERVE" shall mean the Board of Governors
of the Federal Reserve System and shall include the Federal Reserve Bank of St. Louis when acting under delegated authority.

                           "GAAP" shall mean generally accepted accounting
principles as in effect from time to time, consistently applied.

                           "HAZARDOUS MATERIAL" shall mean (i) any hazardous
substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and
(ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                           "HSR ACT" shall mean Section 7A of the Clayton Act,
as added by Title Ill of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                           "INTELLECTUAL PROPERTY" shall mean copyrights,
patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                           "IRC" shall mean the Internal Revenue Code of 1986,
as amended, and the rules and regulations promulgated thereunder.

                           "KNOWLEDGE" as used with respect to a Person
(including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Administrative Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer or General Counsel of such Person, or such other officer of such Person, regardless of title, charged with or responsible for the oversight of a particular area, department or function to which the subject matter relates.

                           "LAW" shall mean any code, law, ordinance,
regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

                           "LIABILITY" shall mean any direct or indirect,
primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                           "LIEN" shall mean any conditional sale agreement,
default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

                           "LITIGATION" shall mean any action, arbitration,
cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic routine examinations of depository institutions and their Affiliates by Regulatory Authorities.

                           "MATERIAL ADVERSE EFFECT" on a Party shall mean an
event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

                           "MERGER" shall mean the merger of Merger Subsidiary
with and into Sbi as described in Section 1.1 of this Agreement.

                           "MERGER SUBSIDIARY" shall mean Security Acquisition
Corporation, Inc., a wholly-owned subsidiary of UPC.

                           "NET REALIZED AMOUNT" shall mean the amount remaining
after subtracting from (x) the sum of (i) the gross proceeds received from the sale of collateral securing the XYZ Loan, or from the sale or other disposition of the XYZ Loan, and (ii) any other recoveries actually received with respect to the XYZ Loan after June 30, 1997, and prior to the Closing (such sum hereinafter referred to as the Gross Recovery Proceeds), (y) the aggregate amount of all costs and expenses incurred in connection with the XYZ Loan after June 30, 1997, including, but not limited to, attorneys, accountant and appraisal fees, foreclosure costs, repairs to premises, brokers fees and expenses, points paid and closing costs (but only to the extent such costs and expenses were not paid prior to June 30, 1997). For purposes hereof, Gross Recovery Proceeds shall not include the amounts received with respect to the XYZ Loan which have been financed by any SBI Company; therefore, should a third party finance the purchase of the collateral with a loan from a SBI Company, the amount financed would not be included in Gross Recovery Proceeds for purposes of determining the Net Realized Amount.

                           "NYSE" shall mean the New York Stock Exchange, or its
successor, upon which shares of the UPC Common Stock are listed for trading.

                           "1933 ACT" shall mean the Securities Act of 1933, as
amended, and the rules and regulations promulgated thereunder.

                           "1934 ACT" shall mean the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

                           "OPERATING PROPERTY" shall mean any property owned by
the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                           "ORDER" shall mean any administrative decision or
award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                           "ORE" shall mean real estate and other property
acquired through foreclosure, deed in lieu of foreclosure or similar procedures.

                           "PARTICIPATION FACILITY" shall mean any facility or
property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                           "PARTY" shall mean either UPC and Merger Subsidiary
or SBI, and "Parties" shall mean UPC, Merger Subsidiary and SBI.

                           "PENSION PLAN" shall mean any employee pension
benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

                           "PERMIT" shall mean any federal, state, local, and
foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

                           "PERSON" shall mean a natural person or any legal,
commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                           "PLAN OF MERGER" shall mean the plan of merger
providing for the Merger, in substantially the form of Exhibit 1.

                           "PROXY STATEMENT" shall mean the proxy statement to
be used by SBI to solicit proxies with a view to securing the approval of the SBI shareholders of this Agreement and the Plan of Merger.

                           "RECORDS" means all available records, minutes of
meetings of the Board of Directors, committees and shareholders of a Party; original instruments and other documentation, pertaining to a Party or any of its Subsidiaries' or assets (including plans and specifications relating to any realty), Liabilities, Deposits, Contracts, capital stock, and loans; and all other business and financial records which are necessary or customary for use in the conduct of such Person or any of such person's Subsidiary businesses on and after the Effective Time as it was conducted prior to the Effective Time.

                           "REGISTRATION STATEMENT" shall mean the Registration
Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by UPC under the 1933 Act with respect to the shares of UPC Common Stock to be issued to the shareholders of SBI in connection with the transactions contemplated by this Agreement.

                           "REGULATORY AUTHORITIES" shall mean, collectively,
the Federal Trade Commission, the United States Department of Justice, the Federal Reserve, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the National Association of Securities Dealers and the SEC, or any respective successor thereto.

                           "REPRESENTATIVE" shall mean any investment banker,
financial advisor, attorney, accountant, consultant, or other representative of a Person.

                           "RIGHTS" shall mean all arrangements, calls,
commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for shares of the capital stock of a Person, or which derive their value in whole or in part from shares of the capital stock of a Person, including stock appreciation rights and phantom stock, or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                           "SBI COMMON STOCK" shall mean the common stock of
SBI, $10.00 par value per share.

                           "SBI COMPANY(IES)" shall mean SBI and all of its
Subsidiaries, whether direct or indirect.

                           "SBI DISCLOSURE MEMORANDUM" shall mean the written
information entitled "SBI Holding Company Disclosure Memorandum" delivered prior to the date of this Agreement in accordance with Section 1.9 to UPC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                           "SBI EMPLOYEE PLANS" shall mean any pension plans,
profit sharing plans, deferred compensation plans, stock option plans, cafeteria plans, and any other such or related benefit plans or arrangements offered or funded by SBI or any SBI Subsidiary, to or for the benefit of the officers, directors, employees, independent contractors or consultants of SBI or any SBI Subsidiary.

                           "SBI RECORD HOLDERS" means those Persons who shall be
the holders of record of any of the issued and outstanding shares of SBI Common Stock immediately prior to the Effective Time.

                           "SEC DOCUMENTS" shall mean all forms, proxy
statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                           "SEC" shall mean the United States Securities and
Exchange Commission, or any successor thereto.

                           "SECURITIES LAWS" shall mean the 1933 Act, the 1934
Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal or state bank Regulatory Authorities.

                           "SHAREHOLDERS MEETING" shall mean the special meeting
of the shareholders of SBI to be held pursuant to Section 7.1 of this Agreement, including any adjournment or adjournments thereof.

                           "SUBSIDIARIES" shall mean all of those Persons of
which the entity in question owns or controls 5% or more of the outstanding voting equity securities or equity interest, either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, however, that there shall not be included any Person acquired through foreclosure or in satisfaction of a debt previously contracted in good faith, any such entity that owns or operates an automatic teller machine interchange network, or any such Person the equity securities or equity interest of which are owned or controlled in a fiduciary capacity or through a small business development corporation.

                           "SURVIVING CORPORATION" shall mean Security
Bancshares, Inc., as the corporation resulting from and surviving the consummation of the Merger as set forth in Section 1.1 of this Agreement.

                           "TANGIBLE SBI ASSETS" shall mean all assets of SBI
and all its Subsidiaries, consolidated in accordance with generally accepted accounting principles, excluding the effects of all intangible assets, whether identifiable or unidentifiable; including, but not limited to, goodwill, copyrights, brand names, patents, franchises and trademarks.

                           "TAX" or "TAXES" shall mean any federal, state,
county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto

                           "TENNESSEE CODE" shall mean the Tennessee Code
Annotated, as amended.

                           "UPC" shall mean Union Planters Corporation, a
corporation chartered and existing under the laws of the State of Tennessee which is registered both as a bank holding company and as a savings and loan holding company and whose principal offices are located at 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018.

                           "UPC CAPITAL STOCK" shall mean, collectively, the UPC
Common Stock, the UPC Preferred Stock and any other class or series of capital stock of UPC.

                           "UPC COMMON STOCK" shall mean the $5.00 par value
common stock of UPC.

                           "UPC COMPANIES" shall mean, collectively, UPC and all
UPC Subsidiaries.

                           "UPC DISCLOSURE MEMORANDUM" shall mean the written
information entitled "Union Planters Corporation Disclosure Memorandum" delivered prior to the date of this Agreement pursuant to Section 1.9 (post-signing due diligence period) to SBI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                           "UPC FINANCIAL STATEMENTS" shall mean (i) the
consolidated balance sheets (including related notes and schedules, if any) of UPC as of June 30, 1997, and as of December 31, 1996, and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended June 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by UPC in SEC Documents, (ii) the consolidated balance sheets of UPC (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1997.

                           "UPC PREFERRED STOCK" shall mean the no par value
preferred stock of UPC and shall include the (i) Series A Preferred Stock, and
(ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC ("UPC Series E Preferred Stock").

                           "UPC RIGHTS" shall mean the preferred stock purchase
rights issued pursuant to the UPC Rights Agreement.

                           "UPC RIGHTS AGREEMENT" shall mean that certain Rights
Agreement dated January 19, 1989, between UPC and UPNB, as Rights Agent.

                           "UPC SUBSIDIARIES" shall mean the Subsidiaries of
UPC.

                           "XYZ LOAN" shall collectively mean those loan numbers
35600, 2787, and 19966521 on the books and records of Farmers and Merchants Bank, Des Arc, Arkansas.

         (b) Any singular term in this Agreement shall be deemed to include the plural and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         10.2     EXPENSES.

                           (a)      Except as otherwise provided in this Section
10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the ones contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that UPC shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and the costs incurred in connection with the printing and mailing of the Proxy Statement.

                  (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         10.3     BROKERS AND FINDERS. Except as identified and described in
Section 10.3 of the SBI Disclosure Memorandum as to SBI, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the ones contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by SBI or UPC, each of SBI and UPC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments incorporated by reference herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement and the Plan of Merger has been obtained; provided, that after any such approval by the holders of SBI Common Stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the SBI Record Holders without the appropriate SBI shareholder approval.

         10.6     WAIVERS.

                  (a) Prior to or at the Effective Time, UPC, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SBI, to waive or extend the time for the compliance or fulfillment by SBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of UPC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of UPC.

                  (b) Prior to or at the Effective Time, SBI, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by UPC, to waive or extend the time for the compliance or fulfillment by UPC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SBI.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, UPC and/or UPC Merger Subsidiary may assign all of their rights hereunder to any other wholly-owned Subsidiary of UPC whether now existing or hereinafter acquired or organized. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to UPC/Merger Sub:        Union Planters Corporation
                             Post Office Box 387 (for mailing)
                             Memphis, Tennessee  38147
                             7130 Goodlett Farms Parkway (for deliveries)
                             Memphis, Tennessee  38018
                             Attn: Mr. Jackson W. Moore, President
                             Telephone (901) 580-6093
                             Fax: (901) 580-2877

With copy to:                E. James House, Jr., Esquire, Corporate Secretary
                             P.O. Box 387 (for mailing)
                             Memphis, Tennessee 38147
                             7130 Goodlett Farms Parkway (for deliveries)
                             Memphis, Tennessee 38018
                             Telephone (901) 580-6596
                             Fax: (901) 580-2939

If to SBI:                   Security Bancshares, Inc.
                             P.O. Box 369
                             Des Arc, Arkansas 72040-0369
                             110 South 3rd Street (for deliveries)
                             Des Arc, Arkansas 72040
                             Attn: Henry Nichols, Chairman
                             Telephone: (501) 256-4191
                             Fax: (501) 256-4582

With copy to:                Garland W. Binns, Jr.
                             Horne, Hollingsworth & Parker
                             401 West Capitol, Suite 501
                             Little Rock, Arkansas 72203-3363
                             Telephone:  (501) 376-4731
                             Fax:  (501) 372-7142

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         10.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         10.12 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.14 ATTORNEYS' FEES. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

         10.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.16 REMEDIES CUMULATIVE. All remedies provided in this Agreement, by Law or otherwise, shall be cumulative and not alternative.

                  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement or has caused this Agreement to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                    SECURITY BANCSHARES, INC.

                                    By:  /s/   Henry L. Nichols
                                         ------------------------------
                                            Henry L. Nichols
                                            Its: Chairman
ATTEST:

/s/    Faye A. Smith
-------------------------------
Faye A. Smith, Secretary

                                    UNION PLANTERS CORPORATION

                                    By: /s/ Jackson W. Moore
                                         ------------------------------
                                           Jackson W. Moore
                                           Its:  President and Chief Operating
                                                 Officer
ATTEST:

/s/ E. James House
-------------------------------
E. James House, Jr., Secretary


                                    SECURITY ACQUISITION CORPORATION, INC.

                                    By:    /s/  Jackson W. Moore
                                         ------------------------------
                                              Jackson W. Moore
                                              Its: Chairman and President
ATTEST:

/s/ Lynn L. Lanigan
-------------------------------
Lynn L. Lanigan, Secretary

                                   By:   /s/ Henry L. Nichols
                                         ------------------------------
                                             HENRY L. NICHOLS, as Trustee or
Co-Trustee of The Security Trust, The Guaranty Trust, The Old-River Trust, The Fidelity Trust, The Robinson Trust, The Laura P. Nichols Trust, The Lyons (Arkansas) College Trust, The Anne R. Nichols Trust, The Mark A. Nichols Trust, The Lance H. Nichols Trust, The Alpha Trust, The Anne E. Orsi Trust, The Susan
P. Orsi Trust, and The Trinity Trust

                                    EXHIBIT 1

                                 PLAN OF MERGER

                                       OF

                            SECURITY BANCSHARES, INC.

                                  WITH AND INTO

                       UNION PLANTERS HOLDING CORPORATION


       Pursuant to this Plan of Merger ("Plan of Merger"), Security Bancshares Inc. ("SBI"), a corporation organized and existing under the laws of the State of Arkansas, shall be merged with and into Union Planters Holding Corporation ("UPHC"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("UPC").

                                    ARTICLE 1
                                 TERMS OF MERGER

       1.1 The Merger. Subject to the terms and conditions of the Merger Agreement and this Plan of Merger, at the Effective Time, SBI shall be merged with and into UPHC in accordance with the provisions of the Tennessee Code and the Arkansas Code and with the effect provided in the Tennessee Code and the Arkansas Code (the "Merger"). UPHC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Merger Agreement and this Plan of Merger.

       1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at the Union Planters Administrative Center, Union Planters Corporation Executive Offices (Fourth Floor), 7130 Goodlett Farms Parkway, Memphis, Shelby County, Tennessee 38018, or at such other place as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree.

       1.3 Effective Time. The Merger and other transactions contemplated by the Merger Agreement and this Plan of Merger shall become effective on the date and at the time Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the States of Tennessee and Arkansas (the "Effective Time").

       1.4 Charter. The Charter of UPHC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

       1.5 Bylaws. The Bylaws of UPHC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

       1.6 Name. The name of UPHC shall remain unchanged after the Effective Time, unless and until otherwise renamed.

       1.7 Directors and Officers. The directors and officers of UPHC in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected or appointed, shall serve as the directors and officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation, unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided therein.

                                    ARTICLE 2
             MANNER OF CONVERTING SHARES AND OPTIONS; EXCHANGE RATIO

       2.1 Conversion; Cancellation and Exchange of Shares; Exchange Ratio. At the Effective Time, by virtue of the Merger becoming effective and without any action on the part of UPC, UPHC, SBI, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

              (a) UPC Capital Stock. Each share of UPC Capital Stock, including any associated UPC Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

              (b) UPHC Common Stock. Each share of UPHC common stock issued and outstanding immediately prior to the Effective Time shall continue to represent all of the issued and outstanding capital stock of UPHC as the Surviving Corporation at and after the Effective Time.

              (c) SBI Common Stock. Each share of SBI Common Stock issued and outstanding at the Effective Time shall cease to represent any interest (equity, shareholder or otherwise) in SBI and shall automatically be converted exclusively into, and constitute only the right of each SBI Record Holder to receive in exchange for such holder's shares of SBI Common Stock, the Consideration to which the SBI Record Holder is entitled as provided in this
Section 2.1(c), with the following exceptions:

              (1) Shares held by any SBI Company or any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted; and

              (2) Shares held by any SBI Record Holders who shall have properly perfected such holders' dissenters' rights and shall have maintained the perfected status of such dissenters' rights through the Effective Time ("SBI Dissenting Shareholders") whose rights shall be governed by the provisions of the applicable sections of Arkansas Code regarding dissenters' rights.

                     (i) The Exchange Ratio. Subject to any adjustments which may be required by an event described in Subsection 2.1(c)(iii), the number of shares of UPC Common Stock to be exchanged for each share of SBI Common Stock which shall be validly issued and outstanding immediately prior to the Effective Time shall be based on an exchange ratio (the "Exchange Ratio") of 3.5777 shares of UPC Common Stock for each share of SBI Common Stock which shall be validly issued and outstanding immediately prior to the Effective Time; provided, however, that should the Net Realized Amount received by SBI prior to the Closing from the XYZ Loan exceed $500,000, then the Exchange Ratio shall be increased by the Adjustment Factor. For purposes hereof, the Adjustment Factor shall be determined by the following formula: the amount by which the Net Realized Amount exceeds $500,000 shall be divided by $50.538, and the quotient thereof shall be divided by the number of outstanding shares of SBI Common Stock validly issued and outstanding immediately prior to the Effective Time. Therefore, the maximum aggregate number of shares of UPC Common Stock which UPC would be required to issue in exchange for all outstanding shares of SBI Common Stock, based on the Exchange Ratio and without consideration of the Adjustment Factor, would be 487,595 shares of UPC Common Stock. SBI Common Stock held by any SBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall not be considered as outstanding immediately prior to the Effective Time for purposes of the Exchange Ratio. No fractional shares of UPC Common Stock shall be issued in the Merger and if, after aggregating all of the whole and fractional shares of UPC Common Stock to which a SBI Record Holder shall be entitled based upon the Exchange Ratio, there should be a fractional share of UPC Common Stock remaining, such fractional share shall be settled by a cash payment therefor pursuant to Article 3 of this Agreement, which cash settlement shall be based upon the Current Market Price Per Share (as defined below) of one (1) full share of UPC Common Stock.

                     (ii) Definition of "Current Market Price Per Share." The "Current Market Price Per Share" shall be the closing price per share of UPC Common Stock on the NYSE Composite Transaction List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by UPC) on the Effective Date of the Merger.

                     (iii) Effect of Stock Splits, Reverse Stock Splits, Stock Dividends and Similar Changes in the Capital of SBI. Should SBI effect any stock splits, reverse stock splits, stock dividends or similar changes in its respective capital accounts subsequent to the date of this Agreement but prior to the Effective Time, or should there be more than 136,289 fully diluted shares of SBI Common Stock outstanding immediately prior to the Effective Time, the Exchange Ratio may, in UPC's sole discretion if such change in the capital accounts constitutes a breach of any of SBI's representations, warranties or covenants, be adjusted in such a manner as the Board of Directors of UPC shall deem in good faith to be fair and reasonable in order to give effect to such changes. Notwithstanding the foregoing, nothing in this subparagraph (iii) shall be deemed to be a waiver of the inaccuracy of any representation or warranty or breach of any covenant by SBI set forth herein.

              (d) Shares Held by SBI or UPC. Each of the shares of SBI Common Stock held by any SBI Company or by any UPC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no Consideration shall be issued in exchange therefor.

              (d) Dissenters' Rights of SBI Shareholders. Any SBI Record Holder who shall comply strictly with the provisions of the applicable sections of the Arkansas Code regarding dissenters' rights ("SBI Dissenting Shareholders"), shall be entitled to dissent from the Merger and to seek those appraisal remedies afforded by such Arkansas Code.

       2.2 Anti-Dilution Provisions. In the event UPC changes the number of shares of UPC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. The Parties hereto acknowledge and agree that UPC's issuance of additional shares of UPC Common Stock, or any other Capital Stock, for what the Board of Directors of UPC determines to be adequate consideration, including but not limited to, the issuance of additional shares in connection with other acquisitions, dividend reinvestment plans or employee benefit plans, would not give rise to an adjustment to the Exchange Ratio pursuant to this Section 2.2.


                                    ARTICLE 3
                               EXCHANGE OF SHARES

       3.1 Exchange Procedures. As soon as reasonably practical after the Effective Time, UPC and SBI shall cause the Exchange Agent to mail to the SBI Record Holders appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each SBI Record Holder of SBI Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Consideration provided in Section 2.1(c) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to
Section 3.2 of this Agreement. To the extent required by Section 2.1(c) of this Agreement, each SBI Record Holder also shall receive, upon surrender of the certificate or certificates representing his or her shares of SBI Common Stock outstanding immediately prior to the Effective Time, cash in lieu of any fractional share of UPC Common Stock to which such holder may be otherwise entitled (without interest). UPC shall not be obligated to deliver the Consideration to which any SBI Record Holder is entitled as a result of the Merger until such SBI Record Holder surrenders such holder's certificate or certificates representing the shares of SBI Common Stock for exchange as provided in this Section 3.1. The certificate or certificates of SBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither UPC nor the Exchange Agent shall be liable to a SBI Record Holder for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Approval of this Agreement and the Plan of Merger by the shareholders of SBI shall constitute all shareholders' ratification of the appointment of the Exchange Agent.

       3.2 Rights of Former SBI Record Holders. At the Effective Time, the stock transfer books of SBI shall be closed as to holders of SBI Common Stock outstanding immediately prior to the Effective Time, and no transfer of SBI Common Stock by any SBI Record Holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.1 of this Agreement, each certificate theretofore representing shares of SBI Common Stock (other than shares to be canceled pursuant to Section 2.1(d) of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Consideration provided in Section 2.1(c) of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by SBI in respect of such shares of SBI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by UPC on the UPC Common Stock, the record date for which is on or after the Effective Date, the declaration shall include dividends or other distributions on all shares of UPC Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of UPC Common Stock as of any time subsequent to the Effective Time shall be delivered to a SBI Record Holder until such SBI Record Holder surrenders his or her certificate or certificates evidencing SBI Common Stock for exchange as provided in Section 3.1 of this Agreement. However, upon surrender of such SBI Common Stock certificate, both the UPC Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered dividends and cash payments payable hereunder (without interest), shall be delivered and paid with respect to each share represented by such certificate.

                                    ARTICLE 4
                                  MISCELLANEOUS

       4.1 Conditions Precedent. Consummation of the Merger by UPHC shall be conditioned on the satisfaction of or waiver by UPC of the conditions precedent to the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement. Consummation of the Merger by SBI shall be conditioned on the satisfaction of, or waiver by SBI of, of the conditions precedent to the Merger set forth in Sections 8.1 and 8.3 of the Merger Agreement.

       4.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 9 of the Merger Agreement.

       4.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Merger Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of SBI Common Stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the SBI Record Holders.

       4.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Merger Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, the Merger Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

       4.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

       4.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

       4.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

       4.8 Definitions. Except as otherwise specifically provided herein, capitalized terms set forth below shall have the following meanings:

              "Articles of Merger" shall mean the Articles of Merger to be executed by UPC, UPHC, and SBI and filed with the Secretary of State of the State of Tennessee relating to the merger of SBI with and into UPHC as contemplated by Section 1.1 of this Plan of Merger.

              "Effective Time" shall mean the date and time on which the Merger becomes effective pursuant to the Laws of the State of Tennessee as defined in
Section 1.2 of this Plan of Merger.

              "Exchange Agent" shall mean Union Planters National Bank, Memphis, Tennessee, acting through its corporate trust department.

              "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities, or business, including those promulgated, interpreted, or enforced by any federal or state regulatory agencies having jurisdiction over a person or its Subsidiaries.

              "SBI Common Stock" shall mean the $10.00 par value common stock of SBI.

              "Merger" shall mean the merger of SBI with and into UPHC as provided in Section 1.1 of this Plan of Merger.

              "Merger Agreement" shall mean the Agreement and Plan of Reorganization as amended by Amendment No. 1, dated as of August 20, 1997, by and between UPC, SBI, and UPHC.

              "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities or equity interests, either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities or equity interest is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities or interests of which are owned or controlled in a fiduciary capacity.

              "Surviving Corporation" shall refer to UPHC as the surviving corporation resulting from the Merger.

              "UPC Common Stock" shall mean the $5.00 par value common stock of UPC.

              "UPC Capital Stock" shall mean, collectively, the UPC Common Stock, the UPC Preferred Stock, and any other class or series of capital stock of UPC.

              "UPC Preferred Stock" shall mean the no par value preferred stock of UPC and shall include the (i) Series A Preferred Stock, and (ii) Series E, 8% Cumulative, Convertible Preferred Stock, of UPC.

              "UPC Rights" shall mean the preferred stock purchase rights issued pursuant to the UPC Rights Agreement.

              "UPC Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between UPC and UPNB, as Rights Agent.

              "UPHC Common Stock" shall mean the $1.00 par value common stock of UPHC.

              IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.

                                            SECURITY BANCSHARES, INC.

                                            By       /s/ Henry L. Nichols
                                                     ------------------------
                                                     Henry L. Nichols
                                                     Its:  Chairman

ATTEST:

/s/ Faye A. Smith
---------------------------------
Faye A. Smith,  Secretary


                                            UNION PLANTERS CORPORATION


                                            By:      /s/ Jackson W. Moore
                                                     ------------------------
                                                     Jackson W. Moore
                                                     Its:  President
ATTEST:

/s/ E. James House, Jr.
---------------------------------
E. James House, Jr.
Secretary

                                 AMENDMENT NO. 1
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION
                           DATED AS OF AUGUST 20, 1997
                                     BETWEEN
                           UNION PLANTERS CORPORATION
                     SECURITY ACQUISITION CORPORATION, INC.
                            SECURITY BANCSHARES, INC.
                                       AND
                                HENRY L. NICHOLS

       This Amendment No. 1 to that certain Agreement and Plan of Reorganization dated as of August 20, 1997 between Union Planters Corporation ("UPC"), Security Acquisition Corporation, Inc. ("Acquisition"), Security Bancshares, Inc., ("SBI") and Henry L. Nichols (the "Agreement") is made and entered into as of August 20, 1997. This Amendment to the Agreement is being undertaken by the parties so that the Agreement and related Plan of Merger, as revised, will properly reflect the structure of the proposed transaction and to replace Acquisition as a party to the Agreement and the Plan of Merger with Union Planters Holding Corporation ("UP Holding"), a wholly-owned subsidiary of UPC. The parties hereto acknowledge UPC's right to revise the structure of the transactions contemplated by the Agreement and the Plan of Merger pursuant to
Section 1.8 of the Agreement and enter into this Amendment for the purpose of documenting such revision and consent. Capitalized terms used herein, unless otherwise specifically defined, shall have the same meaning as in the Agreement.

NOW, THEREFORE, the parties hereto agree that the Agreement shall be amended as follows:

1. Whenever in the Agreement reference is made to Acquisition (Security Acquisition Corporation, Inc.), such reference shall hereafter be deemed to be referring to Union Planters Holding Corporation.

2. Whenever in the Agreement reference is made to the structure of the Merger, including but not limited to Section 1.1 where it states that "Merger Subsidiary shall be merged with and into SBI", those sections shall hereafter be deemed to reflect that in the Merger SBI shall be merged with and into UP Holding, with UP Holding surviving the Merger.

3. Section 1.4 shall hereafter be deemed to reflect that the charter of UP Holding shall be the Charter of the Surviving Corporation.

4. Section 1.5 shall hereafter be deemed to reflect that the Bylaws of UP Holding shall be the Bylaws of the Surviving Corporation.

5. Section 1.6 shall hereafter be deemed to reflect that the name of UP Holding shall remain unchanged after the Effective Time of the Merger.

6. Section 1.7 shall hereafter be deemed to reflect that the officers and directors of UP Holding immediately prior to the Effective Time of the Merger shall remain the officers and directors of UP Holding as the Surviving Corporation at and after the Effective Time of the Merger, in accordance with the Bylaws of the Surviving Corporation and unless and until their successors shall have been elected or appointed and shall have qualified or until they shall have been removed in the manner provided in the Bylaws.

   Section 2.1(b) shall hereafter be deemed to reflect that each share of UP Holding common stock issued and outstanding immediately prior to the Effective Time of the Merger shall be unaffected by the Merger and at and after the Effective Time of the Merger shall continue to represent all of the issued and outstanding capital stock of UP Holding as the Surviving Corporation.

This Amendment No.1 to the Agreement executed this __ day of October, 1997.

                            Union Planters Corporation

                            /s/ Jackson W. Moore
                            -------------------------------
                            By:      Jackson W. Moore
                                     President and COO


                            Union Planters Holding Corporation

                            /s/ Jackson W. Moore
                            -------------------------------
                            By:      Jackson W. Moore
                                     President and COO

                            Security Bancshares, Inc.

                            /s/ Henry L. Nichols
                            -------------------------------
                            By:      Henry L. Nichols
                                     Chairman

                            /s/ Henry L. Nichols
                            -------------------------------
                            Henry L. Nichols, Individually and a Co-
                            Trustee

                                   APPENDIX B

     Audited Consolidated Financial Statements of Security Bancshares, Inc.
            as of and for the years ended December 31, 1996 and 1995

                                                                      Appendix B






                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                        CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      WITH

                          INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Security Bancshares, Inc. and Subsidiaries
Des Arc, Arkansas


We have audited the consolidated balance sheets of Security Bancshares, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Security Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Kemp & Company, Inc.
------------------------
Little Rock, Arkansas
April 26, 1997, except as to Note 17 for which the date is September 30, 1997

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                           ASSETS
                                           ------
                                                                   1996             1995
                                                                   ----             ----
Cash and cash equivalents
  Cash and due from banks (Note 3)                            $   6,307,042    $   6,346,756
  Interest-bearing deposits in banks                              2,094,728        5,437,115
  Federal funds sold                                              8,110,000       10,690,000
                                                              -------------    -------------
                                                                 16,511,770       22,473,871
Investment securities (Note 4)
  Available-for-sale (amortized cost of $46,520,584
    and $40,659,987, respectively)                               46,723,103       41,055,636
  Held-to-maturity (approximate market values of $6,470,613
    and $6,065,456, respectively)                                 6,427,847        6,063,248
  Federal Home Loan Bank Stock                                      126,000          120,800
Loans, net of unearned income (Notes 5 and 18)                   92,994,275       85,543,367
Allowance for loan losses (Note 6)                               (1,267,641)      (1,218,368)
                                                              -------------    -------------
Loans, net                                                       91,726,634       84,324,999
Premises and equipment, net (Note 7)                              1,885,884        1,840,398
Accrued interest receivable                                       2,217,734        2,195,568
Other assets                                                      1,454,285        1,198,450
                                                              -------------    -------------

Total assets                                                  $ 167,073,257    $ 159,272,970
                                                              =============    =============

                            LIABILITIES AND STOCKHOLDERS' EQUITY
                            ------------------------------------

Deposits
  Non-interest-bearing                                        $  22,149,129    $  20,725,085
  Interest-bearing (Note 8)                                     124,597,894      119,692,948
                                                              -------------    -------------
                                                                146,747,023      140,418,033
Note payable (Note 10)                                            2,819,000        3,000,000
Accrued interest payable                                            784,525          781,810
Other liabilities (Note 13)                                         657,516          643,688
                                                              -------------    -------------
        Total liabilities                                       151,008,064      144,843,531

Commitments and contingencies (Note 12)

Stockholders' equity Common stock, $10 par value:
     Authorized 200,000 shares
     Issued 128,740 and 125,764 shares, respectively
     Outstanding 128,740 and 121,718 shares, respectively         1,287,400        1,257,640
   Additional paid-in-capital                                     5,115,820        5,474,630
   Retained earnings (Notes 9 and 17)                             9,536,999        7,828,228
   Unrealized gains on available-for-sale
     securities, net of tax                                         124,974          244,156
   Treasury stock - at cost                                              --         (375,215)
                                                              -------------    -------------
        Total stockholders' equity                               16,065,193       14,429,439
                                                              -------------    -------------

Total liabilities and stockholders' equity                    $ 167,073,257    $ 159,272,970
                                                              =============    =============




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                        CONSOLIDATED STATEMENTS OF INCOME

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                          1996            1995
                                                          ----            ----
Interest income:
  Loans, including fees                               $  8,900,803    $  7,724,527
  Investment securities:
   Taxable                                               1,996,622       1,818,881
   Tax-exempt                                              733,063         705,494
  Federal funds sold                                       244,806         228,827
  Deposits in banks                                        210,267          70,071
                                                      ------------    ------------
                                                        12,085,561      10,547,800
Interest expense:
  Deposits                                               5,704,952       4,742,526
  Note payable                                             234,841         202,566
  Federal funds purchased                                   68,128          44,883
                                                      ------------    ------------
                                                         6,007,921       4,989,975

Net interest income                                      6,077,640       5,557,825
Provision for loan losses (Note 6)                         365,000         140,000
                                                      ------------    ------------

Net interest income after provision for loan losses      5,712,640       5,417,825

Other income:
  Service charges on deposit accounts                      285,496         243,673
  Security losses, net                                     (24,240)        (12,004)
  Other (Note 15)                                          595,383         551,968
                                                      ------------    ------------
                                                           856,639         783,637
Other expense:
  Salaries and employee benefits                         2,224,511       2,080,938
  Occupancy and equipment                                  662,085         714,323
  Professional fees (Note 13)                              182,534         191,350
  Other (Note 15)                                        1,060,966       1,160,936
                                                      ------------    ------------
                                                         4,130,096       4,147,547
                                                      ------------    ------------

Income before income taxes                               2,439,183       2,053,915

Provision for income taxes (Note 11)                       657,362         447,396
                                                      ------------    ------------

Net income                                            $  1,781,821    $  1,606,519
                                                      ============    ============

Per share (based on weighted average number of
  shares outstanding of 128,174 and 121,327,
  respectively)                                       $      13.90    $      13.24
                                                      ============    ============




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                       UNREALIZED
                                                                                     GAIN (LOSS) ON
                                                                                       AVAILABLE-
                                         COMMON STOCK      ADDITIONAL                   FOR-SALE      TREASURY STOCK
                                     -------------------     PAID-IN    RETAINED       SECURITIES,  -----------------
                                      SHARES    AMOUNT       CAPITAL    EARNINGS       NET OF TAX   SHARES    AMOUNT       TOTAL
                                      ------    ------       -------    --------       ----------   ------    ------       -----
Balance - December 31, 1994 - as
   restated (Note 2)                 118,826  $1,188,260   $5,474,630  $6,291,089      $(777,790)   3,118   $(287,055)  $11,889,134

Purchase of treasury stock                                                                            980     (93,100)      (93,100)

Sale of treasury shares                                                                               (52)      4,940         4,940

Issuance of stock dividend             6,938      69,380                  (69,380)

Net income                                                              1,606,519                                         1,606,519

Net change in unrealized
  loss on available-for-sale
  securities, net of deferred
  taxes of $634,113                                                                    1,021,946                          1,021,946
                                     -------  ----------   ----------  ----------       --------    -----   ---------   -----------

Balance - December 31, 1995          125,764  $1,257,640   $5,474,630  $7,828,228       $244,156    4,046   $(375,215)  $14,429,439
                                     =======  ==========   ==========  ==========     ==========    =====   =========   ===========




                                   (CONTINUED)

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                    UNREALIZED
                                                                                  GAIN (LOSS) ON
                                                                                    AVAILABLE-
                                      COMMON STOCK        ADDITIONAL                FOR-SALE         TREASURY STOCK
                                   -----------------       PAID-IN     RETAINED     SECURITIES,    -----------------
                                   SHARES     AMOUNT       CAPITAL     EARNINGS     NET OF TAX     SHARES     AMOUNT        TOTAL
                                   ------     ------       -------     --------     ----------     ------     ------        -----
Balance - December 31, 1995       125,764   $1,257,640   $5,474,630   $7,828,228     $244,156       4,046   $(375,215)  $14,429,439

Purchase of treasury stock                                                                            281     (26,695)      (26,695)

Retirement of treasury stock       (4,327)     (43,270)    (358,640)                               (4,327)    401,910

Issuance of stock dividend          7,305       73,050                   (73,050)

Retirement of common stock            (52)        (520)      (4,420)                                                         (4,940)

Issuance of common stock               50          500        4,250                                                           4,750

Net income                                                             1,781,821                                          1,781,821

Net change in unrealized
loss on available-for-sale
securities, net of deferred
taxes of  $73,982                                                                    (119,182)                             (119,182)
                                  -------   ----------   ----------   ----------     --------      ------   ---------   -----------

Balance - December 31, 1996       128,740   $1,287,400   $5,115,820   $9,536,999     $124,974         -0-         -0-   $16,065,193
                                  =======   ==========   ==========   ==========     ========      ======   =========   ===========






SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                 1996            1995
                                                                 ----            ----
OPERATING ACTIVITIES:
     Net income                                             $  1,781,821    $  1,606,519
        Adjustments to reconcile net income to net
         cash provided by operating activities:
            Provision for loan losses                            365,000         140,000
            Depreciation                                         294,419         376,390
            Deferred income tax (benefit) expense                 (9,884)         10,168
            Amortization of premium on investment
              securities, net of discount accretion               61,416         106,899
            Net loss on sales of securities                       24,240          12,004
        Change in operating assets and liabilities:
            Accrued interest receivable and other assets        (209,499)       (103,937)
            Accrued expenses and other liabilities                34,945        (454,739)
                                                            ------------    ------------
                Net cash provided by operating activities      2,342,458       1,693,304

INVESTING ACTIVITIES:
     Purchase of equipment                                      (339,905)        (40,079)
     Purchase of investment securities designated
       as held-to-maturity                                    (1,030,200)       (722,450)
     Purchase of investment securities designated
        as available-for-sale                                (32,159,209)    (16,667,367)
     Loan originations, net of repayments                     (7,766,635)    (11,948,400)
     Proceeds from maturities and calls of investment
       securities - held-to-maturity                             664,424         265,000
     Proceeds from maturities and calls of investment
       securities - available-for-sale                        16,198,538      11,103,110
     Proceeds from sales of investment securities -
        available-for-sale                                    10,007,323       5,135,000
                                                            ------------    ------------
              Net cash used in investing activities          (14,425,664)    (12,875,186)

FINANCING ACTIVITIES:
     Proceeds from sale of treasury stock                          4,750           4,940
     Purchase of treasury stock                                  (31,635)        (93,100)
     Note payable payments                                      (181,000)             --
     Net increase in deposits                                  6,328,990      22,405,449
                                                            ------------    ------------
            Net cash provided by financing activities          6,121,105      22,317,289
                                                            ------------    ------------

CASH AND CASH EQUIVALENTS:
     Net (decrease) increase                                  (5,962,101)     11,135,407

     Balance - January 1                                      22,473,871      11,338,464
                                                            ------------    ------------

     Balance - December 31                                  $ 16,511,770    $ 22,473,871
                                                            ============    ============

SUPPLEMENTAL DISCLOSURES
     Issuance of stock dividend                             $     73,050    $     69,380
     Retirement of treasury stock                                401,910              --
     Income taxes paid                                           599,378         438,000
     Interest paid                                             6,025,874       4,721,837




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION

Security Bancshares, Inc. ("Security") is a multibank holding company which owns all of the outstanding common stock of Farmers & Merchants Bank, Des Arc (F&M
Bank) and Merchants & Farmers Bank, West Helena (M&F Bank) (the "Banks"). Security and the Banks are referred to as the "Company". The Company is subject to regulation by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the Arkansas State Bank Department.

         ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Security and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated.

         INVESTMENTS IN SECURITIES

The Company's investment securities are classified as available-for-sale and held-to-maturity securities (see Note 4). Available-for-sale securities consist of debt and equity securities not classified as held-to-maturity and are reported at fair value. Debt securities for which the Company has the positive intent and ability to hold until maturity are classified as held-to-maturity securities and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of income tax, on available-for-sale securities are reported as a net amount in a separate component of stockholder's equity, until realized.

Amortization of premiums and accretion of discounts is computed by the level-yield method. Sales of investment securities are computed on the basis of specific identification of each security sold.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS

The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans, and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. Since this allowance is based on estimates, ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

         INTEREST ON LOANS

Interest on loans is recognized based on the principal amounts outstanding. The accrual of interest on a loan is discontinued when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal. Interest previously accrued but uncollected on such loans is written off against current income. Subsequent interest on such loans is recognized as income when collected.

         PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation of buildings and related improvements is computed using the straight-line method and accelerated methods based on estimated useful lives. Depreciation of furniture and equipment is computed using accelerated methods.

         OTHER REAL ESTATE

Other real estate consists of properties acquired through foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or through in-substance foreclosure. These properties are carried at the lower of cost or fair market value based on appraised value at the date acquired. Fair value is the estimated sales price based on appraisal values less estimated costs of disposal. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Subsequent valuation adjustments, if any, are charged to operating expenses.

         INCOME TAXES

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established, if necessary, to reduce the deferred tax asset to the amount that is more likely than not to be realized.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         INCOME TAXES (CONTINUED)

The Company files consolidated income tax returns with its wholly-owned subsidiaries. The separate income tax provision of the Company and its subsidiaries is determined in accordance with an allocation agreement which provides that such provision will essentially be determined on a separate return basis.

         CASH EQUIVALENTS

For the purpose of the statement of cash flows, the Company has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks", "Interest-bearing deposits in banks" and "Federal funds sold". Generally, federal funds are sold for one day periods.

         RETIREMENT PLAN

The Company provides a 401(k) retirement plan for its employees and matches up to 5% of employees' contributions. Plan expenses were $64,478 and $70,751 for the years ended December 31, 1996 and 1995, respectively.

         STOCK DIVIDENDS

The Company follows the practice of capitalizing stock dividends to the extent of legal requirements (par value) since the Company's stock is closely held.

         INTEREST RATE RISK

The Company's asset base is exposed to risk resulting from changes in interest rates and changes in the timing of cash flows. The Company monitors the effect of such risks by considering the mismatch of the maturities of its assets and liabilities in the current interest rate environment and the sensitivity of assets and liabilities to changes in interest rates. The Company's management has considered the effect of significant increases and decreased in interest rates and believes such changes, if they occurred, would be manageable and would not affect the ability of the Company to hold its assets to maturity. However, the Company is exposed to significant market risk in the unlikely event of significant and prolonged interest rate changes.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 2: RESTATEMENT

The December 31, 1994 balance of retained earnings, as previously reported, has been restated to reflect the effect of the following prior period adjustments:

         Balance as previously reported                        $6,316,962

            Restatements (decrease)
              Depreciation                                       (182,693)
              Income taxes - current                              101,382
                           - deferred                              55,438
                                                               ----------
                                                                  (25,873)
                                                               ----------

         Balance as restated                                   $6,291,089
                                                               ==========

NOTE 3: CASH AND DUE FROM BANKS

The Company is required to maintain certain minimum cash reserves based upon liabilities to depositors. The minimum cash reserve requirement at December 31, 1996 was approximately $780,000.

NOTE 4: INVESTMENT SECURITIES

The amortized cost and estimated market values of investments securities are as follows:

                                                   1996
                              -----------------------------------------------
                                              GROSS      GROSS     ESTIMATED
                               AMORTIZED   UNREALIZED UNREALIZED     MARKET
                                  COST        GAINS     LOSSES       VALUE
                              -----------  ---------- ----------  -----------
AVAILABLE-FOR-SALE

U.S. government               $11,570,879   $148,965   $ 58,772   $11,661,072
Federal agencies
   and corporations            23,131,439     51,511     88,646    23,094,304
State and political
    subdivisions                7,474,118    146,053     13,428     7,606,743
Mortgage-backed                   869,334     16,910                  886,244
Other securities                3,449,814      3,120      3,194     3,449,740
Equity securities                  25,000                              25,000
                              -----------   --------   --------   -----------

                              $46,520,584   $366,559   $164,040   $46,723,103
                              ===========   ========   ========   ===========
HELD-TO-MATURITY

State and political
  subdivisions                $ 6,427,847   $ 66,007   $ 23,241   $ 6,470,613
                              ===========   ========   ========   ===========

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 4: INVESTMENT SECURITIES (CONTINUED)

                                                   1995
                              -----------------------------------------------
                                              GROSS      GROSS     ESTIMATED
                               AMORTIZED   UNREALIZED UNREALIZED     MARKET
                                  COST        GAINS     LOSSES       VALUE
                              -----------  ---------- ----------  -----------
AVAILABLE-FOR-SALE

U.S. government               $11,634,664   $234,312   $ 36,904   $11,832,072
Federal agencies
   and corporations            16,050,882     46,101     98,863    15,998,120
State and political
    subdivisions                8,167,283    271,354     32,670     8,405,967
Mortgage-backed                 2,613,718     19,677                2,633,395
Other securities                2,168,440                 7,358     2,161,082
Equity securities                  25,000                              25,000
                              -----------   --------   --------   -----------

                              $40,659,987   $571,444   $175,795   $41,055,636
                              ===========   ========   ========   ===========

HELD-TO-MATURITY

State and political
  subdivisions                $ 6,063,248   $ 87,639   $ 85,431   $ 6,065,456
                              ===========   ========   ========   ===========

The amortized cost and estimated market value of debt securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 4: INVESTMENT SECURITIES (CONTINUED)

                                 AVAILABLE-FOR-SALE          HELD-TO-MATURITY
                             -------------------------   -----------------------
                                            ESTIMATED                  ESTIMATED
                              AMORTIZED       MARKET      AMORTIZED      MARKET
                                 COST         VALUE         COST         VALUE
                             -----------   -----------   ----------   ----------
Due in one year              $ 9,868,260   $ 9,873,161   $  513,867   $  514,397
Due after one year
  through five years          30,422,832    30,568,223    5,368,392    5,397,740
Due after five years
  through ten years            4,077,431     4,082,403      123,588      121,685
Due after ten years            1,257,727     1,288,072       45,000       48,606
Mortgage-backed
  securities                     869,334       886,244      377,000      388,185
Equity securities                 25,000        25,000
                             -----------   -----------   ----------   ----------

                             $46,520,584   $46,723,103   $6,427,847   $6,470,613
                             ===========   ===========   ==========   ==========

Proceeds from sales of investments in debt securities totaled $10,007,323 and $5,135,000 in 1996 and 1995, respectively. Gross gains of $12,608 and $3,143 and gross losses of $36,848 and $15,147 were realized on the sales in 1996 and 1995, respectively.

Assets, principally investment securities with carrying values of $23,432,000 and $22,803,000, were pledged to secure public deposits and for other purposes, at December 31, 1996 and 1995, respectively.

NOTE 5: LOANS

The following is a summary of loans at December 31:

                                                       1996             1995
                                                       ----             ----
Real estate - construction                        $    676,000     $    706,000
            - mortgage                              33,317,001       30,311,400
Commercial and industrial                           37,140,609       34,469,439
Loans to individuals for household,
  family and other consumer expenditures            20,809,906       18,838,406
Other                                                1,056,049        1,265,094
                                                  ------------     ------------
                                                    92,999,565       85,590,339
Unearned income                                         (5,290)         (46,972)
                                                  ------------     ------------

                                                  $ 92,994,275     $ 85,543,367
                                                  ============     ============

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 6: ALLOWANCE FOR LOAN LOSSES AND IMPAIRED LOANS

Transactions in the allowance for loan losses were as follows at December 31:

                                                        1996            1995
                                                        ----            ----
Balance - January 1                                 $ 1,218,368     $ 1,196,690

  Provision charged to operating expense                365,000         140,000
  Recoveries of loans previously written off             79,332          13,065
  Loans written off                                    (395,059)       (131,387)
                                                    -----------     -----------

Balance - December 31                               $ 1,267,641     $ 1,218,368
                                                    ===========     ===========

During 1995, the Company adopted statement of Financial Accounting Standards ("SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118. The Statement requires that impaired loans, which management of the Company considers to be nonaccrual loans, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The effect of the adoption of this Statement on the Company's 1995 financial statements was not significant.

Loans on which the accrual of interest has been discontinued amounted to approximately $2,102,000 and $1,827,000 as of December 31, 1996 and 1995,
respectively. Average impaired loans for the years ended December 31, 1996 and 1995 amounted to approximately $1,965,000 and $1,833,000, respectively. Interest income that would have been recorded under the original terms on nonaccrual loans during the years ended December 31, 1996 and 1995 amounted to approximately $170,000 and $113,000, respectively. Interest income collected on impaired loans during the years ended December 31, 1996 and 1995 was insignificant.

NOTE 7: PREMISES AND EQUIPMENT, NET

Bank premises and equipment consisted of the following at December 31:

                                                       1996              1995
                                                       ----              ----
Land                                                $  446,474        $  321,474
Buildings and improvements                           2,667,184         2,643,112
Furniture and equipment                              2,763,593         2,667,873
                                                    ----------        ----------
                                                     5,877,251         5,632,459
Less accumulated depreciation                        3,991,367         3,792,061
                                                    ----------        ----------

                                                    $1,885,884        $1,840,398
                                                    ==========        ==========

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 8: DEPOSITS

Interest-bearing deposits consisted of the following at December 31:

                                                     1996               1995
                                                     ----               ----
Interest-bearing transaction                     $ 17,183,397       $ 16,666,413
Savings                                            27,350,956         21,982,891
Time, $100,000 and over                            20,044,812         18,953,013
Other time                                         60,018,729         62,090,631
                                                 ------------       ------------

                                                 $124,597,894       $119,692,948
                                                 ============       ============

At December 31, 1996, the scheduled maturities of interest-bearing deposits are summarized as follows:

                           1997                                $ 71,116,621
                           1998                                   6,787,774
                           1999                                   1,143,250
                           2000                                     769,193
                           2001                                     279,409
                                                               ------------
                           Total time deposits                   80,096,247

Interest-bearing deposits with no stated maturity                44,501,647
                                                               ------------

                                                               $124,597,894
                                                               ============


NOTE 9: REGULATORY MATTERS

The Corporation and Banks are subject to various regulatory capital requirements administered by the federal and Arkansas state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 9: REGULATORY MATTERS (CONTINUED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation ("FDIC") categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

The Company's and the Banks' actual capital amounts and ratios are presented in the table below. No amount was deducted from capital for interest-rate risk.

                                                                                                            MINIMUM
                                                                          FOR MINIMUM                      TO BE WELL
                                               ACTUAL                  CAPITAL ADEQUACY                  CAPITALIZED(1)
                                         AMOUNT      RATIO         AMOUNT            RATIO          AMOUNT           RATIO
                                        -------      -----         ------            -----          ------           -----
                                                                   (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1996
-----------------------
  LEVERAGE (TIER I CAPITAL TO
  AVERAGE ASSETS)
    Company                             $15,941       9.82%        $6,493            4.00%             N/A             N/A
    F & M Bank                            8,721      20.25          1,723            4.00           $2,153            5.00%
    M & F Bank                            9,401       7.93          4,742            4.00            5,958            5.00
  TIER I CAPITAL (TO RISK-
   WEIGHTED ASSETS)
    Company                              15,941      14.30          4,459            4.00              N/A             N/A
    F & M Bank                            8,721      27.36          1,275            4.00            1,913            6.00
    M & F Bank                            9,401      28.61          1,314            4.00            1,971            6.00
  TOTAL CAPITAL (TO RISK-
  WEIGHTED ASSETS)
    Company                              17,209      15.44          8,917            8.00             N/A             N/A
    F & M Bank                            9,120      28.61          2,550            8.00            3,188           10.00
    M & F Bank                           10,223      12.98          6,301            8.00            7,876           10.00

AS OF DECEMBER 31, 1995
-----------------------
  LEVERAGE (TIER I CAPITAL TO
  AVERAGE ASSETS)
    Company                             $14,185       9.91%         5,726            4.00%            N/A              N/A
    F & M Bank                            7,962      20.44          1,558            4.00           $1,948            5.00%
    M & F Bank                            8,641       8.34          4,144            4.00            5,181            5.00

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 9: REGULATORY MATTERS (CONTINUED)

                                                                                                             MINIMUM
                                                                          FOR MINIMUM                      TO BE WELL
                                               ACTUAL                  CAPITAL ADEQUACY                  CAPITALIZED(1)
                                         AMOUNT      RATIO         AMOUNT            RATIO          AMOUNT           RATIO
                                        -------      -----         ------            -----          ------           -----
                                                                   (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1995
-----------------------
(CONTINUED)
  TIER I CAPITAL (TO RISK-
   WEIGHTED ASSETS)
    Company                             $14,185      13.70%        $4,142            4.00%             N/A             N/A
    F & M Bank                            7,962      28.03          1,136            4.00           $1,420            6.00%
    M & F Bank                            8,641      11.57          2,987            4.00            3,734            6.00
  TOTAL CAPITAL (TO RISK-
  WEIGHTED ASSETS)
    Company                              15,403      14.88          8,281            8.00              N/A             N/A
    F & M Bank                            8,317      29.28          2,272            8.00            2,841           10.00
    M & F Bank                            9,475      12.68          5,978            8.00            7,472           10.00

    (1) Not applicable (N/A) for bank holding companies such as the Company.

The amount of dividends which the Banks may pay to the Company is limited by applicable laws and regulations. The Banks are incorporated under the laws of the state of Arkansas and may pay dividends, without prior approval, to the extent of 50% of net income. The FDIC imposes no dollar limit on dividends paid by state-charted banks but requires maintenance of certain capital levels. The Banks, at a minimum, must maintain total risk-based capital greater that or equal to eight percent (8%) of risk adjusted total assets (as defined). Under the current Arkansas state bank capital guidelines, the Banks could pay approximately $1,083,000 in dividends for the year ended December 31, 1996. The above amounts may be paid but, as a practical matter, other considerations, including past dividend levels, may affect management's decision with respect to the payment of dividends.

NOTE 10: NOTE PAYABLE

The Company's note payable to an unrelated bank is payable in annual installments through January 31, 2004. The note bears interest, payable quarterly, at the lender's "Index Rate" (8.25% at December 31, 1996) which changes from time to time. Such interest rate was fixed at 6.45% throughout 1995 by a modification agreement which expired April 30, 1996. The note is collateralized by the capital stock in Merchants and Farmers Bank, West Helena and is payable as follows:

                           1997                       $  267,000
                           1998                          291,000
                           1999                          316,000
                           2000                          341,000
                           2001                          366,000
                           Thereafter                  1,238,000
                                                      ----------
                                                      $2,819,000
                                                      ==========

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 10: NOTE PAYABLE (CONTINUED)

The loan agreement places restrictions on the amount of additional borrowings, changes in the group's corporate structure and requires that certain consolidated and "bank only" financial ratios be maintained.

NOTE 11: INCOME TAXES

The income tax provisions are composed of the following at December 31:

                                                    1996                  1995
                                                    ----                  ----
    Currently payable
      Federal                                    $ 601,196              $396,462
      State                                         66,050                40,766
                                                 ---------              --------
                                                   667,246               437,228
    Deferred
      Federal                                       (8,217)                8,442
      State                                         (1,667)                1,726
                                                 ---------              --------
                                                    (9,884)               10,168
                                                 ---------              --------

                                                 $ 657,362              $447,396
                                                 =========              ========

The reason for the differences between income tax expense and the amount computed by applying the statutory federal income tax rate to income before taxes are as follows:

                                                         1996            1995
                                                         ----            ----
Federal income taxes at statutory rate                $ 829,322       $ 698,331

Add (deduct):
    State income taxes, net of federal
       benefit                                           43,593          24,169
    Tax exempt interest income                         (218,149)       (219,043)
    Accretion of purchase discount                      (32,409)         (4,230)
    Alternative minimum tax credit                           --         (74,666)
    Other                                                35,005          22,835
                                                      ---------       ---------

                                                      $ 657,362       $ 447,396
                                                      =========       =========

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 11: INCOME TAXES (CONTINUED)

As of December 31, the Company's net deferred tax asset was comprised of the following:

                                                         1996             1995
                                                         ----             ----
Deferred tax assets:
  Allowance for loan losses                            $315,450         $294,003
  Bank premises and equipment                           215,479          246,450
  Other                                                  43,030           59,808
                                                        573,959          600,261
                                                       --------         --------
Deferred tax liabilities:
  Investment securities                                  77,544          151,509
  Other                                                      --           16,418
                                                       --------         --------
                                                         77,544          167,927
                                                       --------         --------

       Net deferred tax asset                          $496,415         $432,334
                                                       ========         ========

NOTE 12: OFF-BALANCE SHEET AND CREDIT RISK

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual terms of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The total amounts of financial instruments with off-balance-sheet risk at December 31 are as follows:

                                                1996              1995
                                                ----              ----
Commitments to extend credit                 $9,354,000        $5,647,000
Standby letters of credit                       242,000           230,000

Commitments to extend credit are agreements to lend to a customer as long as there is not violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of customers to third parties. Those guarantees are primarily issued to support private borrowing arrangements.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 12: OFF-BALANCE SHEET AND CREDIT RISK (CONTINUED)

Each customer's credit worthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on management's credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate, and residential real estate.

Most of the Company's lending activity is with customers located within Prairie and Phillips County, Arkansas and surrounding counties. The concentrations of credit by major category of loan type are set forth in Note 5. The Company does not extend credit to any single borrower or group of related borrowers in excess of amounts allowable under regulatory limits of loans to such borrowers. The Company's loan policy provides for loan to value ratios by type of loans.

NOTE 13: RELATED PARTY TRANSACTIONS

Certain of the directors, employees and officers of the Company and the entities in which they have a significant interest were customers of and had transactions with the Company in the ordinary course of business. In the opinion of management, all loans and commitments to loan included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or any unfavorable features. The aggregate amount of loans to these directors, officers and their affiliates totaled approximately $8,576,000 and $8,961,000 at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, $1,500,000 of these loans were impaired. See Note 17.

The Company paid a shareholder $115,000 and $110,000 in consulting fees during the years ended December 31, 1996 and 1995, respectively.

The Company maintains deferred compensation agreements with certain of its executive officers. At December 31, 1996 and 1995, the deferred compensation liabilities of $164,821 and $90,996, respectively are included in other liabilities in the accompanying financial statements.

NOTE 14: FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Cash, due from banks, and federal funds sold: The carrying amounts for these assets reported in the balance sheet approximate their fair values.

         Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, where available.

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 14: FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         Loans: The fair values for loans are generally estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality or using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

         Deposits: The fair values of noninterest bearing deposits, interest bearing transaction accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using discounted cash flow calculations that apply interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of such deposits.

         Note payable: Fair value on the note payable approximates the amount payable at the reporting date.

         Commitments to extend credit and standby letters of credit: The fair values of commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The fair values of standby letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. Due to the insignificance of the fees that would be currently charged for such agreements and the short-term nature of the current agreements, no fair value estimates have been made for commitments to extend credit and standby letters of credit.

The estimated fair values of the Company's financial instruments at December 31, were as follows:

                                                              1996
                                                 -------------------------------
                                                                     ESTIMATED
                                                   CARRYING            FAIR
                                                    AMOUNT             VALUE
                                                    ------             -----
FINANCIAL ASSETS
Cash and cash equivalents                        $ 16,511,770       $ 16,511,770
Available-for-sale securities                      46,723,103         46,723,103
Held-to-maturity securities                         6,427,847          6,470,613
Federal Home Loan Bank Stock                          126,000            126,000
Loans - total                                      92,994,275         92,244,940

FINANCIAL LIABILITIES
Deposits                                         $146,747,023       $146,644,095
Note payable                                        2,819,000          2,819,000

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 14: FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                              1995
                                                 -------------------------------
                                                                     ESTIMATED
                                                   CARRYING            FAIR
                                                    AMOUNT             VALUE
                                                    ------             -----
FINANCIAL ASSETS
Cash and cash equivalents                        $ 22,473,871       $ 22,473,871
Available-for-sale securities                      41,055,636         41,055,636
Held-to-maturity securities                         6,063,248          6,065,456
Federal Home Loan Bank Stock                          120,800            120,800
Loans - total                                      85,543,367         84,669,540

FINANCIAL LIABILITIES
Deposits                                         $140,418,033       $140,626,724
Note payable                                        3,000,000          3,000,000


NOTE 15: SUPPLEMENTAL INCOME STATEMENT INFORMATION

The following categories of other income and other expenses exceeded one percent of the aggregate of total interest income and other income for the years indicated: Other income - overdraft charges: $211,789 and $204,064 in 1996 and 1995, respectively. Other expenses - regulatory agency assessments: $177,851 in 1996.

NOTE 16: SECURITY BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                            DECEMBER 31,
                                                       1996              1995
                                                       ----              ----
Assets:
Cash in bank subsidiaries                          $    96,870       $   342,991
Receivables from bank subsidiaries                     194,074           104,967
Investment securities                                  300,000                --
Investment in bank subsidiaries                     18,247,474        16,855,332
Premises and equipment                                  80,118            82,134
Other                                                  223,403           197,731
                                                   -----------       -----------

     Total assets                                  $19,141,939       $17,583,155
                                                   ===========       ===========

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 16: SECURITY BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

BALANCE SHEETS (CONTINUED)

                                                          DECEMBER 31,
                                                     1996              1995
                                                     ----              ----
Liabilities:
  Note payable                                   $  2,819,000      $  3,000,000
  Deferred compensation payable                       143,600            81,141
  Other                                               114,146            72,575
                                                 ------------      ------------
       Total liabilities                            3,076,746         3,153,716

Stockholders' equity                               16,065,193        14,429,439
                                                 ------------      ------------
       Total liabilities and
         stockholders' equity                    $ 19,141,939      $ 17,583,155
                                                 ============      ============

STATEMENTS OF INCOME

                                                     YEARS ENDED DECEMBER 31,
                                                     1996              1995
                                                     ----              ----
Income:
  Dividends from subsidiaries                    $    483,650      $    336,162
  Investment interest                                   7,877             6,454
  Other                                                18,329            13,726
                                                 ------------      ------------
                                                      509,856           356,342
Expenses:
  Salaries and benefits                               199,456           174,497
  Interest on borrowings                              233,475           202,186
  Other                                               174,822           153,380
                                                 ------------      ------------
                                                      607,753           530,063
                                                 ------------      ------------
Loss before income taxes and
  equity in undistributed net income
  of bank subsidiaries                                (97,897)         (173,721)
Income taxes (credit)                                (196,747)         (205,091)
                                                 ------------      ------------
                                                       98,850            31,370
Equity in undistributed income
  of bank subsidiaries                              1,682,971         1,575,149
                                                 ------------      ------------

     Net income                                  $  1,781,821      $  1,606,519
                                                 ============      ============

                   SECURITY BANCSHARES, INC. AND SUBSIDIARIES
                                DES ARC, ARKANSAS

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995


NOTE 16: SECURITY BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                      YEARS ENDED DECEMBER 31,
                                                        1996            1995
                                                        ----            ----
OPERATING ACTIVITIES:
  Net income                                        $ 1,781,821     $ 1,606,519
  Adjustments to reconcile net cash
    provided by operating activities:
        Equity in undistributed income
          of bank subsidiaries                       (1,682,971)     (1,575,149)
        Other - net                                     162,914          85,394
                                                    -----------     -----------
     Net cash provided by operating
       activities                                       261,764         116,764
INVESTING ACTIVITIES:
  Purchases of investment securities                   (300,000)             --
                                                    -----------     -----------
     Net cash used by investing activities             (300,000)             --
FINANCING ACTIVITIES
  Note payable payments                                (181,000)             --
  Purchase of treasury stock                            (26,695)        (88,160)
  Retirement of common stock                             (4,940)             --
  Issuance of common stock                                4,750              --
                                                    -----------     -----------
    Net cash used in financing activities              (207,885)        (88,160)
                                                    -----------     -----------
    Increase (decrease) in cash                        (246,121)         28,604
Cash at beginning of year                               342,991         314,387
                                                    -----------     -----------

Cash at end of year                                 $    96,870     $   342,991
                                                    ===========     ===========

Supplemental disclosures - The parent company paid $213,633 and $196,188 in interest during 1996 and 1995, respectively.

NOTE 17: SUBSEQUENT EVENTS

In July of 1997, the Company transferred related party impaired loans of $1,500,000 to other real estate.

In August 1997, the Board of Directors of the Company approved an Agreement and Plan of Reorganization ("Merger Agreement") with another bank holding company whereby the two parties intend to effectuate a merger of the Company with and into a subsidiary of the other bank holding company. The merger is dependent upon the approval of the stockholders of the Company and various regulatory agencies. Additionally, the Company is restricted from certain activities prior to the consummation of the transaction, including payment of extraordinary dividends.

In connection with the planned reorganization, the Merger Agreement discussed above, provided for a substantial discount to the value of the real estate mentioned above. Subsequently, the Company accepted an offer for the sale of the real estate at a more favorable price than contemplated in the Merger Agreement and in recognition of the foregoing events, recorded a third quarter 1997 pre-tax financial statement valuation loss of approximately $835,000.

                                   APPENDIX C

    Unaudited Consolidated Financial Statements of Security Bancshares, Inc.
      as of and for the six months ended June 30, 1997 (and notes thereto)

                                                                     Appendix C





                  SECURITY BANCSHARES, INC. AND SUBSIDIARIES


                 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                        SIX MONTHS ENDED JUNE 30, 1997

SECURITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEET
JUNE 30, 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS
------
    Cash and due from banks                                             $  7,256
    Interest-bearing deposits at financial institutions                      504
    Investment securities:
      Available-for-sale (Amortized cost: $34,155)                        34,339
      Held-to-maturity (Fair value: $6,157)                                6,196
    Loans, net of unearned interest                                      109,673
      Less: Allowance for losses on loans                                 (1,322)
                                                                        --------

      Net loans                                                          108,351

    Premises and equipment, net                                            2,097
    Accrued interest receivable                                            2,484
    Other assets                                                             946
                                                                        --------

         TOTAL ASSETS                                                   $162,173
                                                                        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
    Deposits
      Noninterest-bearing                                               $ 20,576
      Certificates of deposit of $100,000 and over                        21,774
      Other interest-bearing, including NOW accounts of $16,607           92,445
                                                                        --------

         Total deposits                                                  134,795
                                                                        --------

    Note payable                                                           2,552
    Short-term borrowings                                                  6,750
    Accrued interest payable                                                 696
    Other liabilities                                                        467
                                                                        --------

         TOTAL LIABILITIES                                               145,260
                                                                        --------

    Stockholders' equity
      Common stock, $10 par value; 200,000 shares authorized, 136,467
       issued and 136,289 outstanding                                      1,363
      Additional paid-in capital                                           5,116
      Retained earnings                                                   10,372
      Unrealized gain on available-for-sale securities, net                   77
     Treasury stock, at cost, 178 shares                                     (17)
                                                                        --------

         TOTAL STOCKHOLDERS' EQUITY                                       16,913
                                                                        --------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $162,173
                                                                        ========


The accompanying notes are an integral part of these unaudited consolidated financial statements.

SECURITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           JUNE 30,
                                                                      1997         1996
                                                                      ----         ----
INTEREST INCOME
    Interest and fees on loans                                     $   4,626    $   4,292
    Interest on investment securities
      Taxable                                                          1,002        1,039
      Nontaxable                                                         362          373
    Interest on deposits                                                  72           77
    Interest on federal funds sold                                        86           90
                                                                   ---------    ---------

         Total interest income                                         6,148        5,871
                                                                   ---------    ---------

INTEREST EXPENSE
    Interest on deposits                                               2,626        2,810
    Interest on short-term borrowings                                     24           34
    Interest on long-term borrowings                                     131          114
                                                                   ---------    ---------

         Total interest expense                                        2,781        2,958

         Net interest income                                           3,367        2,913
Provision for losses on loans                                            168          110
                                                                   ---------    ---------

         Net interest income after provision for losses on loans       3,199        2,803
                                                                   ---------    ---------

NONINTEREST INCOME
    Service charges on deposit accounts                                  268          227
    Investment securities losses, net                                    (21)         (19)
    Other                                                                243          235
                                                                   ---------    ---------

         Total noninterest income                                        490          443
                                                                   ---------    ---------

NONINTEREST EXPENSE
    Salaries and employee benefits                                     1,186        1,121
    Occupancy and equipment                                              321          357
    Other                                                                778          625
                                                                   ---------    ---------

         Total noninterest expense                                     2,285        2,103
                                                                   ---------    ---------

         EARNINGS BEFORE INCOME TAXES                                  1,404        1,143
Income taxes                                                             491          355
                                                                   ---------    ---------

         NET EARNINGS                                              $     913    $     788
                                                                   =========    =========

EARNINGS PER SHARE                                                 $    6.76    $    6.18
                                                                   =========    =========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                           135,078      127,589
                                                                   =========    =========

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SECURITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
(DOLLARS IN THOUSANDS)

                                                                                                   JUNE 30,
                                                                                                   --------
                                                                                            1997              1996
                                                                                            ----              ----
OPERATING ACTIVITIES
    Net earnings                                                                          $    913          $    788

    Adjustments to reconcile net earnings to net cash provided by operating activities:
      Provision for losses on loans                                                            168               110
      Depreciation                                                                             126               185
      Investment securities gains, net                                                          21                19
      Net (accretion) amortization of investment securities                                    (26)               59
      Decrease (increase) in assets:
         Accrued interest receivable                                                          (266)             (237)
         Other assets                                                                          585               (44)
      Decrease in liabilities:
         Accrued interest payable and other liabilities                                       (279)             (351)
                                                                                          --------          --------

         Net cash provided by operating activities                                           1,242               529
                                                                                          --------          --------

INVESTING ACTIVITIES
    Proceeds from sales of available-for-sale investment securities                         11,022             5,915
    Purchases of available-for-sale investment securities                                  (14,988)          (13,085)
    Purchases of held-to-maturity investment securities                                       (349)             (737)
    Proceeds from maturities, calls and prepayments of available-for-sale
       investment securities                                                                16,660            11,383
    Proceeds from maturities, calls and prepayments of held-to-maturity
       investment securities                                                                   277               697
    Net decrease in loans                                                                  (16,793)          (17,981)
    Purchases of premises and equipment                                                       (377)              (72)
                                                                                          --------          --------

         Net cash used by investing activities                                              (4,508)          (13,880)
                                                                                          --------          --------

FINANCING ACTIVITIES
    Net decrease in deposits                                                               (11,952)           (4,208)
    Payments of note payable                                                                  (267)             (181)
    Increase in short-term borrowings                                                        6,750             4,115
    Net purchases of treasury stock                                                            (17)              (27)
                                                                                          --------          --------

         Net cash used by financing activities                                              (5,486)             (301)
                                                                                          --------          --------

CASH AND CASH EQUIVALENTS
    Net decrease                                                                            (8,752)          (13,652)
    Beginning of the period                                                                 16,512            22,474
                                                                                          --------          --------

    End of the period                                                                     $  7,760          $  8,822
                                                                                          ========          ========

SUPPLEMENTAL DISCLOSURES
    Cash paid for interest                                                                $    475          $    492
                                                                                          ========          ========

    Cash (received) paid for income taxes                                                 $    398          $    202
                                                                                          ========          ========




The accompanying notes are an integral part of these unaudited consolidated financial statements.

SECURITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 1997
(DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                      UNREALIZED
                                                                                       GAIN ON
                                                                                      AVAILABLE-
                                          COMMON STOCK       ADDITIONAL                FOR-SALE        TREASURY STOCK
                                          ------------        PAID-IN     RETAINED    SECURITIES,      --------------
                                        SHARE     AMOUNT      CAPITAL     EARNINGS        NET        SHARES      AMOUNT     TOTAL
                                        -----     ------      -------     --------        ---        ------      ------     -----
BALANCE AT DECEMBER 31, 1996           128,740    $1,287      $5,116       $ 9,537       $125           --          --     $16,065

  Net earnings                                        --          --           913         --           --          --         913

  Issuance of stock dividend             7,727        78          --           (78)        --           --          --          --

  Purchase of treasury stock                          --          --            --         --          410         (39)        (39)

  Sale of treasury stock                              --          --            --         --          232          22          22

  Change in unrealized gain
   on available-for-sale
   investment securities,
   net of applicable taxes                  --        --          --            --        (48)          --          --         (48)
                                       -------    ------      ------       -------       ----         ----         ---     -------

BALANCE AT JUNE 30, 1997               136,467    $1,365      $5,101       $10,372       $ 77          178         (17)    $16,913
                                       =======    ======      ======       =======       ====         ====         ===     =======






The accompanying notes are an integral part of these unaudited consolidated financial statements.

SECURITY BANCSHARES, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. The statements should be read in conjunction with the summary of accounting policies and notes to financial statements included in the Company's financial statements for the years ended December 31, 1996 and 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted in accordance with the rules of the Securities and Exchange Commission.


NOTE 2 - ACCOUNTING POLICIES

Reference is made to the accounting policies of the Company described in the notes to consolidated financial statements for the years ended December 31, 1996 and 1995. The Company has consistently followed those policies in preparing this report.


NOTE 3 - SUBSEQUENT EVENTS

In July of 1997, the Company transferred related party impaired loans of $1,500,0000 to other real estate.

In August of 1997, the Board of Directors of the Company approved an Agreement and Plan of Reorganization ("Merger Agreement") with another bank holding company whereby the two parties intend to effectuate a merger of the Company with and into a subsidiary of the other bank holding company. The merger is dependent upon the approval of the stockholders of the Company and various regulatory agencies. Additionally, the Company is restricted from certain activities prior to the consummation of the transaction, including payment of extraordinary dividends.

In connection with the planned reorganization, the Merger Agreement discussed above, provided for a substantial discount to the value of the real estate mentioned above. Subsequently, the Company accepted an offer for the sale of the real estate at a more favorable price than contemplated in the Merger Agreement and in recognition of the foregoing events, recorded a third quarter 1997 pre-tax financial statement valuation loss of approximately $835,000.

                                   APPENDIX D

                       ARKANSAS DISSENTERS' RIGHTS STATUTE

4-26-1007.        RIGHTS OF DISSENTING SHAREHOLDERS.

   (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

   (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

   (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

   (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

   (e) (1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

       (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

   (f) (1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

       (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

       (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

       (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

   (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

   (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Restated Charter of the Registrant provides as follows:

TWELFTH:  INDEMNIFICATION OF CERTAIN PERSONS:

To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Bylaws provides as follows:

The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER                     DESCRIPTION
------                     ------------
    2.1           Agreement and Plan of Reorganization dated as of August 20, 1997, by and between Union Planters
                  Corporation, Union Planters Holding Corporation, Inc., and Security Bancshares, Inc., along with Amendment No.
                  1 thereto (included as Appendix A to the Proxy Statement included as part of this Registration Statement.).

    2.2           Plan of Merger of Security Bancshares, Inc. into and with Union Planters Holding Corporation. (Included as
                  Appendix B to the Proxy Statement included as part of this Registration Statement).

    4.1           Restated Charter of Union Planters Corporation.  (Incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996).

    4.2           Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to exhibit 3(d) to the
                  Annual Report on Form 10-K of UPC for the fiscal year ended December 31. 1996 (File No. 0-6919).

    5.1           Opinion of E. James House, Jr., Esquire, Secretary and Manager of the Legal Department of Union Planters
                  Corporation, regarding legality of the Union Planters Corporation Common Stock

    8.1           Opinion of Wyatt, Tarrant & Combs regarding tax matters and consequences to shareholders

    23.1          Consent of E. James House, Jr., Esq. (included in Exhibit 5.1)

    23.2          Consent of Wyatt, Tarrant & Combs (included in Exhibit 8.1)

    23.3          Consent of Price Waterhouse LLP

    23.4          Consent of Kemp & Company, Inc.

    24.1          Power of Attorney (included in signature pages)

    99.1          Form of Proxy


ITEM 22.          UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

                  (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used on connection with and offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Memphis, State of Tennessee, on this the 16th day of October, 1997.

DATE:             October 16, 1997

                                    UNION PLANTERS CORPORATION


                                    By: /s/ Benjamin W. Rawlins, Jr.
                                        ----------------------------------
                                        Benjamin W. Rawlins, Jr.
                                        Chairman of the Board and Chief
                                        Executive Officer


We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                                          Capacity                                 Date
----                                                          --------                                 -----
/s/ Benjamin W. Rawlins, Jr.                              Chairman of the Board,                 October 16, 1997
------------------------------------                      Chief Executive Officer,
Benjamin W. Rawlins, Jr.                                  Director (Principal
                                                          Executive Officer)


/s/ John W. Parker                                        Executive Vice President               October 16, 1997
------------------------------------                      and Chief Financial
John W. Parker                                            Officer (Principal
                                                          Financial Officer)

/s/ M. Kirk Walters                                       Senior Vice President                  October 16, 1997
------------------------------------                      Treasurer and Chief
M. Kirk Walters                                           Accounting Officer

/s/ Albert M. Austin                                      Director                               October 16, 1997
------------------------------------
Albert M. Austin


/s/ Edgar H. Bailey                                       Vice Chairman of the Board             October 16, 1997
------------------------------------                      and Director
Edgar H. Bailey


/s/ Marvin E. Bruce                                       Director                               October 16, 1997
------------------------------------
Marvin E. Bruce



/s/ George W. Bryan                                       Director                                October 16, 1997
------------------------------------------
George W. Bryan


/s/ James E. Harwood                                      Director                                October 16, 1997
------------------------------------------
James E. Harwood


/s/ Parnell S. Lewis, Jr.                                 Director                                October 16, 1997
------------------------------------------
Parnell S. Lewis, Jr.


/s/ C. J. Lowrance                                        Director                                October 16, 1997
------------------------------------------
C. J. Lowrance


/s/ Jackson W. Moore                                      President, Chief Operating              October 16, 1997
------------------------------------------                Officer and Director
Jackson W. Moore


/s/ Stanley D. Overton                                    Director                                October 16, 1997
------------------------------------------
Stanley D. Overton


                                                          Director
------------------------------------------
Dr. V. Lane Rawlins


/s/ Donald F. Schuppe                                     Director                                October 16, 1997
------------------------------------------
Donald F. Schuppe


/s/ Mike P. Sturdivant                                    Director                                October 16, 1997
------------------------------------------
Mike P. Sturdivant


/s/ Richard A. Trippeer, Jr.                              Director                                October 16, 1997
------------------------------------------
Richard A. Trippeer, Jr.


/s/ Spence L. Wilson                                      Director                                October 16, 1997
------------------------------------------
Spence L. Wilson

                                      II-5

                                  EXHIBIT INDEX

NUMBER                     DESCRIPTION
------                     ------------
2.1                   Agreement and Plan of Reorganization dated as of August 20, 1997, by and between Union Planters
                      Corporation, Union Planters Holding Corporation, Inc., and Security Bancshares, Inc., along with
                      Amendment No. 1 thereto (includes Appendix A to the Proxy Statement included as part of this Registration
                      Statement).

2.2                   Plan of Merger of Security Bancshares, Inc. into and with Union Planters Holding Corporation. (Included as Appendix B to the Proxy Statement included as part of this Registration Statement).

4.1                   Restated Charter of Union Planters Corporation.  (Incorporated by reference to Exhibit 3(a) to the Annual
                      Report on Form 10-K of the UPC for the fiscal year ended December 31, 1996.)

4.2                   Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to exhibit 3(d)
                      to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31. 1996 (File No. 0-6919).

5.1                   Opinion of E. James House, Jr., Esquire, Secretary and Manager of the Legal Department of Union Planters
                      Corporation, regarding legality of the Union Planters Corporation Common Stock

8.1                   Opinion of Wyatt, Tarrant & Combs regarding tax matters and consequences to shareholders

23.1                  Consent of E. James House, Jr., Esq. (included in Exhibit 5.1)

23.2                  Consent of Wyatt, Tarrant & Combs (included in Exhibit 8.1)

23.3                  Consent of Price Waterhouse LLP

23.4                  Consent of Kemp & Company, Inc.

24.1                  Power of Attorney (included in signature pages)

99.1                  Form of Proxy

                                      II-6